UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

RALPH LAUREN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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"Our company is built not on
what we did yesterday or even today,
but what we dream for tomorrow."

Ralph Lauren

LEADERSHIP LETTER	RALPH LAUREN CORPORATION

A MESSAGE FROM OUR EXECUTIVE CHAIRMAN AND CHIEF CREATIVE OFFICER AND OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER

DEAR STOCKHOLDER:

You are cordially invited to join our 2020 Annual Meeting of Stockholders to be held on Thursday, July 30, 2020, at 9:30 a.m., Eastern Time. Our Annual Meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively online via live webcast, similar to last year.

Your vote is very important. Whether you plan to participate in the Annual Meeting or not, please be sure to vote. Information concerning the matters to be considered and voted upon at the 2020 Annual Meeting is set out in the attached Notice of 2020 Annual Meeting and Proxy Statement.

We are at a pivotal moment in history.

In just a few short months, the COVID-19 pandemic has disrupted every facet of society, business, and human behavior. And the horrific acts of racism taking place within the United States have led to a reckoning for individuals, companies, and society to act deeply and meaningfully to address systemic racial injustice. Each of these are important catalysts to re-examine our business and our responsibility to our teams and to the world.

In this new context, we have been challenging ourselves to interrogate what it means to truly deliver long-term, sustainable growth and value creation for all of our stakeholders – understanding that value cannot be singularly defined.

Our Purpose – to inspire the dream of a better life through authenticity and timeless style – and our emphasis on building business for the long-term are at the center of the actions we are taking and will continue to take.

Reflecting on Fiscal 2020, we made meaningful progress advancing toward the goals we set out to create value, a positive impact in society, and a more sustainable future, and you can expect to hear more about this journey in Fiscal 2021.

As we look forward, we believe the core tenets of our Next Great Chapter strategy hold true, and we will continue to drive our five strategic priorities, including:

1.	Winning over a new generation of consumers;

2.	Energizing our core products and building high-value, under-developed categories;

3.	Driving targeted expansion;

4.	Leading with digital; and

5.	Operating with discipline to fuel growth.

In addition, the principles of putting the consumer at the center of everything we do, elevating and energizing our brands, and balancing growth and productivity will continue to guide our approach and execution.

We are writing one of the most important chapters in our story, and we are confident that the strength of our Purpose, our business, our balance sheet, our brands and, especially, our teams will allow us to dream, inspire, create, and deliver attractive value for years to come.

Thank you for your ongoing support and continued interest in our Company. We look forward to engaging at our 2020 Annual Meeting.

Ralph Lauren	Patrice Louvet
Executive Chairman and Chief Creative Officer	President and Chief Executive Officer

New York, New York

June 19, 2020

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NOTICE OF ANNUAL MEETING	RALPH LAUREN CORPORATION

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

PURPOSE OF THE MEETING

The 2020 Annual Meeting of Stockholders of Ralph Lauren Corporation, a Delaware corporation, will be held virtually via live webcast on Thursday, July 30, 2020, at 9:30 a.m., Eastern Time, at www.virtualshareholdermeeting.com/RL2020, or at any postponement or adjournment of the meeting, for the following purposes:

1.	To elect 12 directors to serve until the 2021 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 27, 2021;

3.	To approve, on an advisory basis, the compensation of our named executive officers and our compensation philosophy, policies, and practices as described herein; and

4.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The foregoing items of business are described more fully in the accompanying Proxy Statement. Only holders of record of the Company’s Class A and Class B Common Stock at the close of business on June 1, 2020 are entitled to notice of, and to vote at, the 2020 Annual Meeting of Stockholders and any adjournments or postponements thereof.

NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

We will be using the Securities and Exchange Commission’s Notice and Access model, which allows us to make the proxy materials available on the Internet, as the primary means of furnishing proxy materials to stockholders. On or about June 19, 2020, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our proxy materials on the Internet and voting by telephone or on the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions for requesting a printed set of proxy materials. The Proxy Statement, Annual Report on Form 10-K for the fiscal year ended March 28, 2020, and Notice of Annual Meeting are available at: http://investor.ralphlauren.com.

YOUR VOTE IS IMPORTANT

Please vote promptly by signing, dating, and returning the enclosed proxy card or voting by telephone or on the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials. In the event that a stockholder decides to participate in the online meeting, such stockholder may, if so desired, revoke the proxy by voting those shares when joining the meeting.

By Order of the Board of Directors,

AVERY S. FISCHER

Executive Vice President, General Counsel, and Secretary

New York, New York

June 19, 2020

2020 PROXY STATEMENT	|	2

SPECIAL NOTE	RALPH LAUREN CORPORATION

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains, and oral statements made at the 2020 Annual Meeting of Stockholders and elsewhere from time to time by our representatives may contain, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company’s future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses, earnings, and citizenship and sustainability goals and are indicated by words or phrases such as “anticipate,” “outlook,” “estimate,” “expect,” “project,” “believe,” “envision,” “can,” “will, “commit,” “aim,” “seek,” “goal,” “target,” and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company’s expectations and judgments and are subject to certain risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, and our ability to effectively transfer knowledge during periods of transition; the impact to our business resulting from the COVID-19 pandemic, including the temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our wholesale customers, licensing partners, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as their willingness to congregate in shopping centers or other populated locations; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, payment of dividends, capital expenditures, and potential repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the impact to our business resulting from changes in consumers’ ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including business disruptions related to pandemic diseases such as COVID-19 and political unrest such as the recent protests in Hong Kong; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to competitively price our products and create an acceptable value proposition for consumers; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the potential impact to our business resulting from the imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from current trade developments with China and the related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; the impact to our business resulting from the United Kingdom’s exit from the

European Union and the uncertainty surrounding its future relationship with the European Union, including trade agreements, as well as the related impact to global stock markets and currency exchange rates; the impact to our business resulting from increases in the costs of raw materials, transportation, and labor, including wages, healthcare, and other benefit-related costs; our ability to secure our facilities and systems and those of our third-party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases such as COVID-19, severe weather, geological events, and other catastrophic events; changes in our tax obligations and effective tax rate due to a variety of other factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors’ expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to achieve our goals regarding environmental, social, and governance practices; our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION REFERENCES

In this document, we refer to Ralph Lauren Corporation as the “Company,” “we”, “us” or “our.” Our fiscal year ends on the Saturday closest to March 31. All references to “Fiscal 2022” represent the fiscal year ending April 2, 2022. All references to “Fiscal 2021” represent the fiscal year ending March 27, 2021. All references to “Fiscal 2020” represent the fiscal year ended March 28, 2020. All references to “Fiscal 2019” represent the fiscal year ended March 30, 2019. All references to “Fiscal 2018” represent the fiscal year ended March 31, 2018. All references to “Fiscal 2017” represent the fiscal year ended April 1, 2017.

NON-U.S. GAAP FINANCIAL MEASURES

The Company uses non-U.S. generally accepted accounting principles (“U.S.-GAAP”) financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. In addition, as discussed in the “Executive Compensation Matters” section of the Proxy Statement, the Compensation & Organizational Development Committee uses non-U.S. GAAP measures to set and certify the achievement of certain performance-based compensation goals. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers the non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-U.S. GAAP measures reported by other companies. See Appendix B to the Proxy Statement for reconciliation between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures.

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2020 PROXY STATEMENT	|	4

5	|	2020 PROXY STATEMENT

PROXY SUMMARY	RALPH LAUREN CORPORATION

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. For more complete information about these topics, please review our Annual Report on Form 10-K for Fiscal Year 2020 and this entire Proxy Statement. We are mailing the Notice of 2020 Annual Meeting of Stockholders and instructions on how to access this Proxy Statement (or, for those who request it, a hard copy of this Proxy Statement and the enclosed form of proxy) to our stockholders on or about June 19, 2020.

ABOUT RALPH LAUREN

Ralph Lauren Corporation (NYSE: RL) is a global leader in the design, marketing, and distribution of premium lifestyle products in five categories: apparel, footwear & accessories, home, fragrances, and hospitality. For more than 50 years, Ralph Lauren’s reputation and distinctive image have been consistently developed across an expanding number of products, brands, and international markets. The Company’s brand names, which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, Chaps, and Club Monaco, among others, constitute one of the world’s most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

SOLICITATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company, for use in connection with the Annual Meeting of the Company’s Stockholders to be held on July 30, 2020 (the “2020 Annual Meeting”). This Proxy Statement, the accompanying Notice of Annual Meeting, proxy card, and the Company’s 2020 Annual Report on Form 10-K, or alternatively a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), will be mailed to stockholders on or about June 19, 2020. The Board is soliciting your proxy in an effort to give all stockholders of record the opportunity to vote on matters that will be presented at the 2020 Annual Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

VIRTUAL STOCKHOLDER MEETING

The 2020 Annual Meeting will be conducted exclusively online via live webcast, allowing all of our stockholders the option to participate in the live, online meeting from any location convenient to them, providing stockholder access to our Board and management and enhancing participation. Conducting the meeting virtually via live webcast to ensure stockholder access is especially important this year in light of the social distancing necessitated by the COVID-19 crisis.

Stockholders at the close of business on June 1, 2020 will be allowed to communicate with us and ask questions in our virtual stockholder meeting forum before and during the meeting. All directors and key executive officers are expected to participate in the meeting, and we are committed to acknowledging each question we receive. We believe a virtual meeting is fundamental to our strategic priority “Leading with Digital,” as well as to our citizenship and sustainability goals. For further information on the virtual meeting, please see the “Questions and Answers About the Annual Meeting and Voting” section on page 109.

2020 PROXY STATEMENT	|	6

PROXY SUMMARY	RALPH LAUREN CORPORATION

2020 ANNUAL MEETING OF STOCKHOLDERS

Thursday, July 30, 2020 9:30 a.m. Eastern Time	Held virtually online via live webcast at www.virtualshareholdermeeting.com/RL2020

Record Date:	• Close of business on June 1, 2020, (the “Record Date”).

Participating in the Annual Meeting:

• We invite you to join the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting” or “Meeting”) online via live webcast. There will not be a physical meeting in New York City. You will be able to participate in the virtual Meeting online, vote your shares electronically, and submit your questions during the Meeting by visiting: www.virtualshareholdermeeting.com/RL2020 (the “Annual Meeting Website”). Prior to the meeting, you may vote your shares and submit pre-meeting questions online by visiting www.proxyvote.com and following the instructions on your proxy card.

• Please note that stockholders will need their unique control number which appears on their Notice of Internet Availability, the proxy card (printed in the box and marked by the arrow), and the instructions that accompanied the proxy materials in order to access these sites. Beneficial stockholders who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank, or other nominee’s website and selecting the shareholder communications mailbox to link through to the Meeting. Instructions should also be provided on the voting instruction card provided by your broker, bank, or other nominee.

Virtual Meeting Highlights:

• All of our stockholders will be able to hear directly from Mr. Ralph Lauren, our Founder and Executive Chairman, Mr. Patrice Louvet, our President and CEO, and the rest of our Board of Directors, regardless of location.

• To ensure access, all validated stockholders may submit questions in advance, beginning on June 19, 2020, by visiting www.proxyvote.com, and may submit questions during the Meeting by visiting the Annual Meeting Website at www.virtualshareholdermeeting.com/RL2020. All relevant questions received in accordance with the Meeting’s Rules of Conduct (available on the Annual Meeting Website) during the course of the Meeting or solicited in advance, as well as the Company’s responses, will be posted on http://investor.ralphlauren.com soon after the 2020 Annual Meeting.

	• Stockholders will be able to review the Rules of Conduct and other Meeting materials on the 2020 Annual Meeting Website.	• An audio replay of the 2020 Annual Meeting will be available on http://investor.ralphlauren.com until the 2021 Annual Meeting of Stockholders.

Voting:

• Only holders of record of the Company’s Class A and Class B Common Stock at the close of business on June 1, 2020 are entitled to notice of, and to vote at, the 2020 Annual Meeting, or at any adjournments or postponements thereof.

• Please authorize a proxy to vote your shares as soon as possible. If you are a beneficial owner of shares of our common stock, your broker will NOT be able to vote your shares with respect to any of the matters presented at the Meeting other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.

	• You do not need to participate in the 2020 Annual Meeting webcast to vote if you submitted your proxy in advance of the 2020 Annual Meeting.	• See the “Questions and Answers About the Annual Meeting and Voting” section on page 109 of this proxy statement for more information.

7	|	2020 PROXY STATEMENT

PROXY SUMMARY	RALPH LAUREN CORPORATION

MATTERS TO BE VOTED ON

Item for Business	Board Recommendation	Further Details

1. Election of 12 Directors	FOR ALL	Page 16

2. Ratification of appointment of independent registered public accounting firm	FOR	Page 106

3. Advisory vote on executive compensation	FOR	Page 109

DIRECTOR NOMINEES

Name	Occupation	Age	Director Since	Independent	Other Current Public Company Directorships	Committees[1]
						A	C	N	F

Class A Directors

Frank A. Bennack, Jr.[2]	Executive Vice Chairman and Chairman of the Executive Committee The Hearst Corporation	87	1998		0

Michael A. George[3]	President and Chief Executive Officer Qurate Retail, Inc.	58	2018		1

Hubert Joly	Formerly Executive Chairman of the Board of Directors Best Buy Co., Inc.	60	2009		1

Class B Directors

Ralph Lauren	Executive Chairman and Chief Creative Officer	80	1997		0

Patrice Louvet	President and Chief Executive Officer	55	2017		0

David Lauren	Chief Innovation Officer, Vice Chairman of the Board and Strategic Advisor to the CEO	48	2013		0

Angela Ahrendts	Formerly Senior Vice President, Retail Apple, Inc.	60	2018		1

John R. Alchin	Retired Executive Vice President and Co-Chief Financial Officer Comcast Corporation	72	2007		1

Linda Findley Kozlowski	President and Chief Executive Officer Blue Apron Holdings, Inc.	47	2018		1

Joel L. Fleishman[4]	Professor of Law and Public Policy Duke University	86	1999		0

Judith A. McHale	President and Chief Executive Officer Cane Investments, LLC	73	2001- 2009, 2011		2

Darren Walker[5]	President Ford Foundation	60	2020		2

1.

“A” refers to the Audit Committee of the Board (the “Audit Committee”), “C” refers to the Compensation & Organizational Development Committee of the Board (the “Compensation Committee”), “N” refers to the Nominating, Governance, Citizenship & Sustainability Committee of the Board (the “Nominating Committee”), and F refers to the Finance Committee of the Board (the “Finance Committee”).

2.	Mr. Bennack is our Lead Independent Director.
3.

In order to fully focus on the role of chair of our Compensation Committee and to address the prior stockholder feedback on over-boarding, Mr. George departed from one of his existing boards, Brinker International, during Fiscal 2020.

4.	Upon election to the Board as a Class B Director at the 2020 Annual Meeting, Mr. Fleishman will no longer serve on the Compensation Committee.
5.	Upon his election to the Board as a Class B Director at the 2020 Annual Meeting, the Board expects to appoint Mr. Walker to the Nominating Committee.

2020 PROXY STATEMENT	|	8

PROXY SUMMARY	RALPH LAUREN CORPORATION

2020 BUSINESS HIGHLIGHTS

Delivered on our Strategic Plan

During Fiscal 2020, we continued to execute on the strategies outlined in our five-year, Next Great Chapter Strategic Plan first announced in June 2018 (the “Strategic Plan”). Excluding the unforeseen impacts of COVID-19 and protest-related disruptions in Hong Kong in Fiscal 2020, we were on track to deliver on our commitments in the second year of our Strategic Plan with positive low single digit revenue growth and gross and operating margin expansion, all while continuing to raise average unit retail per transaction and improve quality of sales overall. Results Included.

•	Win Over a New Generation of Consumers

–

Marketing investments increased 3% to last year in Fiscal 2020 in constant currency, driven by unique and engaging brand building campaigns and social media activations including Ralph’s Club Fashion Show, Wimbledon and US Open Partnerships, Earth Polo launch, and our Holiday campaigns.

–

As consumer priorities and behavior shifted in the fourth quarter due to the spread of COVID-19 across each of our key regions, we focused our communication on more socially-relevant topics including our philanthropic efforts; we also pivoted to highlight relevant categories like loungewear and home, which successfully drove increased consumer engagement.

•	Energize Core Products and Accelerate Under-Developed Categories

–

Average unit retail across our direct-to-consumer network grew 8% in the fourth quarter and 3% for full year Fiscal 2020 driven by our ongoing initiatives to elevate our product assortment, improve quality of sales, and drive targeted price increases.

–	Continued to build our high-potential under-developed categories, with ongoing momentum led by outerwear and denim.
•	Drive Targeted Expansion in Our Regions and Channels

–

Expanded our global distribution with 25 net new stores and concessions globally and partnered with over 40 new digital pure players as part of our ecosystem approach of high productivity, small-format stores and digital commerce.

–	Strong continued momentum in Chinese mainland, with Fiscal 2020 sales up double-digits compared to last year in constant currency, despite declines in the fourth quarter due to COVID-19.

–	Encouraging recent path to recovery in Chinese mainland and Korea, with strong digital growth in the fourth quarter and a return to positive sales growth in mainland China in early May.

•	Leading with Digital

–	Global digital revenue grew high-single digits compared to last year in constant currency in Fiscal 2020, led by strong double-digit growth in Asia and Europe.

–

Continued to invest in digital partnerships and capabilities, including: launch of localized digital sites in Europe, innovative new omni-channel functionality, and expansion into new digital distribution platforms including rental, subscription, resale, and social commerce, with the recent launch of Instagram Checkout.

•	Operate with Discipline to Fuel Growth

–	Maintained balance sheet strength at the end of Fiscal 2020 with $2.1 billion in cash and investments, providing ample near-term liquidity.

–	Inventories declined 10% at the end of Fiscal 2020, reflecting a higher level of inventory reserves to keep inventories current and healthy across our distribution channels.

–	Successfully completed the consolidation of our corporate real estate footprint in New York and New Jersey, driving cost savings and enhanced collaboration among our teams.

9	|	2020 PROXY STATEMENT

PROXY SUMMARY	RALPH LAUREN CORPORATION

Total Shareholder Return (TSR) Performance

Our TSR for recent periods, relative to our compensation comparator group detailed on page 75 of the CD&A and the S&P 500, is set forth below. Although market volatility due to COVID-19 impact has had a significant impact on the retail sector, we outperformed our compensation comparator group for the one-, three-, and five-year periods ended fiscal 2020. We are behind the S&P 500 Index for each of the three periods.

COMPENSATION OBJECTIVES, PRINCIPLES, AND PRACTICES

The key components of our executive compensation program for our Named Executive Officers (“NEOs”) consist of base salary, annual cash incentive, and long-term equity-based incentive opportunities. Our compensation plans are designed to link pay and performance, reward sustained business growth and results, and drive stockholder value. A majority of each NEO’s compensation is at-risk in the form of annual cash incentive and long-term equity-based awards, which pay out only if we achieve key Company financial goals focused on strengthening and elevating our brand and positioning the Company for long-term sustainable growth.

The charts on page 11 show the balance of the at-risk elements that comprised the target total direct compensation for our NEOs.

Key takeaways impacting executive compensation for Fiscal 2020 are:

•	During the first three quarters of Fiscal 2020, we delivered against our Next Great Chapter Strategic
Plan to return the business to long-term growth and value creation.

•	Due to the severe impact the COVID-19 global pandemic had on our business in the fourth quarter of Fiscal 2020 and the disruption to our operations from the Hong Kong protests this year, the Compensation Committee approved Fiscal 2020 adjustments to apply to the Company’s short-term and long-term incentive plans.

•	Additional measures were taken to reduce the salary and compensation of business leaders across the Company in response to the global pandemic including:

–	Our Executive Chairman and Chief Creative Officer, Ralph Lauren, has foregone his entire salary for Fiscal 2021 in addition to foregoing his full Fiscal 2020 bonus.

–	Our President & Chief Executive Officer, Patrice Louvet, reduced his salary by 50% for the duration of the crisis.

2020 PROXY STATEMENT	|	10

PROXY SUMMARY	RALPH LAUREN CORPORATION

–	Every other NEO and each member of the Global Leadership Team, a group of 140 business leaders across the Company, reduced their salaries by at least 20% for the first quarter of Fiscal 2021.

–	Our non-employee directors have foregone their quarterly cash compensation for the first quarter of Fiscal 2021.

•	With the Fiscal 2020 adjustments approved by the Compensation Committee:

–	Fiscal 2020 cash incentive bonus paid at target except for Mr. R. Lauren who has foregone his full Fiscal 2020 bonus, which would have been $6,000,000.

–	Performance Share Units (“PSUs”) paid out above target based on achievement of cumulative three-year operating margin goal set at the beginning of the Fiscal 2018 – 2020 performance period.

–	Performance restricted stock units (“PRSUs”) paid out at 100% based on achievement of Fiscal 2020 threshold return on invested capital (“ROIC”) results.

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PROXY SUMMARY	RALPH LAUREN CORPORATION

2020 PROXY STATEMENT	|	12

PROXY SUMMARY	RALPH LAUREN CORPORATION

GOVERNANCE HIGHLIGHTS

Our Board and management are committed to sound corporate governance. We have in place a comprehensive governance framework which incorporates the corporate governance requirements of the Sarbanes-Oxley Act of 2002, the U.S. Securities and Exchange Commission (the “SEC”), and the New York Stock Exchange (“NYSE”). While we meet the eligibility requirements, we do not rely on the exceptions from certain of the NYSE’s corporate governance listing requirements available to majority controlled companies. In keeping with good corporate governance practices, we maintain a majority of independent directors and our Board Committees are comprised solely of independent directors.

•	Independence – Independent Lead Director & 75% independent Board

•	Board Leadership – Separate Chairman and CEO roles

•	Annual Elections – All directors are elected annually

•	Stock Ownership – Director and executive stock ownership/holding requirements

•	Stockholder Engagement – Stockholder outreach is conducted on an annual basis

•	Board Refreshment and Succession Planning – Continued commitment to Board refreshment, including formal annual evaluation of each director before standing for re-election and ongoing evaluation of new director candidates to ensure appropriate mix of skills and expertise on the Board. For Fiscal 2020, this resulted in the proposed nomination of new director candidate Darren Walker and the departure of two long-tenured directors

•	Citizenship & Sustainability – Delegated environmental, social, and governance oversight to the newly renamed Nominating, Governance, Citizenship & Sustainability Committee and expanded its responsibilities regarding these matters

•	Strategy Engagement – Prioritized independent director access to management and focus on strategy and engagement with additional special meetings and interactive site visits
•	Education – Enhanced our Board education program by creating an internal online learning portal

STOCKHOLDER ENGAGEMENT

Throughout Fiscal 2020, we have continued our ongoing stockholder outreach efforts as we believe the input of our stockholders is an important driver in establishing our corporate governance, compensation, and citizenship and sustainability practices.

In Fiscal 2020, we connected meaningfully and regularly with our stockholders in each of these areas through our outreach on direct investor engagement calls and at various investor conferences, non-deal roadshows, and other special events for investors throughout the year.

Through this ongoing outreach, we have received and considered valuable feedback regarding a variety of stockholder-related matters and we are pleased to highlight our recent achievements:

•	Committee chairmanships and composition were refreshed in August 2018, and Board refreshment is ongoing.

•	The Nominating & Governance Committee was renamed the Nominating, Governance, Citizenship & Sustainability Committee, and its duties expanded to oversee and provide guidance with respect to the Company’s environmental, social, and governance framework.

•	We enhanced our Global Citizenship & Sustainability Report to provide additional disclosure and goal-setting regarding environmental, social, and governance practices.

•	Leadership development and diversity and inclusion is regularly reviewed by the Compensation Committee.

•	The same metrics for our short-term and long-term incentive programs from Fiscal 2019 were applied in Fiscal 2020 as they remained aligned to our Strategic Plan, drove performance across our core metrics to promote sustainable long-term stockholder value, and received strong support from our institutional stockholders.

13	|	2020 PROXY STATEMENT

PROXY SUMMARY	RALPH LAUREN CORPORATION

GLOBAL CITIZENSHIP & SUSTAINABILITY

One year ago we launched our renewed citizenship and sustainability strategy, Design the Change. Our strategy was built on the values and purpose that have defined our business for more than half a century and remain central to the authenticity of our commitment for the next 50+ years. We set ambitious goals and integrated this strategy into every part of our business with a focus in three key areas: Creating Timeless Style, Protecting the Environment, and Championing Better Lives. We have engaged over 200 leaders and champions across our business to drive the goals set in each of our focus areas described below.

Fiscal 2020 highlights include establishing a science-based target to reduce absolute Scope 1, 2 and 3 greenhouse gas emissions 30% by 2030 compared to a Fiscal 2020 baseline. As part of this goal, the Company also commits to the goal of sourcing 100% renewable electricity for our owned and operated offices, distribution centers, and stores by 2025. Additionally, we made a significant achievement in the area of gender parity where we have reached our goal of equal representation in our leadership positions at the VP-level and above, more than 3 years ahead of our target. In response to the COVID-19 pandemic, the Ralph Lauren Corporate Foundation (the “Foundation”), donated $10 million in aid to communities affected by the pandemic.

Create Timeless Style

•  Sustainable Product Design

•  Sourcing & Traceability

•  Chemical Management

Protect the Environment

•  Carbon & Energy

•  Waste Management

•  Water Stewardship

Champion Better Lives

•  Diversity & Inclusion

•  Worker Empowerment & Wellbeing

•  Community Engagement & Philanthropy

Please see page 38 for more information. Our most recently published Global Citizenship & Sustainability Report covering Fiscal 2020 and significant events prior to publication in Fiscal 2021 may be found on our corporate website at https://www.corporate.ralphlauren.com.

2020 PROXY STATEMENT	|	14

PROXY STATEMENT	RALPH LAUREN CORPORATION

PROXY STATEMENT FOR THE ANNUAL MEETING

OF STOCKHOLDERS

GENERAL INFORMATION REGARDING THE ANNUAL MEETING OF STOCKHOLDERS AND PROXY MATERIALS

This Proxy Statement is furnished to the stockholders of Ralph Lauren Corporation, a Delaware corporation, in connection with the solicitation by its Board of Directors of proxies for its 2020 Annual Meeting to be held exclusively online via live webcast at www.virtualshareholdermeeting.com/RL2020 on Thursday, July 30, 2020, at 9:30 a.m., Eastern Time, or at any adjournments or postponements thereof. A proxy delivered pursuant to this solicitation may be revoked by the person executing the proxy at any time before it is voted by giving written notice to our Secretary, by delivering a later dated proxy, or by voting online during the 2020 Annual Meeting. The address of our principal executive offices is 650 Madison Avenue, New York, New York 10022.

This Proxy Statement, the Annual Report on Form 10-K for the fiscal year ended March 28, 2020, and the Notice of Annual Meeting will be made available to our stockholders on our website, http://investor.ralphlauren.com, on or about June 19, 2020, and a full printed set of the proxy materials will be made available on request.

15	|	2020 PROXY STATEMENT

PROPOSAL 1	RALPH LAUREN CORPORATION

(PROPOSAL 1)

ELECTION OF DIRECTORS

Our Board is presently divided into two classes, with all directors being elected annually. Pursuant to our Amended and Restated Certificate of Incorporation, three Class A Directors will be elected by the holders of Class A Common Stock and nine Class B Directors will be elected by the holders of Class B Common Stock, each to serve until the 2021 Annual Meeting of Stockholders and until his or her successor is elected and qualified.

In 2018, the Board expanded its size to 14 directors from 11 directors, increasing the diversity of skills and experiences of the Board to benefit the Company. Two of our long-tenured directors will not be standing for re-election at the 2020 Annual Meeting. As a result, and due to the passing of one of our other long-tenured directors in 2020, the size of the Board will be reduced to 12 directors from 14. Frank A. Bennack, Jr., Michael A. George, and Hubert Joly have been nominated for election as Class A Directors. Ralph Lauren, Patrice Louvet, David Lauren, Angela Ahrendts, John R. Alchin, Joel L. Fleishman, Linda Findley Kozlowski, Judith A. McHale, and Darren Walker have been nominated for election as Class B Directors. For more information on the directors, please see “Director Nominees” on page 8 in the Proxy Summary section, “Board Diversity” on page 37, and “Board of Directors Effectiveness” on page 31.

We know of no reason why any nominee would be unable or unwilling to serve. If any nominee becomes unable or unwilling to serve for any reason, our Board, based on the recommendation of the Nominating Committee, may either reduce the number of directors or designate a substitute nominee. If a substitute nominee is designated, the persons named in the enclosed proxy will vote all proxies that would otherwise be voted for the named nominee or nominees for the election of such substitute nominee or nominees.

OUR BOARD RECOMMENDS A VOTE FOR EACH NOMINEE AS A DIRECTOR TO HOLD OFFICE UNTIL THE 2021 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL HIS OR HER SUCCESSOR IS ELECTED AND QUALIFIED.

2020 PROXY STATEMENT	|	16

PROPOSAL 1	RALPH LAUREN CORPORATION

CLASS A DIRECTOR NOMINEES FOR ELECTION

Frank A. Bennack, Jr.

Age 87

Mr. Bennack has been a director of the Company since January 1998 and has served as Lead Independent Director of our Board since Fiscal 2017. He is Executive Vice Chairman of The Hearst Corporation (“Hearst”) and served as Hearst’s Chief Executive Officer from 1979 to 2002 and then again from June 2008 to June 2013. Mr. Bennack has been the Chairman of the executive committee and Executive Vice Chairman of the board of directors of Hearst since 2002. He serves on the board and is Chairman Emeritus of Lincoln Center for the Performing Arts, Chairman Emeritus of the New York-Presbyterian Hospital, Chairman of The Paley Center for Media, and a Managing Director of the Metropolitan Opera. He has previously served on the boards of Hearst-Argyle Television, Inc., Wyeth Corporation, and JPMorgan Chase & Co. The Board has determined that Mr. Bennack is an audit committee financial expert.

Experience, Qualifications, Attributes and Skills

Mr. Bennack brings to our Board a distinguished career and extensive business experience as Executive Vice Chairman of Hearst, one of the nation’s largest private companies engaged in a broad range of publishing, broadcasting, cable networking, and diversified communications activities. His current position as Hearst’s Executive Vice Chairman and previous position as Chief Executive Officer gives him critical insights into the operational issues facing a large corporation and provides our Board with valuable experience in the areas of finance, financial reporting, and strategic planning. As a result of his current and past service as a member of the boards of other various public companies and non-profit organizations, he provides our Board with perspective with respect to governance and other important matters that come before our Board. Mr. Bennack has been a member of our Board since 1998, and therefore, his extensive knowledge of our business is a valuable aspect of his service on our Board.

Michael A. George

Age 58

Mr. George joined our Board in May 2018. He has served as the President of QVC, Inc. (“QVC”) since November 2005 and as its Chief Executive Officer since April 2006. In 2018, he was named CEO of QVC’s parent, Liberty Interactive, which was subsequently renamed Qurate Retail, Inc. Mr. George previously held various positions with Dell, Inc. (“Dell”) from March 2001 to November 2005, most notably as the Chief Marketing Officer and Vice President and General Manager of Dell’s U.S. consumer business. Prior to that, Mr. George was a senior partner at McKinsey & Company and led the firm’s North American Retail Industry Group. Mr. George previously served on the board of directors of Brinker International, currently serves on the board of directors of Qurate Retail, Inc., chairs the board of directors of the National Retail Federation, and serves on the boards of several not-for-profit organizations. The Board has determined that Mr. George is an audit committee financial expert.

Experience, Qualifications, Attributes and Skills

Mr. George brings to our Board extensive business experience through his role as President and Chief Executive Officer of QVC and Chief Executive Officer of Qurate Retail Group. His distinguished career, including his prior experience at Dell and McKinsey, provides him with critical perspective on operational and strategic issues facing the retail industry. As a result of his service as a member of the boards of other public companies and not-for-profit organizations, he also provides our Board with valuable insights regarding governance and other significant matters that come before our Board.

17	|	2020 PROXY STATEMENT

PROPOSAL 1	RALPH LAUREN CORPORATION

Hubert Joly

Age 60

Mr. Joly has been a director of the Company since June 2009. He is the former Chairman and Chief Executive Officer of Best Buy Co., Inc. (“Best Buy”) where he served from 2012 to 2020. In addition, Mr. Joly is currently a member of Johnson & Johnson’s board of directors, a senior lecturer at Harvard Business School, a Vice Chairman of The Business Council, and a member of the board of trustees of the Minneapolis Institute of Art. Previously, he served as President and Chief Executive Officer of Carlson from 2008 to 2012, after he joined Carlson in 2004 as President and Chief Executive Officer of Carlson Wagonlit Travel. He also previously served as Executive Vice President, American Assets at Vivendi Universal from 2002 to 2004 and in various other positions at Vivendi Universal since 1999. He previously served on the boards of Carlson, The Rezidor Hotel Group, Carlson Wagonlit Travel, and the World Travel and Tourism Council.

Experience, Qualifications, Attributes and Skills

Mr. Joly brings to our Board extensive management and leadership experience obtained as Chairman and Chief Executive Officer of Best Buy, as a director of Johnson & Johnson, as a member of the faculty at Harvard Business School, and as former President and Chief Executive Officer of Carlson and Carlson Wagonlit Travel. His positions give him critical insights into the issues facing a large international corporation, as well as unique perspective on issues and opportunities facing a large multi-channel retailer. Based on his current and past positions at Best Buy, Johnson & Johnson, Harvard Business School, Carlson, Vivendi Universal and Electronic Data Systems, Mr. Joly possesses a deep understanding of international issues affecting us and he provides our Board with valuable insight in the areas of finance, financial reporting, and strategic planning.

2020 PROXY STATEMENT	|	18

PROPOSAL 1	RALPH LAUREN CORPORATION

CLASS B DIRECTOR NOMINEES FOR ELECTION

Ralph Lauren

Age 80

Mr. R. Lauren founded our business in 1967 and, for over five decades, has cultivated the iconography of America into a global lifestyle brand. He is currently our Executive Chairman and Chief Creative Officer and has been a director of the Company since prior to our initial public offering in 1997. He had previously been our Chairman and Chief Executive Officer since prior to our initial public offering in 1997 until November 2015. In addition, he was previously a member of our Advisory Board or the Board of Directors of our predecessors since their organization.

Experience, Qualifications, Attributes and Skills

Mr. R. Lauren is an internationally recognized fashion designer. His unique role as our Founder and Chief Creative Officer, as well as his experience as our previous Chief Executive Officer, provides our Board with valuable leadership, including in the areas of design, brand management, and marketing. Mr. R. Lauren’s contributions to us since the founding of our business have been instrumental in defining our image and direction. As one of the world’s most innovative design leaders and a fashion icon, his career has spanned over five decades that have resulted in numerous unique tributes for his role within the fashion industry. He is uniquely qualified to bring strategic insight, experience, and in-depth knowledge of our business and the fashion industry to the Board.

Patrice Louvet

Age 55

Mr. Louvet has served as our President and Chief Executive Officer since July 2017. Prior to joining the Company, he served as the Group President, Global Beauty, of Procter & Gamble Co. (“P&G”) since February 2015. Prior to that role, Mr. Louvet held successively senior leadership positions at P&G, including the roles of Group President, Global Grooming (Gillette), and President of P&G’s Global Prestige Business. Before he joined P&G, he served as a Naval Officer, Admiral Aide de Camp in the French Navy from 1987 to 1989. Mr. Louvet graduated from École Supérieure de Commerce de Paris and received his M.B.A. from the University of Illinois. He has served as a member of the board of directors of Bacardi Limited since July 2012 and as a member of the board of directors of the National Retail Federation since January 2020.

Experience, Qualifications, Attributes and Skills

Mr. Louvet brings significant leadership and business experience to the Board. His over 25 years in the consumer products industry, with oversight of multiple major global business units, have provided him with a deep understanding of building and growing brands. His position as the Company’s President and Chief Executive Officer provides our Board with valuable perspective into the issues and opportunities facing the Company. Mr. Louvet’s extensive background in managing internationally renowned prestige brands, along with his substantial experience in driving business transformation and innovation, provides our Board with critical strategic insights into our global business.

19	|	2020 PROXY STATEMENT

PROPOSAL 1	RALPH LAUREN CORPORATION

David Lauren

Age 48

Mr. D. Lauren is our Chief Innovation Officer, Strategic Advisor to the CEO, and Vice Chairman of the Board. From November 2010 to October 2016, he served as our Executive Vice President of Global Advertising, Marketing, and Communications. Prior to that, he served in numerous leadership roles at the Company with responsibility for advertising, marketing, and communications. He has been a director of the Company since August 2013. Mr. D. Lauren oversees the Company’s innovation strategy, processes, and capabilities to drive its brand strength and financial performance across all channels. He has been instrumental in growing the Company’s global digital commerce business and pioneering our technology initiatives. He serves on the board of directors of The National Museum of American History. Mr. D. Lauren is also the President of The Ralph Lauren Corporate Foundation (formerly known as The Polo Ralph Lauren Foundation). Before joining the Company in 2000, he was Editor-In-Chief and President of Swing, a general interest publication for Generation X. Mr. D. Lauren is the son of Mr. R. Lauren.

Experience, Qualifications, Attributes and Skills

Mr. D. Lauren brings strong leadership and business experience to our Board. He has been instrumental in the development of the Company’s digital commerce business and the use of innovative marketing to build the Company’s global fashion image as it has expanded internationally. Mr. D. Lauren has been recognized as a leader on the use of new technologies in retail marketing and on using digital platforms to market luxury brands. His in-depth knowledge of these areas and his current position as our Chief Innovation Officer and Vice Chairman of the Board provides our Board with valuable insight and perspective into our global digital, digital commerce, and technology initiatives.

Angela Ahrendts

Age 60

Ms. Ahrendts has been a Director of the Company since August 2018. She most recently served as the Senior Vice President, Retail of Apple Inc. (“Apple”) from May 2014 through April 2019. Prior to Apple, Ms. Ahrendts joined Burberry Group plc in January 2006 where she served as a director and Chief Executive Officer beginning in July 2006. She also previously served as Executive Vice President at Liz Claiborne, Inc., as President of Donna Karan International, Inc., and as a member of the United Kingdom’s Prime Minister’s Business Advisory Council. Ms. Ahrendts currently serves on the board of directors of Airbnb, Inc. and WPP plc.

Experience, Qualifications, Attributes and Skills

Ms. Ahrendts brings to our Board substantial business and leadership experience. Her most recent position as Apple’s Senior Vice President, Retail and Online Stores, and her prior positions at multiple major fashion and apparel companies, such as Burberry, a luxury fashion company, Liz Claiborne, and Donna Karan, give her extensive experience with strategy, real estate and development, operations of physical stores, online stores and contact centers, as well as profound insights into the challenges and opportunities facing our industry. Her extensive background in guiding the retail strategy of renowned international brands, as well as her proven track record in driving successful brand and business transformations, enable her to provide our Board with critical perspective and insight on business, operational, and strategic issues facing the Company.

2020 PROXY STATEMENT	|	20

PROPOSAL 1	RALPH LAUREN CORPORATION

John R. Alchin

Age 72

Mr. Alchin has been a director of the Company since February 2007. He served as Executive Vice President and Co-Chief Financial Officer and Treasurer of Comcast Corporation, a broadband cable provider offering a variety of consumer entertainment and communication products and services, from November 2002 to December 2007. Prior to that, he served as Executive Vice President and Treasurer of Comcast Corporation from January 2000 to November 2002. Mr. Alchin joined Comcast Corporation in 1990 as Senior Vice President and Treasurer. He is currently a member of the board of trustees of BNY Mellon Funds Trust, the board of trustees of the Philadelphia Museum of Art (“PMA”), the board of trustees of The Barnes Foundation, and the advisory group of Catalyst Investors, and was previously a member of the board of Xplornet Communications Inc. Mr. Alchin also serves on the audit committee of BNY Mellon Funds Trust and as Chairman of the PMA finance committee. Prior to serving on the board of trustees of BNY Mellon Funds Trust, he served as a member of the board of directors and on the audit committee of BNY Hamilton Funds, Inc. The Board has determined that Mr. Alchin is an audit committee financial expert.

Experience, Qualifications, Attributes and Skills

Mr. Alchin brings to the Board substantial business and financial experience. His experience as a Co-Chief Financial Officer and Treasurer of Comcast Corporation, a major broadband cable operator and content and programming supplier, provides our Board with valuable insight in the areas of corporate finance and capital formation, financial reporting, investor relations, and treasury functions. Mr. Alchin’s financial expertise offers our Board a deep understanding of accounting and audit-related matters. In addition, his service as a member of the boards of various financial institutions provides our Board with perspective in the areas of corporate finance and governance matters.

Joel L. Fleishman

Age 86

Mr. Fleishman, a director of the Company since January 1999, has been Professor of Law and Public Policy at the Sanford School of Public Policy at Duke University since 1971 and the Director of the Samuel and Ronnie Heyman Center for Ethics, Public Policy, and the Professions at Duke University since 1991. He is also the Director of the Center for Strategic Philanthropy and Civil Society. He is a founding member of the board of trustees of the Partnership for Public Service, on which he continues to serve, and also serves on the board of The Hunt Institute. Mr. Fleishman also previously served on the boards of Boston Scientific Corporation and the Urban Institute, including serving as Chairman of the Urban Institute’s board of trustees from 2004 to 2014. He continues to serve as a Life Trustee of the Urban Institute.

Experience, Qualifications, Attributes and Skills

Mr. Fleishman brings strong leadership and extensive public policy and legal experience to our Board. He also brings a unique perspective to the Board from his long tenure in the academic world. Mr. Fleishman’s long-standing scholarly work, public service, and extensive experience as a professor of law and public policy provides our Board with valuable insight into a variety of legal and ethical issues relevant to us. He also previously served as a board member of Boston Scientific Corporation, and, as a result of this service, he has a broad understanding of the operational, financial, and strategic issues facing a public company. He has been a member of our Board since 1999 and accordingly, his knowledge of our business is an important aspect of his service on our Board.

21	|	2020 PROXY STATEMENT

PROPOSAL 1	RALPH LAUREN CORPORATION

Linda Findley Kozlowski

Age 47

Ms. Kozlowski has been a director of the Company since August 2018. Ms. Kozlowski has served as the President, Chief Executive Officer of Blue Apron Holdings, Inc. (“Blue Apron”) since April 2019. Prior to that, she served as COO of Etsy, Inc., (“Etsy”) with responsibility for product, design, marketing. and customer engagement and acquisition. Prior to Etsy, Ms. Kozlowski was COO of Evernote, where she oversaw worldwide operations, and led cross-functional teams in offices across seven countries. Previously, she was based out of Hong Kong and led global marketing, business development, and customer service for Alibaba.com. She has also held leadership positions in communications firms including Fleishman- Hillard, Text 100, and Schwartz Communications. Ms. Kozlowski holds a Master’s degree in Journalism from UNC-Chapel Hill and an undergraduate degree in Corporate Communications from Elon University.

Experience, Qualifications, Attributes and Skills

Ms. Kozlowski has more than 25 years of experience in operations, international marketing, business development, public relations, and customer service. As President and CEO of Blue Apron, she is responsible for the entire strategy and operations of the business. As COO of Etsy, she was responsible for all revenue generating and go to market activities including product management, marketing, design, international expansion, and branding/communications. As COO of Evernote, she oversaw worldwide operations that drove revenue and global growth She led cross-functional teams in offices across 10 countries. With a strong emphasis on global growth, Ms. Kozlowski’s work at Etsy included growth across North America, Asia, Europe, Africa, Latin America, and Russia. She drives strategies and programs that balance global efficiency with local teams. These programs drive both user-growth and monetization strategies, as well as scalable customer experience management to maintain brand and positive user engagement.

Judith A. McHale

Age 73

Ms. McHale was appointed a director of the Company in November 2011 and also served as a director of the Company from 2001 to 2009. She has served as the President and Chief Executive Officer of Cane Investments, LLC since 2011. Ms. McHale previously served as the Under Secretary of State for Public Diplomacy and Public Affairs for the U.S. Department of State from 2009 to 2011. In 2006, Ms. McHale worked in partnership with the Global Environment Fund, a private equity firm, to launch the GEF/Africa Growth Fund, an investment vehicle intending to focus on supplying expansion capital to small and medium-sized enterprises that provide consumer goods and services in emerging African markets. From June 2004 to December 2006, Ms. McHale served as the President and Chief Executive Officer of Discovery Communications, Inc., the parent company of Discovery Channel, and served as its President and Chief Operating Officer from 1995 to 2004. She currently serves on the boards of Hilton Worldwide Holdings Inc. and ViacomCBS Inc. She has previously served on the boards of directors of Host Hotel & Resorts, Inc., DigitalGlobe Inc., John Hancock Financial Services, Inc., Potomac Electric Power Company, Yellow Pages Group, and SeaWorld Entertainment, Inc.

Experience, Qualifications, Attributes and Skills

Ms. McHale brings to the Board extensive business and management experience. Through her roles as President and Chief Executive Officer and as Chief Operating Officer of Discovery Communications, Inc., Ms. McHale had broad-based responsibilities with respect to financial reporting, marketing, sales, and the creation of product development for a public company which provides the Board with valuable insight into operational and strategic issues facing us. She also possesses public company experience as demonstrated by her current experience on the boards of Hilton Worldwide Holdings Inc. and ViacomCBS Inc. as well as her prior experience on the boards of Host Hotel & Resorts, Inc., DigitalGlobe Inc., John Hancock Financial Services, Inc., Potomac Electric Power Company. Yellow Pages Group, SeaWorld Entertainment, Inc. and Viacom, Inc. In addition, Ms. McHale’s prior government service provides the Board with unique perspectives on governmental matters, regulatory issues, and processes.

2020 PROXY STATEMENT	|	22

PROPOSAL 1	RALPH LAUREN CORPORATION

Darren Walker

Age 60

Darren Walker is being nominated for election as a new director at our 2020 Annual Meeting. Mr. Walker has served since 2013 as president of the Ford Foundation (“Ford”), one of the world’s largest foundations with an endowment of $14 billion. He is also the co-founder and chair of the US Impact Investing Alliance, and serves as a member of the board of directors of PepsiCo, Inc., Square, Inc., Carnegie Hall, National Gallery of Art, Lincoln Center for the Performing Arts, Friends of the High Line, and Friends of Art & Preservation in Embassies. Before joining Ford, Mr. Walker was vice president at the Rockefeller Foundation, overseeing global and domestic programs, and COO of the Abyssinian Development Corporation—Harlem’s largest community development organization. Earlier, he had a decade-long career in finance at UBS and with the law firm Cleary Gottlieb Steen & Hamilton.

Experience, Qualifications, Attributes and Skills

Mr. Walker brings to our Board insight into the role of business in society gained through his role as President of Ford Foundation and leadership in many nonprofit and philanthropic organizations. Through his experience with an international network of diverse social and community initiatives, he provides the board with a unique perspective on human capital management and talent development and insights on sustainability and public policy matters that are particularly valuable as the Company continues to focus on its sustainability and people and culture goals.

23	|	2020 PROXY STATEMENT

CORPORATE GOVERNANCE	RALPH LAUREN CORPORATION

CORPORATE GOVERNANCE

OVERVIEW OF CORPORATE GOVERNANCE

To ensure that our Board reflects an appropriate mix of attributes, qualifications, experience, and skills and continues to provide effective oversight of the Company’s strategy and performance, the Nominating Committee of the Board focuses on director succession and tenure. Over the last few years, the Board has undergone significant refreshment, resulting in a lower average tenure, younger average age, and broadened diversity of backgrounds. Through this refreshment, a number of directors joined the Board with key experiences and attributes, such as public company CEOs and individuals with experience in international sales and operations and digital and commercial business. This year, we are pleased to nominate an outstanding new director to our Board who brings extensive experience in critical areas, including corporate citizenship expertise, and greatly complements the depth of knowledge and experience on our Board. Two of our long-tenured directors will not be standing for re-election at the 2020 Annual Meeting. As a result, and due to the passing of one of our other long-tenured directors in 2020, the size of the Board will be reduced to 12 members from 14. In addition to refreshing the Board’s composition generally, the Board regularly adjusts its committee chair and committee membership assignments. This promotes strong committee leadership and independence as well as director development and succession planning. After the 2020 Annual Meeting, our Board of Directors will be comprised of the following members:

•	Our Executive Chairman;

•	our Vice Chairman;

•	our President and Chief Executive Officer;

•	our Lead Independent Director; and

•	eight other directors, all of whom are independent.

Mr. Ralph Lauren is the controlling stockholder of the Company with a majority ownership of the Company’s Class B Common Stock. Mr. R. Lauren founded Ralph Lauren Corporation in 1967, and has led our vision, strategy, and development over the years into the robust and growing company we are today after more than 53 years. The Board of Directors believes it is appropriate for Mr. R. Lauren to be Chairman of the Board, in an executive capacity, as he continues, with Mr. Louvet, to drive the strategic vision of our Company and to actively participate in setting our financial objectives and investment priorities. The Board also appointed Mr. R. Lauren’s son, David Lauren, as Vice Chairman of the Board in October 2016 to deepen his engagement with our Company and the Board and lend his perspective to strategy and innovation discussions at the Board level. Mr. Louvet has been a member of our Board since 2017 when he joined the Company as President and Chief Executive Officer.

In Fiscal 2017, we also appointed a formal Lead Independent Director, Frank A. Bennack, Jr. to provide strong, independent leadership for the Board and serve as a liaison between our Board and management. Mr. Bennack serves on three of the four Committees of the Board and takes an active role in all governance matters.

Our Board and management are committed to sound corporate governance. We have in place a comprehensive corporate governance framework which incorporates the corporate governance requirements of the Sarbanes-Oxley Act of 2002, the SEC, and the NYSE. While we meet the eligibility requirements, we do not rely on the exceptions from certain of the NYSE’s corporate governance listing requirements available to majority controlled companies. In keeping with good corporate governance practices, we maintain a majority of independent directors and our Board Committees are comprised solely of independent directors.

In addition, pursuant to the Company’s governing documents, each share of Class B Common Stock currently owned by Mr. R. Lauren will be automatically converted into one share of Class A Common Stock upon transfer to a person who is not Mr. R. Lauren, a member of his family, or an entity that is not owned by, or established for the benefit of, Mr. R. Lauren or members of his family. Following such conversion of all Class B Common Stock, the rights of holders of all outstanding common stock will be identical. Once converted into Class A Common Stock, the Class B Common Stock will never be reissued.

2020 PROXY STATEMENT	|	24

CORPORATE GOVERNANCE	RALPH LAUREN CORPORATION

Our corporate governance practices include:

Board Composition, Policies and Practices	• Separate Chairman and Chief Executive Officer roles
• Appointed Lead Independent Director
• 75% of Board is independent

• Board refreshment efforts to align with corporate strategy, including addition of three directors in 2018 with CEO experience and strong digital commerce and retail expertise, and the proposed addition of a new director in 2020 with extensive citizenship and social responsibility experience

Board Engagement	• Regular executive sessions of independent directors
• Annual Board and Committee self-evaluations and formal evaluation of each Director prior to Annual Meeting
• At least 75% Board and Committee meeting attendance
• Enhanced engagement in strategy, including substantive store and operations visits and increased access to various levels of management across all regions

• In Fiscal 2021 to date, extensive involvement in COVID-19 pandemic risk management, including special meetings on mitigating financial, operational, and human capital risk exposures associated with the global outbreak

Board Committees	• Board Committees are entirely independent
• All members of the Audit Committee are financially literate, and a majority are financial experts
• Committee chairs and composition refreshed in August 2018
• Established 5 year term for Committee chairs
• All incumbent independent directors serve on at least two Committees
• Renamed and enhanced Nominating Committee in Fiscal 2020 to oversee corporate citizenship, sustainability, social and environmental issues and impacts

Stockholder Engagement	• All directors are elected annually
• Stockholder advisory vote on executive compensation held annually
• Stockholder outreach is conducted on an ongoing basis, and at least once annually, and actively informs corporate policies and practices

• Board and Committee refreshment, enhanced focus on sustainability, and more robust global citizenship and sustainability disclosure were driven in part by results of stockholder engagement, among other initiatives

25	|	2020 PROXY STATEMENT

CORPORATE GOVERNANCE	RALPH LAUREN CORPORATION

In addition, the key components of our corporate governance framework are set forth in the following documents:

•	our Amended and Restated Certificate of Incorporation;

•	our Fourth Amended and Restated By-Laws;

•	our Corporate Governance Policies;

•	our Audit Committee Charter;

•	our Nominating, Governance, Citizenship & Sustainability Committee Charter;

•	our Compensation & Organizational Development Committee Charter;

•	our Finance Committee Charter;
•	our Code of Business Conduct and Ethics; and

•	our Code of Ethics for Principal Executive Officers and Senior Financial Officers.

Each of the above documents is available on our investor relations website at http://investor.ralphlauren.com by clicking on “Corporate Governance.” Copies of these documents are available to stockholders without charge upon written request to our Investor Relations Department, 650 Madison Avenue, New York, New York 10022. Only the Board or a Committee of the Board with specific delegated authority, as appropriate, may grant a waiver under our codes of ethics to any director or executive officer, and any such waiver, or any amendments to our codes of ethics, will be promptly posted on our website.

2020 PROXY STATEMENT	|	26

CORPORATE GOVERNANCE	RALPH LAUREN CORPORATION

COMPANY LEADERSHIP STRUCTURE

Separate Chairman and CEO Roles

The Board believes that the Company’s current leadership structure, in which the roles of the Chairman and the CEO are separate, is appropriate for the Company at this time, taking into consideration the Company’s evolving needs, corporate strategy, and operating environment. The separation of the Chairman and CEO roles enables the CEO to focus on the business, operations, and strategy of the Company, and allows the Company to leverage the Chairman’s experience, perspective, and vision to serve the best interests of our stockholders.

Lead Independent Director

At the end of Fiscal 2017, the Board appointed a Lead Independent Director to provide strong, independent leadership for the Board. Under our Corporate Governance Policies, key responsibilities of the Lead Independent Director include, among other duties:

•	presiding at all meetings of the Board at which the Chairman or the Vice Chairman is not present and, when appropriate, at executive sessions of the independent directors;

•	consulting the Chairman on establishing the agenda for Board meetings;

•	together with the Nominating Committee, engaging in Board refreshment planning and succession planning for the Chairman and the Lead Independent Director positions;

•	serving as Interim Chairman if necessary;

•	serving as liaison between the Chairman and the independent directors, as appropriate;

•	having the authority to call meetings of the independent directors, as appropriate;

•	if requested by key stockholders, serving as a point of contact for stockholders wishing to engage directly with the Board, other than through the Chairman; and

•	leading executive sessions of the Board.

DIRECTOR INDEPENDENCE AND NON-MANAGEMENT DIRECTOR MEETINGS

Our Board believes that a majority of our directors should be independent, and has determined that all non-management director nominees are independent: Angela Ahrendts, John R. Alchin, Frank A. Bennack, Jr., Joel L. Fleishman, Michael A. George, Hubert Joly, Linda Findley Kozlowski, Judith A. McHale, and Darren Walker. Each of the current members of our Audit Committee, Compensation Committee, Nominating Committee, and Finance Committee detailed below are independent.

In considering the independence of our independent directors, we considered, among other factors, charitable contributions to entities affiliated with our independent directors and commercial transactions conducted, from time to time, in the ordinary course of business between us and certain entities affiliated with these directors. In the case of each of our independent directors, any such transactions have substantially the same terms as are prevailing at the time for comparable businesses and the indirect interest of the independent director in the charitable contribution or transaction, if applicable, was found to be immaterial and in amounts that do not impair the independence of the relevant director under our Corporate Governance Policies and the NYSE’s corporate governance listing standards. Our guidelines for determining directors’ independence are set forth as Appendix A to this Proxy Statement.

At each of our regularly scheduled Board and Committee meetings, the non-management, independent directors participate in an executive session without any members of the Company’s management present. In Fiscal 2020, our independent directors met together as a Board, without any management representatives present, at least once per quarter. During these executive sessions of independent directors, our Lead Independent Director, or the Chairs of each of the Audit Committee, the Compensation Committee, the Nominating Committee, and the Finance Committee presided on a rotating basis based on the topics to be discussed.

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MEETINGS AND DIRECTOR ATTENDANCE

Type of Meeting	Number of Meetings and Director Attendance

2019 Annual Meeting of Stockholders	Our directors are expected to attend each Annual Meeting of Stockholders. 13 of the 14 directors serving in July 2019 attended the 2019 Annual Meeting of Stockholders.

Meetings of:	In Fiscal 2020:
• the Board;	• our Board met five times;
• the Audit Committee;	• our Audit Committee met eight times;
• the Nominating Committee;	• our Nominating Committee met four times;
• the Compensation Committee; and	• our Compensation Committee met four times; and
• the Finance Committee.	• our Finance Committee met 12 times.

All of the members of our Board attended at least 75% of the required meetings held by the Board and the Committees of the Board on which he or she served. The Board and its Committees also act from time to time by unanimous written consent in lieu of meetings.

Special Meetings in Response to COVID-19: In response to the COVID-19 outbreak and related impact to our operations, financial condition and the safety and wellbeing of our employees, consumers and partners, the Board, the Finance Committee, and the Compensation Committee convened additional special meetings (four meetings, three meetings, and one meeting, respectively) in calendar year 2020 to date to provide management with oversight, input, and guidance into crisis management and navigating the evolving impacts of COVID-19 on the Company to ensure that the strength of our global business endures over the long-term.

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INDEPENDENT COMMITTEES OF THE BOARD OF DIRECTORS

We require all four of our Board Committees to consist solely of independent directors — the Audit Committee, the Compensation Committee, the Nominating Committee, and the Finance Committee. The table below indicates the current membership of our Committees prior to any composition changes slated to follow the 2020 Annual Meeting, such as the proposed election of Darren Walker and his individual Committee appointment.

Director	Audit Committee	Compensation Committee	Nominating Committee[1]	Finance Committee

Angela Ahrendts

John R. Alchin

Frank A. Bennack, Jr.

Dr. Joyce F. Brown[2]

Joel L. Fleishman[3]

Michael A. George

Hubert Joly

Linda Findley Kozlowski

Judith A. McHale

Robert C. Wright[2]

1.	Upon his election to the Board as a Class B Director at the 2020 Annual Meeting, the Board expects to appoint Mr. Walker to the Nominating Committee.
2.	Dr. Brown and Mr. Wright are not standing for re-election at the 2020 Annual Meeting.
3.	Upon election to the Board as a Class B Director at the 2020 Annual Meeting, Mr. Fleishman will no longer serve on the Compensation Committee.

 Chair       Member

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Audit Committee

•	Role of the Audit Committee. The Audit Committee appoints our independent registered public accounting firm, and approves in advance all audit and permitted non-audit services performed by them and the scope and cost of their annual audits. The Audit Committee reviews, among other things: (i) the results of the independent registered public accounting firm’s annual audits and quarterly reviews; (ii) management’s compliance with our major accounting and financial reporting policies; (iii) the adequacy of our financial organization and management’s procedures and policies relating to our internal control over financial reporting; and (iv) our compliance with applicable laws relating to accounting practice. The Audit Committee has adopted a formal policy for the approval of the performance of all audit and non-audit services of the independent registered public accounting firm. This policy is described under “(PROPOSAL 2) RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

•	Audit Committee Financial Experts. The Board has determined that each member of the Audit Committee is financially literate and that three of the five members of the Audit Committee are audit committee financial experts, as defined by the SEC: its Chair, Mr. Alchin; Mr. Bennack; and Mr. George.

Compensation Committee

•	Role of the Compensation Committee. The Compensation Committee reviews and approves the compensation of executive officers and certain key members of our senior management and compensation plans and arrangements with respect to such executive officers and members of senior management. The Compensation Committee also administers the compensation plans in which certain employees may participate, including our 2019 Long-Term Stock Incentive Plan (the “2019 Stock Incentive Plan”), our currently expired Amended and Restated 2010 Long-Term Stock Incentive Plan (the “2010 Stock Incentive Plan”), which replaced our 1997 Long-Term Stock Incentive Plan (the “1997 Stock Incentive Plan”), our current Executive Officer Annual Incentive Plan (“EOAIP”), and our Executive Incentive Plan.

In addition, the Compensation Committee maintains oversight in the development of succession plans for certain key executive positions within our senior management, including the Chief Executive Officer and Executive Chairman, regularly meeting in executive session to evaluate internal and external candidates, presenting them to the full Board, and performing succession modeling. The Compensation Committee may review and provide guidance on certain of our programs relating to our diversity, talent review, and leadership development. The Compensation Committee may form and delegate its authority to subcommittees when appropriate.

The Compensation Committee also oversees any stock ownership guidelines applicable to senior management and non-employee directors, and reviews and recommends to the Nominating Committee any changes to the compensation of the non-employee directors.

•	Compensation Committee Interlocks and Insider Participation. The Compensation Committee is composed entirely of directors who are not our current or former employees, each of whom meets the applicable definition of “independent” under the listing standards of the NYSE and SEC rules and regulations. None of the members of the Compensation Committee during Fiscal 2020 (i) had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of related party transactions or (ii) was an executive officer of a company of which any one of our executive officers is a director. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee. There are no Compensation Committee interlocks.

Nominating Committee

•

Role of the Nominating Committee. The Nominating Committee identifies individuals qualified to become directors, recommends director nominees to the Board, develops and recommends corporate governance policies to the Board, recommends non-employee director compensation to the Board, reviews related party transactions, exercises oversight of the evaluation of the members of the Board and Committees,

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recommends to the Board policies and principles for Chief Executive Officer succession, selection and performance reviews, and reviews the Company’s programs, policies, and practices relating to corporate governance, citizenship, sustainability, and social and environmental issues and impacts.

Finance Committee

•	Role of the Finance Committee. The Finance Committee was established by the Company in Fiscal 2018 to oversee the Company’s financial condition, policies, practices, and activities in support of the Company’s long-range plan. The Finance Committee provides oversight to management regarding: (i) the establishment of strategic growth pillars for the Company; (ii) the alignment of the Company’s financial resources with its strategic objectives; and (iii) the development and execution of the Company’s growth strategy.

COVID-19 Committee Engagement

•	Role of the Committees During COVID-19 Pandemic. In response to the unprecedented COVID-19 outbreak and related impact to our operations, in addition to special Board meetings described in “BOARD OF DIRECTORS OVERSIGHT OF RISK,” the Finance Committee convened three special meetings to discuss pre-emptive actions to strengthen liquidity, preserve cash, and ensure the safety and well-being of our employees, consumers and the communities in which we operate globally. Similarly, the Compensation Committee has been actively reviewing the impact on our compensation programs for Fiscal 2020 and potential continuing impact on proposed compensation programs for Fiscal 2021.

BOARD OF DIRECTORS EFFECTIVENESS

Independent Board Assessment

In Fiscal 2018, the Nominating Committee engaged an independent third-party consultant to conduct individual interviews with each director, including management members of the Board, and to perform an objective analysis of the Board’s governance structure, evaluation process, and overall effectiveness.

Since receiving the results of the Fiscal 2018 independent third-party assessment, the Nominating

Committee has conducted a quarterly Board Effectiveness Review to ensure implementation of certain recommendations from the assessment, such as:

•	August 2018 refreshment of Committee assignments and chairs, which revitalized the skill sets represented on each Committee;

•	Continued commitment to Board refreshment, including continuously evaluating new director candidates to ensure appropriate mix of skills and expertise on the Board, resulting in the proposed nomination of new director candidate Darren Walker and the departure of two long-tenured directors;

•	As part of the commitment to Board refreshment, implementation of a formal annual evaluation to ensure each director has the appropriate mix of characteristics, experience, and skills to serve the Company and its stockholders effectively before the Board nominates any director for re-election at the Annual Meeting;

•	Rotation of Committee chairs at least every five years;

•	Expansion of the Board education program and creation of an online Director Education Portal for internal Ralph Lauren classes on the Company and our business;

•	Director Orientation program for new directors, consisting of one-on-one meetings with senior management and extensive written materials to familiarize the new directors with the Company’s business, financial performance, strategic plans, compensation programs, and corporate governance policies and practices; and

•	Additional training provided to directors who assumed new leadership positions, e.g., Committee chairmanships, in connection with Committee composition refreshment.

Notably, the Fiscal 2018 independent assessment has led to a focus on Board exposure to management and deeper engagement with business strategy, which the Board intends to continue to emphasize. In Fiscal 2020, this effort has included, among other actions:

•	Opportunities for Board discussions with members of the executive leadership team, the creative design management team, as well as various levels of management across all regions;

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•	A full-day special meeting of the Finance Committee focusing on the Next Great Chapter Strategic Plan which was attended by all independent members of the Board;

•	Regular presentations by senior executives on our Next Great Chapter Strategic Plan pillars at the quarterly Board and Committee meetings; and

•	Opportunities to review the Company’s competitive landscape, to assess firsthand the execution and impact of the Company’s Strategic Plan, and to engage with senior leaders throughout the Company to deepen the Board’s understanding of our business.

Board Effectiveness is a continuing focus, and the Nominating Committee anticipates performing an independent assessment periodically to obtain an independent review and analysis of its performance. When the Nominating Committee engages a third party to assist it, the Committee approves the fees that we pay for these services.

Focus on Strategy and Succession Planning

Our Board is actively engaged with the Company’s strategy. Our entire Board acts as a strategy committee as it reviews and oversees progress on the Company’s Strategic Plan quarterly, including during executive sessions without Company management present. Annually, the Board conducts an in-depth review of the Company’s long-term strategic plan, performance, and capital structure. The Finance Committee additionally takes a more in-depth and active role in strategy as it receives regular updates on strategy KPIs and periodically reviews the alignment between our risk management program and our strategic priorities. These discussions are also enhanced with experiences scheduled outside the regular meetings at our headquarters, such as market or store visits, which provide the directors with an opportunity to see live the Company’s operations, to assess firsthand the execution and impact of the Company’s strategy, and to engage with senior leaders throughout the Company to deepen their understanding of our business. Furthermore, a full-day strategy meeting is scheduled for the Finance Committee annually, and all members of the Board are invited to attend.

In November 2019, all independent members of the Board attended the full-day special meeting of the

Finance Committee on the Next Great Chapter Strategic Plan. In addition to the meeting itself, “pre-read” and “pre-work” materials were distributed to attendees before the meeting, with telephonic sessions scheduled to discuss the materials with the directors in advance of the full-day meeting to seek their input. The Finance Committee has since received follow-up updates at its regular quarterly meetings and at several additional special meetings on strategy.

Strategy remains at the forefront of our robust succession planning process. With a focus on evolving the Board with respect to the Company’s strategy, the Nominating Committee regularly reviews the skills and experience of the Board in consideration of the Board’s needs for the upcoming year regarding strategy, the appropriate size, and the current composition of the Board in light of independence, diversity, age, availability of service, and tenure of its members, among other attributes.

The Board is actively engaged in succession planning with regard to senior management, including the Executive Chairman and the President and Chief Executive Officer. The Compensation Committee regularly reviews and considers such succession plans, and reports on such plans and potential candidates during executive session of the full Board. The Compensation Committee members and members of senior management regularly meet to evaluate internal and external candidates, acquaint such candidates with members of the Board, and perform succession modeling.

Board and Committee Evaluations

Pursuant to the Company’s Corporate Governance Guidelines and the Charters of each of the Board’s Committees, the Board and each of its Committees conducts an evaluation at least annually.

Our processes enable directors to provide anonymous and confidential feedback on topics including:

•	Board/Committee information and materials;

•	Board/Committee meeting mechanics;

•	Board/Committee composition and structure (including diversity and mix of skills, qualifications, viewpoints, and experience);

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•	Board/Committee responsibilities and accountability (including with respect to strategy, risk management, operating performance, CEO and management succession planning, corporate governance, citizenship and sustainability, and corporate culture);

•	Board meeting and executive session conduct and culture; and

•	Overall performance of Board members.

To promote effectiveness of the Board, the results of the Board evaluation are reviewed and addressed by the Nominating Committee in executive session and then by the full Board in an executive session led by the Chair of the Nominating Committee and the Lead Independent Director. The results of each Committee’s evaluation are discussed at an executive session of the applicable Committee and further discussed by the full Board as appropriate. Before the Board nominates any director for re-election at the Annual Meeting, the Nominating Committee conducts a formal annual evaluation to ensure each director has the appropriate mix of characteristics, experience, and skills to serve the Company and its stockholders effectively.

These evaluations, as well as the Fiscal 2018 independent third-party assessment described above, have had a meaningful impact on Board refreshment and succession planning. As a testament to the effectiveness of these assessments, in Fiscal 2019 and Fiscal 2020, the Board added three new independent directors, two of whom are female, prioritized deeper Board engagement with Company strategy, enhanced access to global management across various levels, refreshed the composition of the Committees of the Board, and enhanced director education. These refreshment efforts, along with the proposed Board refreshment changes to be voted on and to take effect at the 2020 Annual Meeting, demonstrate the Board’s focus on ensuring that each member of the Board brings the necessary skills and areas of expertise to contribute to discussions on the Company’s strategic initiatives and to oversee the risks that face our business and as they evolve.

BOARD OF DIRECTORS OVERSIGHT OF RISK

Our management is responsible for understanding and managing the risks that we face in our business, and the Board is responsible for overseeing management’s overall approach to risk management. The involvement of the full Board in reviewing our strategic objectives and business plans is a significant element of the Board’s assessment of management’s approach and tolerance for risk. In addition, the Committees of the Board report to the full Board at regularly scheduled Board meetings on any identified material risks within that Committee’s area of responsibilities.

The Audit Committee has responsibility for oversight of the Company’s financial statements and financial reporting related risks, including those related to our accounting, auditing, and financial reporting practices, as well as cybersecurity risks.

The Finance Committee has responsibility for oversight of the Company’s financial condition and the assessment of financial strategic risks, including the adequacy of any policies, procedures, and controls designed by management to assess and manage these risks.

The Compensation Committee has responsibility for the oversight of our compensation policies and practices, including conducting annual risk assessments, and evaluating and approving our executive compensation and benefit plans and programs.

The Nominating Committee has responsibility for the oversight of the Company’s governance structure, including succession planning, and has been enhanced to oversee environmental, social, and governance risks applicable to the Company, including citizenship and sustainability issues, and reports regularly to the full Board on these risks and opportunities.

The Board also receives regular reports from our CEO, CFO, General Counsel, and other key members of senior management regarding various enterprise risk management issues, including operational, strategic, legal, and regulatory, cybersecurity and global information systems, internal audit, financial and reputational risks.

It is also informed and engaged when new risks arise. For example, in response to the COVID-19 global pandemic outbreak, the Board received reports from a cross-functional team of executive officers and members of management to assess risks to our business and to implement the steps necessary to navigate the

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impact of the pandemic on our employees, consumers, and the communities in which we operate globally. The input of the Board was actively sought in four special meetings to counsel management on strategies to position the Company to weather the impacts of the global pandemic and emerge in a strong position post COVID-19.

The Company believes that the Board’s leadership structure, discussed in detail under “Company Leadership Structure” on page 27 of this Proxy Statement, supports the risk oversight function of the Board by providing for a separate role for the chairman of the Board and the CEO, and open communication between management and the Board facilitated by a Lead Independent Director. In addition, seasoned independent directors chair each of the Board’s four Committees, which provide in-depth focus on certain categories of risks.

OVERVIEW OF ENVIRONMENTAL, SOCIAL, AND GOVERNANCE RISK OVERSIGHT

We believe that delivering the next 50 years for our Company means carefully managing our impact on the environment and society, and our performance is inextricably linked to the sustainability of the world in which we operate. As a result, the full Board considers sustainability to be a vital element of our business strategy and its oversight thereof. Recently, we have made strides in ensuring this oversight is as robust as possible, with the following enhancements in our programs, policies, and practices:

•	Nominating Committee. In May 2019, the former Nominating Committee was renamed the “Nominating, Governance, Citizenship & Sustainability Committee,” and the enhanced Committee oversees, and receives regular quarterly reports on, environmental, social, and governance issues and liaises directly with members of management on such risks and opportunities.

•	Chief Supply Chain and Sustainability Officer. In Fiscal 2020, the Company created a new role and appointed its first Chief Supply Chain and Sustainability Officer to lead the Company’s citizenship and sustainability strategy. The Chief Supply Chain and Sustainability Officer chairs our Global Citizenship & Sustainability Senior Steering Committee, comprised of leaders from across the
Company. We also established internal working groups across all business functions to define and implement our citizenship and sustainability initiatives.

•	Sustainability KPIs. The Nominating Committee receives regular updates on the sustainability metrics and goals presented in our Global Citizenship & Sustainability Reports and reports to the Board on such progress. The Board also receives an annual sustainability KPI update as well as a copy of any Company sustainability reports.

•	Audit Committee and Finance Committee. As part of the larger oversight of enterprise risk management, both the Audit Committee and the Finance Committee provide high-level monitoring of any sustainability risks, as applicable, and the Finance Committee directly engages on strategy initiatives, including those impacting sustainability and corporate citizenship.

•	Compensation Committee. In addition to overseeing the compensation of our executive officers and certain key members of our senior management, the Compensation Committee regularly reviews the Company’s people and development strategy, including with regard to our employee diversity, respect, and inclusion initiatives.

For more information, please see the map of the Company’s sustainability risks in our most recently published Global Citizenship & Sustainability Report covering Fiscal 2020 and significant events prior to publication in Fiscal 2021 available on our corporate website at https://www.corporate.ralphlauren.com.

ANALYSIS OF RISKS ARISING FROM COMPENSATION POLICIES AND PROGRAMS

At the beginning of Fiscal 2020, consistent with its annual review process, the Compensation Committee reviewed an assessment by management of our compensation programs and practices for our employees, including our executive and non-executive programs and practices. This annual assessment focused on program design features and controls to evaluate whether such programs encourage unnecessary or excessive risk taking, and how policies and programs are structured to mitigate any such risks.

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CORPORATE GOVERNANCE	RALPH LAUREN CORPORATION

Selected key elements of our compensation programs that were reviewed include the following:

•	Pay Mix and Structure. Our executive compensation programs appropriately balance both short-term and long-term performance through our annual cash incentive bonus program and long-term equity awards. Equity awards deliver value to employees through both stock price appreciation and company performance. A significant portion of variable pay is delivered through equity awards with vesting schedules and performance periods covering multiple years, thus emphasizing long-term company performance.

•	Incentive Caps. Our executive annual cash incentive bonus plan as well as our non-executive bonus plans do not allow for unlimited payouts. We believe that the range of payouts should be capped to avoid encouraging decisions that maximize short-term gain at the expense of long-term viability. In addition to caps on all cash incentive bonus awards, performance-based restricted stock units (“PRSUs”) cannot exceed target levels and performance share units (“PSUs”) cannot exceed a fixed percentage above target levels.

•	Performance. To strengthen the relationship between pay and performance, our executive annual cash incentive bonus plan, our non-executive commission and bonus plans, and performance-based equity awards are subject to the achievement of pre-established performance targets, which are established independently of plan participants at the beginning of each fiscal year. We believe that for Fiscal 2020 our incentive plan metrics, established before the onset of the COVID-19 outbreak and the business disruptions created by the Hong Kong protests, were appropriately balanced between short-term incentives such as net income before taxes (“NIBT”), corporate revenue, Company-wide SG&A expenses (excluding marketing and advertising), and global digital revenue for the executive annual cash incentive bonus plan and return on invested capital (“ROIC”) for PRSUs and long-term metrics such as cumulative three-year ROIC and relative total shareholder return for our PSUs. These financial metrics were adopted in response to stockholder feedback and in order to align with the Company’s Strategic Plan at the start of Fiscal 2020.

Due to the severe impact of the COVID-19 global pandemic on our business in the fourth quarter of Fiscal 2020 as well as the disruption to our operations from the Hong Kong protests this year, the Compensation Committee held regular and special meetings throughout the fourth quarter of Fiscal 2020 and the first quarter of Fiscal 2021 to discuss, review, and ultimately approve proposed Fiscal 2020 adjustments to apply to the Company’s incentive compensation programs, including both the short-term annual cash incentive bonus and the performance-based long-term incentive plans. Due to the challenges created by the global COVID-19 pandemic, the Compensation Committee, in conjunction with its third-party independent compensation consultant, reviewed and approved changes to the design of the Fiscal 2021 compensation programs, with the purpose of continuing to retain and appropriately incentivize our leadership team during this unprecedented time.

•	Change in Control Policy. The change in control arrangements for our NEOs provide for cash payments only upon actual termination of employment. All unvested equity awards are subject to “double-trigger” vesting so that acceleration of vesting does not occur unless the executive’s employment is actually terminated under certain limited circumstances following a change in control. Our employment agreements do not provide for any excise tax gross-up provisions.

•	Ownership Guidelines. We have stock ownership guidelines for our directors, the NEOs, and select other members of our senior management group that are intended to align the interests of these individuals with our stockholders. As a result, such individuals may be less likely to take short-term risk if a meaningful portion of their personal financial investment is linked to our long-term holdings. In Fiscal 2019, the ownership requirement for certain executive officers increased from two times base salary to three times base salary.

•

Clawback Policy. We have adopted a clawback policy applicable to our NEOs. Under our clawback policy, the Compensation Committee may, in its reasonable discretion, require a NEO to reimburse us for the amount of any payment previously received by such officer under our cash incentive

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bonus plan as well as our long-term equity plan if, as a result of such officer’s intentional misconduct or gross negligence, we are required to restate our financial statements.

•	Anti-Hedging and Anti-Pledging Policies. Our NEOs as well as Board members are prohibited from pledging Company securities as collateral for a loan or from holding Company securities in a margin account. In addition, all employees and Board members are prohibited from hedging Company securities, whether or not issued by the Company, including by way of forward contracts, equity swaps, collars, exchange funds, or other financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities.

As a result of this review, the Compensation Committee determined that any risks that may result from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company.

DIVERSITY AND DIRECTOR NOMINATING PROCEDURES

Our Board is comprised of individuals with diverse business experiences, including financial expertise, active leadership, CEO experience in a variety of industries, international experience, product and channel experience, and most recently strong retail and digital commerce experience. Our Board members also have extensive experience on the boards of other companies and organizations, which provides an understanding of different business strategies and challenges. In seeking new Board members, we focus on adding new skills and experiences necessary to oversee the Company’s business strategy and fulfill the Board’s risk oversight obligations. At the 2018 Annual Meeting, we were pleased to elect three new outstanding individuals to our Board, Angela Ahrendts, Michael A. George, and Linda Findley Kozlowski, each of whom brings extensive experience in retail and the digital space. In Fiscal 2020, we have continued to focus on diversity of skill sets and experiences on our Board by nominating a new director for election at our upcoming 2020 Annual Meeting — Darren Walker, an expert on citizenship and philanthropy — while two long-tenured members of our Board will not stand for re-election. Mr. Walker was first recommended for election to our Board by a third-party search firm. These Board refreshment changes are aligned with the strategic initiatives of our Chairman and our CEO and are complementary to the depth of knowledge and experience currently on our Board.

The Nominating Committee identifies and evaluates candidates for nomination as directors and submits its recommendations to the full Board for its consideration. The Nominating Committee, guided by the membership criteria established by the Board in our Corporate Governance Policies, seeks highly qualified candidates who combine a broad spectrum of experience and expertise with a reputation for integrity. We maintain a majority of independent directors, and the Board considers a number of factors in selecting director candidates. Although we do not have a formal policy concerning diversity considerations, the Nominating Committee seeks nominees with a broad range of experience from a variety of industries and professional disciplines, such as finance, professional services, retail, digital commerce, technology, and corporate citizenship, along with a diversity of gender, ethnicity, age, and geographic location in determining the appropriate composition of the Board and identifying director nominees. When the Nominating Committee identifies an area in which the Board may benefit from greater representation, it may focus its candidate search on particular experience, background, or diversity characteristics, including gender, ethnic, and geographical attributes.

In addition, the Board considers the contributions the individual can make to the Board and management as we strive for a body of directors reflecting different genders, ethnic backgrounds, and professional experiences and expertise necessary for the Board to fulfill its responsibilities and leading to a more effective oversight and decision-making process. In the Board’s annual self-evaluation, one of the factors that the Board expressly considers is whether the membership of the Board provides an adequate mix of characteristics, experience, and skills to serve the Company and its stockholders effectively.

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CORPORATE GOVERNANCE	RALPH LAUREN CORPORATION

Board Diversity

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Role of Nominating Committee in Director Nomination

The Nominating Committee solicits and receives suggestions for, as well as comments upon, director candidates from other directors, including the Executive Chairman of the Board and the Lead Independent Director, and usually engages third parties either to assist in the search for director candidates or to assist in gathering information regarding director candidates’ background, experience, and skills.

The Nominating Committee will consider candidates recommended by our directors, members of management and stockholders, and will evaluate candidates properly recommended by stockholders on the same basis as other candidates. Candidates should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Upon receiving a stockholder recommendation, the Nominating Committee will initially determine the need for additional or replacement members of the Board and then evaluate the candidate based on the information it receives with the stockholder recommendation or that it may otherwise acquire, and may, in its discretion, consult with the Executive Chairman, the Lead Independent Director and other members of our Board. If the Nominating Committee determines that a more comprehensive evaluation is warranted, it may obtain additional information about the director candidate’s background and experience, including by means of interviews with the candidate.

Our stockholders may recommend candidates at any time, but the Nominating Committee requires recommendations for election at an annual meeting of stockholders to be submitted to the Nominating Committee no later than 120 days before the first anniversary of the date of the proxy statement sent to stockholders in connection with the previous year’s Annual Meeting of Stockholders in order to be considered for nomination by the Nominating Committee. The Nominating Committee believes this deadline is appropriate and in our best interests and those of our stockholders because it ensures that it has sufficient time to evaluate properly all proposed candidates. Therefore, to submit a candidate for consideration for nomination at the 2021 Annual Meeting of Stockholders, a stockholder must submit the recommendation, in writing, by February 19,

2021. The written notice must include:

•	all information relating to each potential candidate whom the stockholder is recommending that would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected;

•	the name and address of the stockholder giving the notice, as they appear on the Company’s books, and of the beneficial owner of those shares; and

•	the class and number of shares which are owned beneficially or of record by the stockholder and the beneficial owner.

Recommendations must be sent to the Nominating, Governance, Citizenship & Sustainability Committee, Office of the Secretary/Legal Department, Ralph Lauren Corporation, 100 Metro Boulevard, Nutley, New Jersey, 07110.

Our stockholders may directly nominate an individual for election as a director at an annual meeting of stockholders by complying with the nominating procedures set forth in our Fourth Amended and Restated By-laws, which are described below under the caption “Additional Matters — Stockholder Proposals for the 2021 Annual Meeting of Stockholders.”

GLOBAL CITIZENSHIP & SUSTAINABILITY

One year ago we launched our renewed citizenship and sustainability strategy, Design the Change. Our strategy is built on the values and purpose that have defined our business for more than half a century, and it is based on our belief that, together with our industry, we can deliver the change required to create a positive impact in society and a more sustainable future.

We set ambitious goals and integrated our strategy into every part of our business with a clear focus on three pillars: Creating Timeless Style, Protecting the Environment and Championing Better Lives. Design the Change is both a commitment and a journey to accelerate our work across citizenship and sustainability at Ralph Lauren.

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CORPORATE GOVERNANCE	RALPH LAUREN CORPORATION

Following are highlights from our strategy and achievements from Fiscal 2020. To learn more, read our full Fiscal 2020 Citizenship & Sustainability Report available at https://corporate.ralphlauren.com/citizenship-and-sustainability.

Create Timeless Style

Ralph Lauren products are designed with a sense of timelessness. We create iconic garments that our consumers treasure for a lifetime by matching longevity of style with quality of manufacture. We aspire to use responsibly sourced and sustainable materials that prolong product life while requiring less from our planet.

One of the key ways we aim to deliver on this is through our approach to design. This year, we started a learning program for all our design, product development, and merchant teams on sustainable, circular, inclusive, and culturally aware design that will be updated and delivered to teams on an annual basis.

Another way in which we aim to deliver on many of our goals is in partnership with our suppliers. Our suppliers are an important stakeholder in helping us not only ensure high quality products for consumers, but also in helping us achieve our sustainability and citizenship goals, and we recognize that making a meaningful impact will require continuous engagement and partnership. In 2020, we launched our new Supplier Engagement Strategy to establish and maintain collaborative partnerships and systems that foster increased transparency and accountability. We worked with strategic and key suppliers to set social and environmental targets to help us make progress against our goals and put in place performance expectations and detailed methods for data collection. To support learning and understanding, we conducted a survey with supplier partners on social and environmental issues. The evaluations, expectations, and commitments are shared with our strategic and key suppliers and actions, and road maps are shared to track progress.

As it relates to the materials we use to create our products, knowing where our materials come from and how they are sourced is key to creating our products sustainably. We remain focused on integrating social, ethical, and environmental factors in the process of selecting and developing our key raw materials and are specifically committed to transitioning our key raw materials to more sustainable options by 2025. This year, we created a companywide sustainable raw material road map to help achieve our goals. We have already begun to make progress against our road map, increasing the volumes of more sustainable cotton, polyester, and leather used across our brands and products. In the area of cotton specifically, we have prioritized transitioning our core products, such as polos, knits, chinos, and shirts, to sustainably sourced cotton. In Fiscal 2020, 41 percent of these core products (as measured by units) used sustainably sourced cotton, including cotton sourced as Better Cotton through the Better Cotton Initiative.

As we work toward our 2025 goal of eliminating the use of hazardous chemicals in our supply chain, we joined the Zero Discharge of Hazardous Chemicals (“ZDHC”) Programme as Friends of ZDHC. We adopted their Manufacturing Restricted Substances List and are working with suppliers to increase transparency and management of the chemicals used to manufacture our products.

Protect the Environment

We are committed to addressing the most pressing environmental issues facing our industry and society. Toward that commitment, we are establishing new partnerships and adopting innovative technology to reduce the environmental impact of our operations and supply chain, including our energy and water use, emissions, and waste. In addition, we are partnering across the industry to address our impacts collaboratively through membership in organizations like the Sustainable Apparel Coalition.

We are also signatories to the We Are Still In declaration, the UN Fashion Industry Charter for Climate Action, pledging to limit our emissions in line with the Paris Agreement goals and joined the G7 Fashion Pact, a group of fashion leaders working to address climate change, restore biodiversity, and protect the oceans. As part of our greenhouse gas (“GHG”) reduction strategy, we joined RE100 and committed to powering our owned and operated offices, distribution centers and stores with 100 percent renewable electricity by 2025.

In 2020, we built on our renewable energy goal by setting a science-based GHG reduction target, recently approved by the Science Based Targets Initiative. This formally commits the Company to reducing absolute scope 1, 2 and 3 GHG emissions by 30 percent by 2030 from a 2020 baseline and to sourcing 100 percent renewable electricity by 2025.

39	|	2020 PROXY STATEMENT

CORPORATE GOVERNANCE	RALPH LAUREN CORPORATION

In 2019, the Company signed the Ocean Conservancy Arctic Shipping Pledge to protect the Arctic marine ecosystem from the negative impacts of commercial shipping. We also engaged with organizations such as Clean Cargo, a Business for Social Responsibility collaboration for sustainable transportation, and the U.S. Environmental Protection Agency SmartWay program on efficient logistics.

We are committed to reducing water consumption across our value chain and to safeguard and preserve water resources in the communities where we operate. Our goal is to achieve at least a 20 percent reduction in total water use across our operations and value chain by 2025. To minimize water used during manufacturing, we are partnering with our suppliers and leading innovators to set our business and the industry on a course for significant water reductions and water quality improvements. Current initiatives include leveraging the Higg Index’s Facility Environmental Module to capture water data and enrolling fabric mills in the Apparel Impact Institute (AII) Mill/impact program. We are also working with select manufacturers to upgrade factory equipment, adopt waterless dye applications, and reduce the use of water-intensive chemicals.

In addition, we entered into a collaboration with World Wildlife Fund to accelerate progress toward our goal of reducing our water use. In this first year of the collaboration, we are analyzing our water footprint, identifying areas of water risk, and outlining strategies to decrease our water consumption while also identifying opportunities to address water quality and access needs across our value chain.

To address the waste generated by our industry and our business, from production through to packaging, we are working to eliminate waste at our owned and operated facilities, including distribution centers and stores, as well as across our product lifecycle. In Fiscal 2020, we developed a set of guiding principles to support our waste management strategy. These principles were created to minimize waste, maximize the value of our products in their first and next life, keep all materials at their highest and best use, and maintain the integrity of our brand throughout all of the above. To help put our principles into practice, we established a waste management hierarchy to guide decision-making across the organization.

By 2023, we will achieve zero waste to landfill across our distribution centers. In Fiscal 2020, we conducted a global assessment of waste generated at our distribution centers and calculated the baseline diversion rate across our global sites. We have made progress against our goal, and are recycling or reusing most of the cardboard, plastic, pallets and paper material that enters our facilities. We are working to ensure every distribution center also has a solution in place for items such as electronics and light bulbs.

Our packaging reduction efforts are also underway and are working to ensure that by 2025, 100 percent of our packaging material will be recyclable, reusable, or sustainably sourced. As of 2019, more than 50 percent of our packaging met this criterion. We are engaging consumers on this effort through our reduced packaging option available on RalphLauren.com. For these orders, we do not include plastic or paper inserts, hangers or garment bags, promotional materials, or paper invoices, and we recycle these materials for consumers at our distribution centers.

Champion Better Lives

We celebrate individuality and champion people to achieve the life they want to have. This dream shapes the work experience we create for our employees and the standards we demand of our suppliers and is the driving force behind our community investments.

We commit to meaningfully engaging our communities through our work across cancer care as well as our global employee volunteerism program. In Fiscal 2020, we achieved our volunteering goal ahead of schedule due to the thousands of Ralph Lauren employees who supported local nonprofit organizations. During the year, they donated more than 14,000 hours of their time, an increase of 50 percent compared to our Fiscal 2018 baseline.

We also strive to increase opportunities for women in our workforce globally, and also for female factory workers in our supply chain. In Fiscal 2020, we achieved our 2023 gender parity goal for equal representation in leadership positions at the VP level and above, three years ahead of schedule. We continue to work closely with Better Work, an international organization focused on improving working conditions in the garment industry, to advance gender equality and promote women’s economic empowerment with our suppliers. We also partnered with the International Finance

2020 PROXY STATEMENT	|	40

CORPORATE GOVERNANCE	RALPH LAUREN CORPORATION

Corporation to launch the Gender Equality and Returns Program to provide training to female workers on the skills needed for supervisory roles.

COVID-19 Relief Efforts

To support COVID-19 relief efforts, the Ralph Lauren Corporate Foundation (the “Foundation”) donated $10 million in aid to support the Company’s employees, partners, and communities by:

•	Providing financial grants through the Emergency Assistance Foundation for Company employees facing special circumstances like medical, eldercare or childcare needs;

•	Contributing to the World Health Organization COVID-19 Solidarity Response Fund, a global effort supporting countries to prevent, detect and respond to the pandemic;

•	Supporting our long-standing network of international cancer institutions that care for people with cancer who are especially vulnerable during this time;

•	Committing an inaugural gift to the Council of Fashion Designers of America (“CFDA”) and Vogue Fashion Fund to support the American fashion community impacted by the pandemic; and

•	Partnering with the Company, the CFDA and U.S. manufacturers to donate 250,000 masks and 25,000 isolation gowns for healthcare and frontline workers.

Additionally, the Company provided over 1.5 million units of clothing, 25,000 meals, and other critical supplies including face masks and hand sanitizer to frontline workers and nonprofit organizations around the world.

Our most recently published Global Citizenship & Sustainability Report covering Fiscal 2020 and significant events prior to publication in Fiscal 2021 may be found on our corporate website at https://www.corporate.ralphlauren.com.

DIRECTOR COMMUNICATIONS

Stockholders and interested parties may contact any of our directors, including the Executive Chairman of the Board, the Lead Independent Director, the Chairs of the Board’s independent committees, any Committee of the Board, the Board’s non-management directors as a group or the entire Board, by writing to them as follows:

Name(s)/Title(s), c/o Legal Department and Office of the Corporate Secretary, Ralph Lauren Corporation, 650 Madison Avenue, New York, New York 10022. Communications received in this manner will be handled in accordance with the procedures approved by our non-management directors, who have also requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as spam, junk mail and mass mailings, product complaints, product inquiries, new product suggestions, resumés and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is threatening, illegal, or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be available to any non-management director upon request.

AUDIT COMMITTEE COMMUNICATIONS

Complaints and concerns relating to accounting, internal control over financial reporting or auditing matters may be communicated to the Audit Committee, which consists solely of independent non-employee directors, through the Office of the Secretary/Legal Department as described above under “Director Communications.” Any such communication may be anonymous. All complaints and concerns will be reviewed by the Audit Committee or a designated member of the Audit Committee. If the Audit Committee or its member designee determines that a reasonable basis exists for conducting a formal investigation, the Audit Committee will direct and supervise the investigation, and may retain independent legal counsel, accountants, and other advisors as it deems necessary. Confidentiality will be maintained to the fullest extent consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

We will not discharge, demote, suspend, threaten, harass or in any manner discriminate or retaliate against any employee in the terms and conditions of his or her employment or otherwise to the extent prohibited by law based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding accounting, internal controls, or auditing matters.

41	|	2020 PROXY STATEMENT

AUDIT COMMITTEE REPORT	RALPH LAUREN CORPORATION

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of internal control over financial reporting, and the qualifications, independence, and performance of the Company’s internal and independent registered public accounting firm. The Audit Committee has the sole authority and responsibility to select, evaluate, and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee currently is composed of five independent directors and operates under a written charter adopted by the Audit Committee and ratified by the Board.

Management is responsible for the Company’s financial reporting process, including the Company’s internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with U.S. GAAP. Ernst & Young, as the Company’s independent registered public accounting firm for Fiscal 2020, was responsible for auditing those financial statements and expressing its opinion as to the fairness of the financial statement presentation in accordance with U.S. GAAP, and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations, or U.S. GAAP or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young, the Company’s independent registered public accounting firm for Fiscal 2020. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. GAAP, and the Audit Committee has reviewed and discussed with management, the Company’s internal auditors, and Ernst & Young the Company’s consolidated financial statements for Fiscal 2020 and the Company’s internal control over financial reporting. The Audit Committee also discussed with Ernst & Young the matters required to be discussed by Auditing Standard No. 1301 (formerly known as Auditing Standards No. 16), as amended (Communications with Audit Committees). Ernst & Young provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communication with the Audit Committee concerning independence, and the Audit Committee discussed their independence with them. In determining Ernst & Young’s independence, the Audit Committee considered whether their provision of non-audit services to the Company was compatible with maintaining independence. The Audit Committee received regular updates on Ernst & Young’s fees and the scope of audit and non-audit services it provided. All such services were provided consistent with applicable rules and the Company’s pre-approval policies and procedures.

Based on our discussions with management, the Company’s internal auditors, and Ernst & Young, and our review of the audited financial statements, including the representations of management and Ernst & Young with respect thereto, and subject in all cases to the limitations on our role and responsibilities referred to above and set forth in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for Fiscal 2020 be included in the Company’s Annual Report on Form 10-K.

The Audit Committee also approved, subject to stockholder ratification, the selection of Ernst & Young as the Company’s independent registered public accounting firm for Fiscal 2021.

Members of the Audit Committee

John R. Alchin (Committee Chair)

Frank A. Bennack, Jr.

Dr. Joyce F. Brown

Michael A. George

Linda Findley Kozlowski

2020 PROXY STATEMENT	|	42

SECURITY OWNERSHIP	RALPH LAUREN CORPORATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date by: (i) each of our NEOs, (ii) each director and director nominee, (iii) each stockholder who is known by us to beneficially own in excess of five percent of any class of our voting securities and (iv) all directors and executive officers as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. The rules of the SEC consider a person to be the “beneficial owner” of any securities over which the person has or shares voting power or investment power. In addition, a person is deemed to be the beneficial owner of securities if that person has the right to acquire beneficial ownership of such securities within 60 days, including through conversion or exercise of an option or other right. Unless otherwise indicated below, the address of each stockholder is 650 Madison Avenue, New York, New York 10022. As of the Record Date, there were 668 holders of record of our Class A Common Stock.

	Class A Common Stock		Class B Common Stock [1]		Voting Power of Total Common Stock %
	Number	%	Number	%	%

Ralph Lauren	414,458[2]	*	24,881,276[3]	100%	83.99%

Patrice Louvet	145,118[4]	*	—	—	*

Jane Nielsen	42,259[5]	*	—	—	*

Andrew Howard Smith	25,385[6]	*	—	—	*

David Lauren	34,170[7]	*	— [8]	—	*

Valérie Hermann	19,368[9]	*	—	—	*

Angela Ahrendts	1,106[10]	—	—	—	—

John R. Alchin	20,050[11]	*	—	—	*

Frank A. Bennack, Jr.	23,809[12]	*	—	—	*

Dr. Joyce F. Brown	8,125[13]	*	—	—	*

Joel L. Fleishman	12,073[14]	*	—	—	*

Michael A. George	2,921[15]	*	—	—	*

Hubert Joly	13,820[16]	*	—	—	*

Linda Findley Kozlowski	1,106[17]	—	—	—	—

Judith A. McHale	8,002[18]	*	—	—	*

Robert C. Wright	23,609[19]	*	—	—	*

Darren Walker	0[20]	—

The Vanguard Group	5,304,495[21]	11.10%	—	—	1.79%

BlackRock, Inc.	4,134,102[22]	8.65%	—	—	1.39%

Renaissance Technologies LLC	3,964,294[23]	8.30%	—	—	1.34%

State Street Corporation	2,729,257[24]	5.71%	—	—	*

All directors and executive officers as a group (15 persons)[25]	753,729.24[26]	1.57%	24,881,276[3]	100%	84.10%

* Less than 1.0

1.

Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Each share of Class B Common Stock will be automatically converted into one share of Class A Common Stock upon transfer to a person who is not Mr. R. Lauren or a member of his family, or an entity that is not owned by, or established for the benefit of, Mr. R. Lauren, or members of his family.

2.

For Mr. R. Lauren, includes 150,828 options vested as of the Record Date or within 60 days thereafter representing the right to purchase shares of Class A Common Stock and 35,854 shares of Class A Common Stock held by a revocable trust of which Mr. R. Lauren is the sole trustee and sole beneficiary.

Does not include (i) unvested performance-based stock awards with respect to 199,222.82 shares of our Class A Common Stock,

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SECURITY OWNERSHIP	RALPH LAUREN CORPORATION

which are subject to upward or downward adjustment, and (ii) 473,870.16 vested time-based restricted share units (“RSUs”) (the underlying shares of our Class A Common Stock for these RSUs will not be delivered until Mr. R. Lauren’s separation of service from the Company or, if earlier, upon a change in control (as defined in Mr. R. Lauren’s employment agreement)).
3.

Includes (i)11,499,906 shares of Class B Common Stock held by a revocable trust of which Mr. R. Lauren is the sole trustee and sole beneficiary, (ii) 879,044 shares of Class B Common Stock held by a revocable trust of which Mr. R. Lauren’s spouse, Mrs. Ricky Lauren, is the sole trustee and sole beneficiary, (iii) an aggregate of 4,289,028 shares of Class B Common Stock held by trusts established for the benefit of Mr. R. Lauren’s descendants and of which Mrs. R. Lauren is a trustee and of which Mr. R. Lauren has the power to remove and replace the trustees, provided that Mr. R. Lauren may not serve as the replacement trustee and the replacement trustee is not related or subordinate to Mr. R. Lauren, (iv) 2,370,956 shares of Class B Common Stock held by a trust established for the benefit of Mrs. R. Lauren’s descendants and of which Mr. R. Lauren has the power to remove and replace the trustees, provided that Mr. R. Lauren and Mrs. R. Lauren may not serve as the replacement trustees, and (v) 5,842,342 shares of Class B Common Stock held by the Lauren Family, L.L.C., a limited liability company of which Mr. R. Lauren has the power to remove and replace the managers, provided that any such replacement manager is not related to or subordinate to Mr. R. Lauren and Mr. R. Lauren may not serve as manager. The current managers of the Lauren Family, L.L.C. are Andrew Lauren, Mr. D. Lauren and Dylan Lauren, all children of Mr. R. Lauren and Mrs. R. Lauren. Actions by the Lauren Family, L.L.C. require the consent of a majority of the managers.

4.

For Mr. Louvet, does not include (i) unvested performance-based stock awards with respect to 106,589 shares of Class A Common Stock, a portion of which are subject to upward or downward adjustment, and (ii) 34,913 unvested RSUs (the underlying shares of our Class A Common Stock for these RSUs will be delivered on July 3, 2022).

5.

For Ms. Nielsen, does not include (i) unvested performance-based stock awards with respect to 53,992 shares of Class A Common Stock, which are subject to upward or downward adjustment, and (ii) 23,127 unvested RSUs (the underlying shares of our Class A Common Stock for these RSUs will be delivered in three equal annual installments beginning on March 31, 2021).

6.	For Mr. Smith, includes options vested as of the Record Date or within 60 days thereafter representing the right to purchase 6,354 shares of Class A Common Stock.

Does not include (i) unvested performance-based stock awards with respect to 46,822 shares of Class A Common Stock, a portion of which are subject to upward or downward adjustment, (ii) 24,796 unvested RSUs (the underlying shares of our Class A Common Stock for these RSUs will be delivered in four equal annual installments beginning on March 25, 2021), (iii) 4,964 unvested RSUs (the underlying shares of our Class A Common Stock for these RSUs will be delivered in two equal annual installments beginning on August 15, 2020), and (iv) 3,515 unvested RSUs (the underlying shares of our Class A Common Stock for these RSUs will be delivered on September 25, 2020).

7.

For Mr. D. Lauren, includes options vested as of the Record Date or within 60 days thereafter representing the right to purchase 10,335 shares of Class A Common Stock. Does not include unvested performance-based stock awards with respect to 7,816 shares of Class A Common Stock, a portion of which are subject to upward or downward adjustment.

8.

An aggregate amount of 5,842,342 shares of Class B Common Stock are held by Lauren Family, L.L.C., a limited liability company of which Mr. D. Lauren is one of the three current managers. The other two current managers of the Lauren Family, L.L.C. are Mr. R. Lauren’s other children, Andrew Lauren, and Dylan Lauren. Actions by the Lauren Family, L.L.C. require the consent of a majority of the managers. Mr. R. Lauren has the power to remove and replace the managers, provided that any such replacement manager is not related to or subordinate to Mr. R. Lauren and Mr. R. Lauren may not serve as manager.
9.	For Ms. Hermann, does not include unvested performance-based stock awards with respect to 35,528 shares of Class A Common Stock, a portion of which are subject to upward or downward adjustment.
10.	For Ms. Ahrendts, does not include 1,415.36 unvested RSUs (the underlying shares of our Class A Common Stock for these RSUs will be delivered on August 1, 2020).
11.

For Mr. Alchin, includes vested options representing the right to purchase 834 shares of Class A Common Stock. Does not include 1,415.36 unvested RSUs (the underlying shares of our Class A Common Stock for these RSUs will be delivered on August 1, 2020).

12.

For Mr. Bennack, includes vested options representing the right to purchase 834 shares of Class A Common Stock. Does not include 1,415.36 unvested RSUs (the underlying shares of our Class A Common Stock for these RSUs will be delivered on August 1, 2020).

13.

For Dr. Brown, includes vested options representing the right to purchase 834 shares of Class A Common Stock. Does not include 1,415.36 unvested RSUs (the underlying shares of our Class A Common Stock for these RSUs will be delivered on August 1, 2020).

14.

For Mr. Fleishman, includes vested options representing the right to purchase 834 shares of Class A Common Stock. Does not include 1,415.36 unvested RSUs (the underlying shares of our Class A Common Stock for these RSUs will be delivered on August 1, 2020).

15.	For Mr. George, does not include 1,415.36 unvested RSUs (the underlying shares of our Class A Common Stock for these RSUs will be delivered on August 1, 2020).
16.

For Mr. Joly, includes vested options representing the right to purchase 834 shares of Class A Common Stock. Does not include 1,415.36 unvested RSUs (the underlying shares of our Class A Common Stock for these RSUs will be delivered on August 1, 2020).

17.	For Ms. Kozlowski, does not include 1,415.36 unvested RSUs (the underlying shares of our Class A Common Stock for these RSUs will be delivered on August 1, 2020).
18.

For Ms. McHale, includes vested options representing the right to purchase 834 shares of Class A Common Stock. Does not include 1,415.36 unvested RSUs (the underlying shares of our Class A Common Stock for these RSUs will be delivered on August 1, 2020).

19.

For Mr. Wright, includes vested options representing the right to purchase 834 shares of Class A Common Stock. Does not include 1,415.36 unvested RSUs (the underlying shares of our Class A Common Stock for these RSUs will be delivered on August 1, 2020).

20.	Mr. Walker will join the Board subject to his election at the 2020 Annual Meeting.
21.

According to a Schedule 13G/A filed on February 12, 2020, The Vanguard Group (“Vanguard”), may be deemed the beneficial owner of 5,304,495 shares of Class A Common Stock with the sole power to vote or direct the vote over 74,451 shares of Class A Common Stock and shared power to vote or direct the vote over 13,350 shares of Class A Common Stock, sole dispositive power over 5,220,586 shares of Class A Common Stock and shared dispositive power over 83,909 shares of Class A Common Stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 56,593 shares of Class A Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 44,377 shares of Class A Common Stock as a result of its serving as investment manager of Australian investment offerings. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

22.

According to a Schedule 13G/A filed on February 6, 2020, BlackRock, Inc. (“BlackRock”) may be deemed the beneficial owner of 4,134,102 shares of Class A Common Stock beneficially owned by its subsidiaries, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, Blackrock Asset Management North Asia Limited,

2020 PROXY STATEMENT	|	44

DELINQUENT SECTION 16(A)	RALPH LAUREN CORPORATION

BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd., BlackRock Institutional Trust Company, N. A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management, LLC, BlackRock Japan Co., Ltd., and BlackRock Life Limited, with the sole power to vote or direct the vote over 3,574,852 shares of Class A Common Stock and sole dispositive power over 4,134,102 shares of Class A Common Stock. BlackRock’s address is 55 East 52nd Street, New York, New York 10055.
23.

According to a Schedule 13G/A filed on February 13, 2020, Renaissance Technologies LLC (“Renaissance”) may be deemed the beneficial owner of 3,964,294 shares of Class A Common Stock, including shares beneficially owned by its subsidiary, Renaissance Technologies Holdings Corporation, with sole power to vote or direct the vote of 3,964,294 shares of Class A Common Stock, sole dispositive power over 3,964,294 shares of Class A Common Stock and shared dispositive power over 0 shares of Class A Common Stock. Renaissance’s address is 800 Third Avenue, New York, NY 10022.

24.

According to a Schedule 13G filed on February 13, 2020, State Street Corporation (“State Street”) may be deemed the beneficial owner of 2,729,257 shares of Class A Common Stock, with sole power to vote or direct the vote of 0 shares of Class A Common Stock, shared power to vote of 2,119,352 shares of Class A Common Stock, 0 sole dispositive power over 0 shares of Class A Common Stock and shared dispositive power over 2,728,757 shares of Class A Common Stock. State Street’s address is One Lincoln Street Boston, MA 02111.

25.	Does not include Ms. Hermann and Mr. Walker.
26.

Includes options vested, as of the Record Date or within 60 days thereafter, granted under our 2010 Stock Incentive Plan, representing the right to purchase 173,355 shares of Class A Common Stock. Does not include (i) 449,969.82 unvested performance-based stock awards, a portion of which are subject to upward or downward adjustment, (ii) 102,308.10 unvested RSUs, and (iii) 473,870.16 vested RSUs (the underlying shares of our Class A Common Stock for these RSUs will not be delivered to Mr. R. Lauren until his separation of service from the Company or if earlier, upon a change in control), granted under the 1997 Stock Incentive Plan.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers to file initial reports of ownership and reports of changes in ownership of our Class A Common Stock with the SEC and to provide copies of these reports to us. These filing requirements also apply to certain beneficial owners of more than 10 percent of our Class A Common Stock. To our knowledge, based solely on our review of the copies of Section 16(a) reports furnished to us during and with respect to Fiscal 2020 and on written representations from certain reporting persons, all reportable transactions during Fiscal 2020 were reported on a timely basis, except for the following reports filed late, as an inadvertent clerical error resulted in delayed notification of the transactions to the Company: (i) the August 19, 2019 Form 4 reporting late shares withheld for taxes upon the vesting of one tranche of Mr. Smith’s stock awards, and (ii) the November 29, 2019 Form 4 reporting late two of Mr. Smith’s sales of the Company’s stock.

45	|	2020 PROXY STATEMENT

DIRECTOR COMPENSATION	RALPH LAUREN CORPORATION

DIRECTOR COMPENSATION

For Fiscal 2020, the compensation for non-employee directors was as follows:

Type of Compensation	Compensation Amount
Annual retainer for each non-employee director[1]	$80,000
Additional annual retainer for Lead Independent Director[1]	$50,000
Additional annual retainer for the Chair of each Board Committee[1]	• Chair of the Audit Committee: $30,000 • Chair of the Compensation Committee: $30,000 • Chair of the Nominating Committee: $20,000 • Chair of the Finance Committee: $20,000
Annual retainer for member of each Board Committee[1]	• Audit Committee Member: $15,000 • Compensation Committee Member: $15,000 • Nominating Committee Member: $10,000 • Finance Committee Member: $10,000
Annual equity award[2]	Target equity value of $140,000, which is delivered in the form of restricted stock units of Class A Common Stock. These restricted stock units vest on the one year anniversary of the grant.

1.	The annual retainers are paid to the non-employee directors in quarterly installments in arrears.
2.

The annual equity award to non-employee directors is awarded on the date of the Annual Meeting of Stockholders each year to those non-employee directors who have served as directors for at least half of the preceding fiscal year.

In response to the COVID-19 global pandemic, our non-employee directors have foregone their quarterly cash compensation for the first quarter of Fiscal 2021.

STOCK OWNERSHIP GUIDELINES

Our Board and Compensation Committee believe it is important for our NEOs, key members of our senior management team, and our non-employee directors to build and maintain a long-term ownership position in the Company, to further align their financial interests with those of our stockholders, and to encourage the creation of long-term value. The Compensation Committee has established stock ownership guidelines for our non-employee directors, our NEOs, and select other members of our senior management group. Further details on the guidelines for NEOs and certain members of our senior management group are provided in “Compensation Discussion and Analysis—Executive Stock Ownership Guidelines.”

The current stock ownership guidelines for the non-employee directors are as follows:

•	Ownership requirement is defined as a multiple of annual cash retainer. The target for directors is set at five times the annual cash retainer.

•	There is a hold-and-retain requirement of 50% of net equity proceeds acquired through the vesting of restricted shares and RSUs and the exercise of stock options until the stock ownership target is attained.

•	In addition to counting shares owned outright by the director or his or her family members, unvested restricted shares and RSUs count toward the achievement of ownership targets.

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DIRECTOR COMPENSATION	RALPH LAUREN CORPORATION

•	As of the Record Date, all non-employee directors who were covered under stock ownership guidelines prior to June 30, 2019 exceeded their Fiscal 2020 stock ownership target.

We reimburse our non-employee directors for reasonable travel and other related expenses to attend Board and committee meetings and for director education courses. Non-employee directors are also provided with a merchandise discount on most of our products.

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DIRECTOR COMPENSATION	RALPH LAUREN CORPORATION

DIRECTOR COMPENSATION TABLE

The following table provides information concerning the compensation of those individuals who served as our non-employee directors during Fiscal 2020. Directors who are our employees receive no compensation for their services as directors and do not serve on any committees of the Board.

Name	Fees Earned or Paid in Cash [1] ($)	Stock Awards [2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation [3] ($)	Total ($)
Angela Ahrendts	90,000	140,044	—	—	—	—	230,044
John R. Alchin	135,000	140,044	—	—	—	4,690	279,734
Frank A. Bennack, Jr	170,000	140,044	—	—	—	4,690	314,734
Dr. Joyce F. Brown	105,000	140,044	—	—	—	4,690	249,734
Joel L. Fleishman	105,000	140,044	—	—	—	54,690[4]	299,734[4]
Michael George	140,000	140,044	—	—	—	—	280,044
Hubert Joly	125,000	140,044	—	—	—	4,690	269,734
Linda Findley Kozlowski	105,000	140,044	—	—	—	—	245,044
Judith A. McHale	120,000	140,044	—	—	—	4,690	264,734
Robert C. Wright	90,000	140,044	—	—	—	4,690	234,734

1.	Reflects the pro-rata amount of fees paid in arrears for Fiscal 2020 per the retainers set forth in the table above based on timing of appointments to the Board or Committees, as applicable.
2.

We granted annual stock-based awards to non-employee directors on the same day as the annual stockholders meeting in the amount of $140,044, representing the aggregate grant date fair value of the annual grant, made on August 1, 2019, of 1,385 restricted stock units of the Company’s Class A Common Stock, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification topic 718.

3.	This amount represents deferred cash dividends paid during Fiscal 2020 in connection with the vesting of restricted shares of our Class A Common Stock.
4.

In Fiscal 2020, the Company made a gift of $50,000 to the Duke University Sanford School of Public Policy in support of the Joel Fleishman Distinguished Professorship of Public Policy endowment created in Mr. Fleishman’s honor.

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DIRECTOR COMPENSATION	RALPH LAUREN CORPORATION

DIRECTOR EQUITY TABLE

At the end of Fiscal 2020, each individual who served as a non-employee director during Fiscal 2020 held options to purchase shares of our Class A Common Stock, restricted shares, and/or restricted stock units of our Class A Common Stock as follows:

	Options [1]	Restricted Stock [2]	Restricted Stock Units [3]
Angela Ahrendts	—	—	1,403.36
John R. Alchin	1,635	448	1,403.36
Frank A. Bennack, Jr.	1,635	448	1,403.36
Dr. Joyce F. Brown	1,635	448	1,403.36
Joel L. Fleishman	1,635	448	1,403.36
Michael George	—	—	1,403.36
Hubert Joly	1,635	448	1,403.36
Linda Findley Kozlowski	—	—	1,403.36
Judith A. McHale	1,635	448	1,403.36
Robert C. Wright	1,635	448	1,403.36

1.

Represents outstanding options granted to non-employee directors in April in each of 2013 and 2014, each of which vested ratably over a three-year period on the anniversary date of the grant with a seven year life from date of grant. We have not granted options to non-employee directors since April 1, 2014.

2.

Represents unvested Restricted Stock granted to non-employee directors on April 1, 2017, which vested ratably over a three-year period on the anniversary date of the grant. We have not granted Restricted Stock to non-employee directors since April 1, 2017.

3.

Includes Dividend Equivalent Units that are subject to the same vesting provisions as the underlying restricted stock units and are accrued in the form of additional restricted stock units each quarter and credited to each non-employee director’s holdings.

49	|	2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

COMPENSATION DISCUSSION & ANALYSIS

NAMED EXECUTIVE OFFICERS

This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation programs for the following individuals, all of whom were deemed to be NEOs during Fiscal 2020.

Name	Title

Ralph Lauren	Executive Chairman and Chief Creative Officer

Patrice Louvet	President and Chief Executive Officer (“CEO”)

Jane Nielsen	Executive Vice President, Chief Operating Officer and Chief Financial Officer (“COO and CFO”)[1]

Howard Smith	Executive Vice President, Chief Commercial Officer [2]

David Lauren	Chief Innovation Officer, Vice Chairman of the Board, Strategic Advisor to the CEO and President of the Ralph Lauren Corporate Foundation

Valérie Hermann	Former Brand Group President [3]

1.	Effective March 31, 2019, Ms. Nielsen was promoted from Executive Vice President, Chief Financial Officer to COO and CFO.
2.	Effective March 31, 2019, Mr. Smith was appointed Executive Vice President, Chief Commercial Officer and became an executive officer of the Company.
3.	Ms. Hermann resigned as an officer of the Company effective as of September 30, 2019.

The CD&A includes the following:

CD&A Section	What’s included?
Executive Summary

Highlights of our executive compensation program, including Fiscal 2020 compensation decisions, how we connect pay with performance and company achievements, and an overview of our executive compensation governance practices

Stockholder Feedback and Compensation Committee Response	Our stockholder engagement process and Compensation Committee consideration of Say on Pay votes, and a preview of our Fiscal 2021 executive compensation program
Governance	Summary of the factors considered by the Compensation Committee in compensation goal setting, the key participants in our executive compensation process and the role each plays in decision-making
Key Components of Executive Compensation	A description of the principal elements of our executive compensation program, including pay mix and specific details regarding decisions made within each element
All Other Compensation, Executive Stock Ownership Guidelines, and Related Considerations	A summary of employee benefits and perquisites, Fiscal 2020 stock ownership guidelines, and other related compensation considerations

EXECUTIVE SUMMARY

Overview of COVID-19 Impact

Given the numerous uncertainties in the global business environment that have been created by the unprecedented coronavirus (COVID-19) worldwide pandemic, the Compensation Committee has been actively reviewing the impact on our compensation programs for Fiscal 2020 and continuing impact on compensation programs for Fiscal 2021. This is true especially with respect to originally contemplated performance metrics and targets which were

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

established prior to the onset of the COVID-19 pandemic. The Compensation Committee has carefully considered the unique set of challenges created by COVID-19 in connection with evaluating our performance during Fiscal 2020 and in designing our Fiscal 2021 compensation programs with an eye towards the retention and recognition of our talented, high potential leadership team in what has proven to be one of the most challenging calls to action in our Company’s history. The health and safety of our employees, consumers, and the communities in which we operate continues to be the Company’s paramount concern. The Board of Directors, Compensation Committee and executive leadership team will continue to closely monitor the impacts of COVID-19 on our business and operations.

Overview of Performance-based Compensation Programs

The Compensation Committee strongly believes that our Fiscal 2020 compensation practices accomplish the goal of pay-for-performance by rewarding our executives for the achievement of both short-term and long-term financial and strategic performance goals. To align our executives’ compensation with stockholders’ interests, the Compensation Committee has concluded that a majority of our executives’ compensation should be at-risk—in the form of annual cash incentive and long-term equity-based awards.

Compensation Program Philosophy & Objectives

We maintain competitive executive compensation programs designed to reward sustained business growth and results. These programs are intended to drive stockholder value through the following principles:

•	Attract, motivate, and retain highly qualified and talented employees.

•	Establish challenging performance goals balanced between short-term and long-term objectives that align the compensation of our executives with financial performance metrics and stockholders’ interests.

•	Directly link pay to achievement of performance goals designed to align with our long-term business strategy, to promote sustained business growth and stockholder value creation.
•	Award a meaningful portion of compensation in variable rather than fixed pay, with a significant portion of variable compensation in the form of long-term equity awards.

•	Promote collaborative leadership behavior designed to support the achievement of goals in a complex global organization.

•	Avoid unnecessary or excessive risk-taking that could influence executives to take actions that could jeopardize the Company in the pursuit of employee incentive compensation.

Connecting Pay with Performance: Key Takeaways for Fiscal 2020

Following the development of our Next Great Chapter strategy in June 2018 (the “Strategic Plan”), and beginning in Fiscal 2019, we modified the performance metrics in both our short-term and our long-term incentive plans. These same metrics were applied in Fiscal 2020 as they remained aligned to our Strategic Plan, drove performance across our core metrics to promote sustainable long-term stockholder value, and received strong support from our institutional stockholders.

A Look Ahead to Fiscal 2021

In light of the requisite shift in focus and priorities of our management team resulting from the extraordinary challenges created by the global COVID-19 pandemic, the Compensation Committee, in conjunction with its third-party independent compensation consultant, reviewed and approved changes to the design of the Fiscal 2021 executive compensation programs, so that we can continue to retain and appropriately incentivize our leadership team during this unprecedented time. Additional measures were taken to reduce the salary and compensation of business leaders across the Company in response to the global pandemic including:

•	Our Executive Chairman and Chief Creative Officer, Ralph Lauren, has foregone his entire salary for Fiscal 2021 in addition to his Fiscal 2020 bonus.

•	Our President & Chief Executive Officer, Patrice Louvet, reduced his salary by 50% during the crisis.

•	Every other NEO and each member of the Global Leadership Team, a group of 140 business leaders across the Company, reduced their salaries by at least 20% for the first quarter of Fiscal 2021.

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

•	Lastly, our Board of Directors has foregone their quarterly cash compensation for the first quarter of Fiscal 2021.

A portion of the funds saved from these compensation reductions was contributed to the Company’s Employee Relief Fund, administered by the Emergency Assistance Foundation, to provide grants to Company employees facing special circumstances and financial hardships resulting from the global pandemic. These contributions built on the initial funding of $10 million provided through the Ralph Lauren Corporate Foundation for COVID-19 relief measures.

Changes to the design of our Fiscal 2021 compensation programs are summarized under “Looking Forward to Fiscal 2021.”

Our Fiscal 2020 financial metrics in our short-term bonus plan included:

•	Corporate Net Income Before Taxes (“NIBT”) — a key measure of earnings growth

•	Corporate Revenue — aligned with our strategy to elevate and grow our business
•	Company-Wide Selling, General, and Administrative (“SG&A”) Expenses (Excluding Marketing and Advertising) — emphasized the importance of expense management as we strive to work in new ways to drive productivity and agility

•	Global Digital Revenue — measured our sales growth and market share expansion in our digital business

Our Fiscal 2020 financial metrics in our long-term equity plan included:

•	Three-year (Fiscal 2020 – Fiscal 2022) Cumulative Return on Invested Capital (“ROIC”) — measured efficiencies in our operations; ROIC is defined as Net Income divided by (Inventories + Property & Equipment, Net)

•	Three-year (Fiscal 2020 – Fiscal 2022) Relative Total Shareholder Return (“TSR”) — supported alignment with the long-term interests of our stockholders. The comparator group which was used for relative TSR is shown below.

Capri Holdings Limited	Macy’s Inc.	RH (Restoration Hardware, Inc.)	Under Armour, Inc.
Dillard’s, Inc.	Nike, Inc.	Tapestry, Inc.	Urban Outfitters, Inc.
The Gap, Inc.	Nordstrom, Inc.	The TJX Companies, Inc.	V.F. Corporation
L Brands, Inc.	PVH Corp.	Tiffany & Co.	Williams-Sonoma, Inc.

Impact of COVID-19 on Our Fiscal 2020 Performance

The Company’s performance over the course of Fiscal 2020 reflected starkly contrasting global operating environments. During the first three quarters of Fiscal 2020, the Company delivered against its Next Great Chapter Strategic Plan to return the business to long-term growth and value creation. Our teams continued to elevate our brands globally through compelling product, high-impact marketing campaigns, and improved consumer experiences in our store and digital environments. In addition, we:

•	Unveiled impactful brand-building campaigns and events including our ‘Family is Who You Love’ and Pride campaigns, Ralph’s Club fashion show, Earth Polo launch, and amplification of our Wimbledon and U.S. Open partnerships;
•	Increased our digital engagement and social media following, with our total social media followers surpassing 43 million in Fiscal 2020, a double-digit increase to the prior year;

•	Drove AUR growth in-line with our long-term targets, including execution of successful targeted pricing increases in North America.

Sales and adjusted diluted earnings per share (“EPS”) during this period grew 2% and 17%, respectively, driven by growth in international markets, positive comparable store sales growth in our retail business, and progress on developing high potential, under-penetrated categories. The Company also drove strong operating expense discipline during the first three quarters of Fiscal 2020, with adjusted operating margin expansion of 70 basis points over the comparable prior year period. The Company delivered these results despite

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

notable challenges in our markets, including the implementation of U.S. tariffs on China imports and significant protest-related disruption to our Hong Kong operations.

During the Company’s fourth quarter of Fiscal 2020, however, the global operating environment shifted dramatically with the tragic and unprecedented outbreak of COVID-19. The ensuing global pandemic has led to widespread economic distress and volatility resulting from business shutdowns and restrictions on the movement of people across each of our reportable regions. The broader fashion industry and our business have been significantly impacted by the severe shock, on both supply and demand, due to the pandemic.

The safety and well-being of our employees, consumers, partners, and communities globally have been our top priority as we navigate the crisis. As a result, the Company temporarily closed stores and distribution centers across North America, Europe, and Asia at various times during the outbreak, in accordance with guidelines from government and health authorities, which negatively impacted the Company’s business in the last two months of Fiscal 2020. Despite this turn of events, which drove sales and earnings results below the Company’s initial expectations, the Company ended the fiscal year with a strong balance sheet position, including $2.1 billion in cash and investments and positive free cash flow of $484.3 million.

Highlights of our Fiscal 2020 results, inclusive of adjustments approved by the Compensation Committee for purposes of determining payout levels in connection with our Short-Term and Long-Term Incentive Plans, are summarized below. Adjustments approved by the Compensation Committee were limited so that the total cumulative achievement level of the three performance metrics (NIBT, corporate revenue, and SG&A expenses (excluding marketing and advertising) as a percentage of revenue) was capped at 100% of target. Had the Compensation Committee not applied this cap, the total payout factor would have been 113%, as discussed in greater detail further below.

•	Fiscal 2020 target for NIBT was $791.9 million, and $40.6 million greater than last year’s results of $751.3 million. Fiscal 2020 NIBT results would have exceeded target had the Compensation Committee approved adjustments that reflected full relief for the total estimated impacts associated within COVID-19 and the Hong Kong protests.

•	Fiscal 2020 target for Corporate Revenue was $6,418.5 million, and $105.5 million greater than last year’s results of $6,313.0 million. Fiscal 2020 Corporate Revenue results would have exceeded target had the Compensation Committee approved adjustments that reflected full relief for total estimated impacts associated within COVID-19 and the Hong Kong protests.

•	Fiscal 2020 target for SG&A expenses (excluding marketing and advertising) as a percentage of revenue was 45.4%. Fiscal 2020 SG&A expenses (excluding marketing and advertising) would have been slightly below target had the Compensation Committee approved adjustments that reflected full relief for total estimated impacts associated within COVID-19 and the Hong Kong protests. However, given that both NIBT and corporate revenue performance exceeded target level achievement after reflecting the Compensation Committee approved adjustments, the total weighted average payout factor still would have exceeded target before applying the cap on the approved adjustments.

•	Global digital revenue was $868.7 million, or 99% of target. Global digital revenue represents the strategic objective for Fiscal 2020 which can adjust the bonus payment up or down by 10% based on performance. For Fiscal 2020 there was no adjustment to the bonus as the Company achieved target level.

As the Company navigates the evolving impacts of COVID-19, we are addressing the acute crisis while ensuring that the strength of our global business endures over the long-term, as it has for more than 53 years. We believe that our strategy of providing our consumers with high quality, nationally recognized branded fashion is more relevant than ever during these uncertain times. Our strong global brand recognition, amplified global marketing investments, and diversified channels of distribution, together with a solid balance sheet, remain competitive strengths and we believe we continue to be well-positioned for future growth, with significant opportunities to enhance future financial performance.

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

The Role of the Compensation Committee during the COVID-19 Crisis and Related Compensation Adjustments

Our teams remain committed to delivering on our strategic goals and driving stockholder value by connecting pay with performance. Our Fiscal 2020 performance metrics were established prior to the unprecedented disruptions in Hong Kong and the COVID-19 pandemic and its significant macroeconomic effects. As a result, the Compensation Committee – in consultation with its third-party independent compensation consultant – determined that a reasonable assessment of performance would be to give significant weight to our teams’ execution on the Company’s strategic objectives and performance goals successfully executed during Fiscal 2020, independent of the adverse impacts of these extraordinary, unbudgeted, and discrete events.

In the first quarter of each fiscal year, as part of the goal setting process, the Compensation Committee reviews and approves adjustment guidelines for unusual and unbudgeted effects that could be applied to adjust the results used in the Company’s compensation programs at the end of the fiscal year. The recommended fiscal year adjustments to apply to the Company’s compensation programs are presented to the Compensation Committee for review and approval at the conclusion of the fiscal year, before any payouts occur. Prior to presenting to the Compensation Committee, management thoroughly reviews and assesses which proposed adjustments are appropriate to present at the end of each annual performance period. Adjustments to financial performance metrics serve several purposes. The impact of unplanned events can be the difference between achieving and missing a performance goal. The flexibility to adjust results minimizes the occurrence of payouts that may unfairly benefit or penalize plan participants. Making preapproved adjustments to results can drive better line of sight to plan participants by stripping out the impact of external factors that are outside the control of management or completely unrelated to normal business operations. This allows employees to focus performance on factors for which management teams are accountable.

Due to the unforeseen and severe impact the COVID-19 global pandemic had on our business in the fourth quarter of Fiscal 2020 as well as the disruption to our operations from the Hong Kong protests this year, the Compensation Committee held regular and special meetings throughout the fourth quarter of Fiscal 2020 and the first quarter of Fiscal 2021 to discuss, review, and ultimately approve proposed Fiscal 2020 adjustments to apply to the Company’s incentive compensation programs, including both the short-term annual cash incentive bonus and the performance-based long-term incentive plans. In its review, the Compensation Committee considered the strong progress made by the Company during the first three quarters of Fiscal 2020 on our Strategic Plan amid a volatile backdrop, including better than expected revenues, operating margin, and double-digit EPS growth. The Compensation Committee also considered leadership and actions taken during the crisis which were viewed favorably. The Compensation Committee then reviewed adjustments, including those related to the COVID-19 impact and the Hong Kong protests on results in Fiscal 2020. After careful review and discussion, including with the Committee’s third-party independent compensation consultant, certain adjustments were approved in concept by the Compensation Committee in March 2020 prior to any knowledge of the financial impact of COVID-19 and the Hong Kong protests, with final approval of adjustments by the Compensation Committee in May 2020. These adjustments were in line with the approved adjustment rules authorized by the Compensation Committee in the first quarter of Fiscal 2020 as part of its annual adjustment approval process. However, the Compensation Committee determined that in no event would the short-term annual cash incentive bonus for Fiscal 2020 be greater than 100% of target.

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

Fiscal 2020 Payout of Short-Term Annual Cash Incentive Bonus: Executive Officer Annual Incentive Plan (EOAIP)

1.

Includes impact of adjustments, in accordance with adjustment language approved by the Compensation Committee, including restructuring and other charges, as well as COVID-19 and the Hong Kong protest business disruptions. The Compensation Committee discussed, reviewed, and ultimately approved only partial relief for COVID-19 and the Hong Kong protests, whereby the total cumulative achievement level of NIBT, corporate revenue, and SG&A expenses as a percentage of revenue was capped at 100% of target. See Appendix B for non-GAAP reconciliations.

2.

Had the Compensation Committee approved adjustments for full relief for total estimated impacts related to COVID-19 and the Hong Kong protest business disruptions, the total payout would have been 113%.

3.

Includes impact, if any, of the strategic objective, which can adjust bonus payment by -10% to +10% for Fiscal 2020. For Fiscal 2020 there was no adjustment for the strategic goal as the performance expectations achieved target level.

4.	The Compensation Committee and Mr. R. Lauren mutually agreed that Mr. R. Lauren would forgo his bonus in Fiscal 2020. His earned bonus would have been $6,000,000.

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

Fiscal 2020 Payout of Long-term Equity-Based Incentives

1.

Includes impact of adjustments, in accordance with adjustment language approved by the Compensation Committee, including restructuring and other charges and partial relief for COVID-19 and the Hong Kong protest business disruptions. Adjustments were limited to target payout goal achievement for Fiscal 2020. See Appendix B for non-GAAP reconciliations.

2.

Award based on achievement of cumulative three-year operating margin goal set at the beginning of the performance period. Target shares were granted in the first year of the three-year performance period. Award contains a contingent revenue component so that payout was capped at target unless the three-year (Fiscal 2018-2020) cumulative revenue goal was met or exceeded. The three-year revenue goal of $18,562.9 million was exceeded, even before any adjustments approved by the Compensation Committee.

3.	Not applicable to Mr. R. Lauren as he received 100% of his long-term equity-based incentives in PSUs only.
4.

After adjustments, actual achievement for this goal was 31.7%, which was above the minimum threshold level to vest at target. Shares vest on a pro-rata basis over a three-year period, beginning in Fiscal 2020, contingent upon continuous service.

Company Achievements: Key Takeaways for Fiscal 2020

•	We continued to focus on building a cohesive, brand-elevating Ralph Lauren experience across our retail, wholesale, and digital commerce presence in key cities around the world, including 25 net new stores and concessions globally and expanded partnerships with digital pure players.

•	Our TSR performance was better than our compensation comparator group for the one-, three-, and five-year periods ended Fiscal 2020.

•	We took proactive measures to strengthen our balance sheet and preserve cash, including key expense-saving actions, temporary suspension of share buybacks and dividends, and the drawdown of $475 million from our credit facility that provides for a $500 million senior unsecured revolving line of credit through August 12, 2024 (the “Global Credit Facility”).

Delivered On Our Next Great Chapter Strategic Plan in Fiscal 2020

During Fiscal 2020, we continued to execute on the strategies outlined in our five-year, Next Great Chapter Strategic Plan first announced in June 2018. This plan is intended to position the Company to deliver quality long-term sustainable growth and value creation. Excluding the unforeseen impacts of COVID-19 and protest-related disruptions in Hong Kong in Fiscal 2020, we were on track to deliver on our commitments in the second year of our Strategic Plan with positive low single digit revenue growth and gross and operating margin expansion, all while continuing to raise average unit retail and improve quality of sales, overall. Results included:

•	Winning Over a New Generation of Consumers

–	Marketing investments increased 3% to last year in Fiscal 2020 in constant currency, driven by unique and engaging brand building campaigns and social media activations including Ralph’s

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

Club Fashion Show, Wimbledon and US Open Partnerships, Earth Polo launch, and our Holiday campaigns.

–

As consumer priorities and behavior shifted in the fourth quarter due to the spread of COVID-19 across each of our key regions, we focused our communication on more socially-relevant topics including our philanthropic efforts; we also pivoted to highlight relevant categories like loungewear and home, which successfully drove increased consumer engagement.

•	Energizing Core Products and Accelerating Under-Developed Categories

–

Average unit retail across our direct-to-consumer network grew 8% in the fourth quarter and 3% for full year Fiscal 2020 driven by our ongoing initiatives to elevate our product assortment, improve quality of sales, and drive targeted price increases.

–	Continued to build our high-potential under-developed categories, with ongoing momentum led by outerwear and denim.

•	Driving Targeted Expansion in Our Regions and Channels

–

Expanded our global distribution with 25 net new stores and concessions globally and partnered with over 40 new digital pure players as part of our ecosystem approach of high productivity, small-format stores, and digital commerce.

–	Strong continued momentum in Chinese mainland, with Fiscal 2020 sales up double-digits to last year in constant currency, despite declines in the fourth quarter due to COVID-19.
–	Encouraging recent path to recovery in Chinese mainland and Korea, with strong digital growth in the fourth quarter and a return to positive sales growth in mainland China in early May.

•	Leading with Digital

–	Global digital revenue grew high-single digits to last year in constant currency in Fiscal 2020, led by strong double-digit growth in Asia and Europe.

–

Continued to invest in digital partnerships and capabilities, including: launch of localized digital sites in Europe, innovative new omni-channel functionality, and expansion into new digital distribution platforms including rental, subscription, resale, and social commerce, with the recent launch of Instagram Checkout.

•	Operating with Discipline to Fuel Growth

–	Maintained balance sheet strength at the end of Fiscal 2020 with $2.1 billion in cash and investments, providing ample near-term liquidity.

–	Inventories declined 10% at the end of Fiscal 2020, reflecting a higher level of inventory reserves to keep inventories current and healthy across our distribution channels.

–	Successfully completed the consolidation of our corporate real estate footprint in New York and New Jersey, driving cost savings and enhanced collaboration among our teams.

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

Total Shareholder Return (TSR) Performance

Our TSR for recent periods, relative to our compensation comparator group detailed on page 75 of the CD&A and the S&P 500, is set forth below. Although market volatility due to COVID-19 impact has had a significant impact on the retail sector, the Company outperformed our compensation comparator group for the one-, three-, and five-year periods ended fiscal 2020. We are behind the S&P 500 Index for each of the three periods.

Returned Cash to Stockholders

In May 2019, we announced an increase to our quarterly dividend payments from $0.625 per share to $0.6875 per share resulting in a new annual dividend of $2.75 per share.

On the same day, we announced that the Company’s Board of Directors authorized an additional $600 million stock repurchase program permitting the Company to purchase shares of Class A Common Stock. During Fiscal 2020, we repurchased approximately 6.2 million shares of our Class A Common Stock for approximately $650 million. As of March 28, 2020, the remaining availability under our Class A common stock repurchase program was approximately $580 million.

We returned approximately $854 million in cash to stockholders in Fiscal 2020 through dividends and repurchases.

As a result of the COVID-19 outbreak and related impact to our operations, the Company has taken pre-emptive actions to preserve cash and strengthen its liquidity while navigating the evolving global pandemic. As a result, we temporarily halted any incremental share repurchases during the COVID-19 crisis, having completed our re-purchase program in Fiscal 2020. We also suspended our quarterly dividends during the crisis, beginning in Fiscal 2021.

In addition, to better position the Company to navigate the pandemic outbreak, we also drew down $475 million from the Company’s Global Credit Facility to bolster cash balances, reduced or delayed capital expenditures, aligned inventories to anticipated demand, paused all non-critical capital buildout, and reviewed all real estate projects.

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

Overview of Executive Compensation Governance Practices

We seek to maintain high standards with respect to the governance of our executive compensation programs. Key features of our compensation policies and practices that aim to drive performance and align with stockholder interests are highlighted below. Although certain of our practices may require additional consideration and may be modified for Fiscal 2021 as a result of the COVID-19 pandemic, our historic and continuing long-term approach regarding pay for performance and our alignment with stockholder interests will be unwavering:

Our Compensation Practices (What we do)

At-Risk Compensation: Our incentive-based compensation represents a significant portion of our executives’ compensation (90% or more for both our Executive Chairman and Chief Creative Officer and our President and CEO.

Annual Review: We conduct an annual review of our executive compensation program to ensure it rewards executives for performance against clear metrics that align with our Strategic Plan and stockholder interests, retains top talent, and discourages unnecessary risk taking by our executives.

Stock Ownership Guidelines: We require our NEOs and other select members of our senior management to own a meaningful amount of our Common Stock, worth one to six times their base salary, depending on their positions.

Regular Review of Programs with Top Institutional Investors: We regularly, and at least annually, review our compensation programs with our top institutional investors for their feedback and consideration.

Double Trigger Vesting: We provide for double-trigger vesting following a change-in-control for equity awards for all participants in our long-term incentive plan.	Regular Review of Share Utilization: We regularly evaluate share utilization levels and review the dilutive impact of stock compensation.

Clawback Policy: Our NEOs are subject to a robust recoupment policy in the event the Company is required to restate its financial statements, providing the right to recoup granted, earned, and vested awards with a look-back period.

Fixed Share Authorization: Our long-term incentive plan does not provide for an evergreen feature that would automatically replenish the shares for issuance.

Incentive Targets: We set targets for performance metrics linked to our financial goals and financial guidance under the Strategic Plan communicated to stockholders. Our executives only receive target payouts when we deliver our financial goals.

Independent Consultant: We work with an independent compensation consultant retained by the Compensation Committee, in its sole discretion, who performs no consulting or other services for the Company’s management.

Caps on Incentive Payouts: We have caps on maximum payouts under our short-term and long-term incentive plans.	Independent Compensation Committee: Our Compensation Committee is composed solely of independent directors

Our Prohibited Compensation Practices (What we don’t do)

No Guaranteed Increases: We do not guarantee salary increases or annual incentives for our NEOs.	No Repricing Without Stockholder Approval: We do not reprice or exchange for cash underwater stock options without stockholder approval.

No Hedging or Pledging: We prohibit the hedging or pledging of the Company’s stock by directors, officers, or other employees of the Company.	No Discount Grants: We do not provide for grants of any equity below fair market value.

No Resetting of Incentive Targets: We do not reset internal targets used to determine performance-based award payouts once established by the Compensation Committee at the beginning of the performance period.

No Excise Tax Gross ups: We do not provide any tax gross ups under our long-term incentive plan.

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

STOCKHOLDER FEEDBACK AND COMPENSATION COMMITTEE RESPONSE

We are committed to our ongoing stockholder outreach efforts as the input of our stockholders is an important driver of our corporate governance and compensation practices. We actively seek to engage with our stockholders to ensure that we are responsive to their views and priorities in shaping our compensation plan designs and adopting best practices. Periodically, the Compensation Committee receives a report on engagement with our stockholders and the Board receives regular investor feedback from our various analyst meetings.

In Fiscal 2020, we connected meaningfully with our stockholders:

•	Prior and subsequent to the 2019 Annual Meeting of Stockholders, we contacted our 20 largest stockholders, representing over 50% of our outstanding shares of Class A Common Stock, offering to discuss our compensation and governance practices. The focus of the outreach was to review our compensation programs for Fiscal 2020, discuss the changes in our Board of Directors, review our Say-on-Pay (as defined below) vote, and solicit feedback on a variety of corporate governance topics, including executive compensation practices, leadership development, diversity and inclusion, and environmental, social and governance (“ESG”) issues.

•	During 2019, our management team met with a significant number of stockholders and prospective stockholders globally to discuss our near- and long-term strategy, financial and operating performance, and capital allocation, among other topics. Members of our leadership team also conducted outreach with key stockholders and other stakeholders to discuss our sustainability strategy and initiatives, corporate governance, and executive compensation practices, and to solicit feedback on these topics.

As a result of the ongoing outreach, we have received and acted upon valuable feedback regarding a variety of stockholder-related matters and:

•	Decided to keep our performance metrics unchanged in our short-term and long-term incentive plans for Fiscal 2020 as the metrics continued to be aligned with the objectives under our Strategic Plan.
•	Expanded the responsibilities of our Nominating & Governance Committee and renamed it the Nominating, Governance, Citizenship & Sustainability Committee to include oversight of corporate citizenship, sustainability and ESG matters which may have an impact on us, as described in more detail on page 34 hereof. The Committee receives regular reviews of these matters at each meeting, including deep dives on relevant topics and quarterly reviews of ESG key performance indicators (“KPIs”), and the Board receives at least an annual review.

•	In August 2018, we refreshed our Board of Directors by rotating the Chairs of our Committees including the appointment of Michael George as the new Chair of the Compensation Committee. We believe that his experience as an active CEO and Board member of Qurate Retail, Inc., and more recently since 2019 as Chairman of the Board of Directors of the National Retail Federation, and previous experience as Board member of Brinker International, has proven valuable to the Company and the Board in his role as Chair of the Compensation Committee. In order to fully focus on the role on our Committee and to address the prior stockholder feedback on over-boarding, Mr. George agreed to depart from one of his existing boards, Brinker International.

•	We enhanced our Global Citizenship & Sustainability Report to provide additional disclosure and goal-setting regarding environmental, social, and governance practices.

In making executive compensation decisions during Fiscal 2020, the Compensation Committee considered the results of the non-binding, advisory proposal on our executive compensation philosophy, policies, and practices (“Say-on-Pay”) as set forth in our 2019 Proxy Statement. At our 2019 Annual Meeting of Stockholders, we received 97% stockholder support for our executive compensation program.

Due to the severe impact the COVID-19 global pandemic had on our business in the fourth quarter of Fiscal 2020, the Compensation Committee held regular and special meetings to discuss, review, and ultimately approve the proposed Fiscal 2020 adjustments to apply to the Company’s incentive compensation programs, including both the short-term annual cash incentive

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bonus and the performance-based long-term incentive plans. In its review, the Compensation Committee considered the strong progress made by the Company in the first three quarters of the fiscal year on our Next Great Chapter Strategic Plan amid a volatile backdrop, including better than expected revenues, operating margin, and double-digit EPS growth. The Compensation Committee then reviewed adjustments related primarily to the COVID-19 impact as well as the Hong Kong protest on results. These adjustments were in line with the approved adjustment rules authorized by the Compensation Committee in May 2019 as part of its annual adjustment approval process, prior to any knowledge of the financial impact of COVID-19 and the Hong Kong protests, and were approved by the Committee in May 2020.

Looking Forward to Fiscal 2021

Due to the challenges created by the global COVID-19 pandemic, the Compensation Committee, in conjunction with its third-party independent compensation consultant, reviewed and approved changes to the design of the Fiscal 2021 compensation programs, with the purpose to continue to retain and incentivize our leadership team during this unprecedented time. Consideration was given to the need to reprioritize and focus management on managing and emerging from the crisis.

The following actions were taken with regard to the Fiscal 2021 compensation of the Company’s executive officers:

•	Mr. R. Lauren – will forgo his salary for Fiscal 2021 in addition to his full Fiscal 2020 bonus which would have been $6,000,000.

•	Mr. Louvet – will reduce his salary by 50% during the crisis

•	Ms. Nielsen, Mr. Smith, and Mr. D. Lauren – will reduce their salaries by 20% during the first quarter of Fiscal 2021

A portion of these compensation reductions was contributed to the Company’s Employee Relief Fund, administered by the Emergency Assistance Foundation, to provide grants to Company employees facing special circumstances and financial hardships resulting from the global pandemic. These contributions built on the initial funding of $10 million provided through the Ralph Lauren Corporate Foundation.

In addition, due to the inability to establish quantitative financial goals based on unprecedented levels of disruption and uncertainty, the Company will significantly modify the bonus and stock plan structure for Fiscal 2021. The Company views these changes as temporary and necessary to adequately motivate, incent and reward performance. Based upon the current COVID-19 environment, our incentive programs will not be established as quantitative financial goals, however, will continue to be driven by key performance indicators (“KPIs”) that take into consideration all stakeholders and support the Company’s enterprise-wide efforts to maximize its operations, reduce costs and leave the Company better positioned with its customers when more normal business operations resume (including employee health and safety). The Fiscal 2021 program designs will be driven by the following guiding principles:

•	Flexibility – we are in uncharted territory and business as usual plan design will not work

•	Financial Incentives – continue to be an important part of executive remuneration

•	Fair and equitable – consider Fiscal 2021 financial impact to all employees

•	Stakeholder Interests – design considers our 5 stakeholders: our employees, our customers and our brand, our stockholders, our suppliers, and our communities

•	Simple – keep program simple to understand and focused on what matters most

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

Short-term Incentive Plan Design Features[1]

Two performance intervals with one payout at the end of the fiscal year. This design will allow the Company to reassess the ability to establish quantitative financial goals for the second half of the fiscal year.

• First performance interval: April 2020 – September 2020;

• Second performance interval: October 2020 – March 2021

Payout range:

• Threshold 50% of target (no change from Fiscal 2020)

• Maximum 125% of target (reduced from 200% in Fiscal 2020)

Performance Interval Metrics

First performance interval (April 2020 – September 2020):

• Payout will be determined by the Compensation Committee based on the Company’s management of the three COVID-19 phases; managing the crisis, preparing for the rebound, and working in the new normal in the context of our 5 stakeholders;

- Our Employees,

- Our Customers and Our Brand,

- Our Stockholders,

- Our Suppliers, and

- Our Communities

The second performance interval (October 2020 – March 2021) will be determined in the second quarter of Fiscal 2020

Note: Any bonus payout will be based on the financial situation of the Company as of the end of Fiscal 2021

Long-term Equity-based Incentives[2]

Similar to our bonus program design, the Company does not believe that setting multi-year financial goals is a viable program design in Fiscal 2021. As a result of the impact of COVID-19, and as a result of the importance of emphasizing retention of our management team during this crisis, we will grant time-based Restricted Stock Units (RSUs) to all participants in Fiscal 2021.

• RSUs granted to Mr. R. Lauren will vest 100% on the third anniversary of the grant.

• For the other NEOs, fifty percent of the RSUs granted will vest 100% on the third anniversary of the grant and fifty percent of the RSUs will vest on a pro-rata basis with one-third vesting per year on the first, second and third anniversary of the grant.

1.

Ralph Lauren, Patrice Louvet and Jane Nielsen each signed amendments to their respective employment agreements, made effective as of March 29, 2020 (the first day of Fiscal 2021), permitting the Company to reduce their minimum bonus to 125% of target for Fiscal 2021. The amendment to Mr. R. Lauren’s employment agreement (the “R. Lauren Amendment”) also provides that upon certain terminations of employment, the portion of his severance based on his base salary would disregard his reduced base salary rate, and the portion of his severance based on prior years’ bonus would exclude the Fiscal 2021 bonus and the Fiscal 2020 bonus (which, as previously noted, Mr. R. Lauren voluntarily forfeited).

2.

The R. Lauren Amendment allows the Company to award RSUs instead of PSUs to Mr. R Lauren during Fiscal 2021 without breaching his employment contract, which had provided for annual awards of PSUs. The R. Lauren Amendment also provides that unvested RSUs from the Fiscal 2021 award would be treated in the same manner upon certain terminations of employment as Mr. R. Lauren’s unvested PSUs and PRSUs.

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

EXECUTIVE COMPENSATION GOVERNANCE

Compensation Goal Setting

We are a high performing organization and our practice is to set challenging goals for our short-term and long-term incentive compensation. The financial goals set for our Fiscal 2020 executive compensation plans, same as with our Fiscal 2019 plans, aligned with and supported our multi-year Strategic Plan as we continued to focus on winning over a new generation of customers, energizing core products and accelerating under-developed categories, driving targeted expansion in our regions and channels, leading with digital, and operating with discipline to fuel growth. Our senior management establishes overall parameters for growth and profitability after assessing our business opportunities and risks given the global consumer and retail landscape. The Strategic Plan is further refined to reflect input from our business units. The Finance Committee reviews progress against the Strategic Plan at several points throughout the fiscal year, including review of KPIs, and recommends the proposed annual and multi-year Strategic Plan to the Board of Directors for approval once the Finance Committee determines the plan to be in the best interests of the Company. Our Board of Directors oversees the strategic planning process and approves the final plan, ensuring that the assumptions are thoroughly reviewed. The Strategic Plan is subject to further review and approval by the Audit Committee of the Board.

Our incentive plan targets are set at levels that align with the approved Strategic Plan and the financial guidance we provide to investors. At the time the financial goals are established, the Compensation Committee, in consultation with its third-party independent compensation consultant, considers a variety of qualitative and quantitative factors, including the financial impact of incentive payouts above and below target before establishing minimum and maximum financial goals and the corresponding payout levels for incentives.

Determination of Compensation for Executives

•	Market Data. We organize our business into the following three reportable segments: North

America, Europe, and Asia. Our primary products include apparel for men, women and children, footwear, accessories, home furnishings and fragrance. As a result, we believe our product breadth, multichannel distribution, and global reach are unique among luxury and apparel companies.

Accordingly, while the Compensation Committee considers, among other things, competitive market compensation paid by other companies in our industry in establishing compensation programs, the Compensation Committee does not set executive compensation at, or near, any particular target percentile within a peer group. Instead, the Compensation Committee uses compensation market data across multiple comparator groups as a consideration in setting our executive compensation levels.

•	Other Considerations. In addition to market data, the Compensation Committee considers several other factors in determining executive compensation levels, including internal pay equity, nature and scope of responsibility, individual employee’s current performance and expected future contributions, succession planning considerations relative to development and retention, and our performance, financial plans, and budget. In order to succeed in the execution of our Strategic Plan, we will require the ability to attract and retain high level executive talent.

Role of the Compensation Committee

In addition to its responsibilities to, among other things, review and administer our compensation plans and to maintain oversight of the development of succession plans for certain key executive positions within our senior management, the Compensation Committee is responsible for reviewing and approving employment agreements, as applicable, for each of our NEOs, which include their salary, bonus, and certain other compensation components. In determining the long-term incentive component of the compensation for each of our NEOs pursuant to each of their employment agreements, as applicable, the Compensation Committee considered, among such other factors as it deemed relevant, our performance, long-term stockholder returns, the value of similar incentive awards to executive officers at comparable companies and the awards given to each of our NEOs in prior

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years. As noted above under “Executive Compensation Governance – Determination of Compensation for Executives – Market Data,” while the Compensation Committee considers market information, the Compensation Committee believes that considerations unique to our Company have a greater impact in setting executive compensation. On an annual basis, the Compensation Committee also reviews and approves the corporate performance goals and objectives relevant to the compensation payable to our NEOs. Subject to previously approved applicable obligations in an employment agreement, the Compensation Committee also reviews and approves, on an annual basis, the compensation of key members of our senior management, and reviews and approves the corporate performance goals and objectives relevant to the compensation payable to each of them. In addition, the Compensation Committee regularly reviews the design and structure of our executive compensation programs to ensure that management’s interests are closely aligned with stockholders’ interests and that the compensation programs are designed to further our strategic priorities, including our fair treatment and diversity and inclusion efforts.

The Compensation Committee is also responsible for gathering and reviewing data, and making recommendations to the Nominating Committee, regarding the appropriate level of non-employee director compensation. The Nominating Committee then recommends non-employee director compensation to the Board.

Due to the acute severity of the COVID-19 impact to the business in the fourth quarter of Fiscal 2020 as well as the impact of the Hong Kong protests this year, the Compensation Committee held regular and special meetings during the fourth quarter to discuss and review the impact of adjusting the results related to the crisis and the protests to the Company’s compensation programs payouts. In addition, the Committee reviewed the results with and without the impact of COVID-19 and the Hong Kong protests, considered the results prior to the COVID crisis, and the strong progress the Company had made in the first three quarters of the year on our Strategic Plan, and as a result, approved adjustments to the financial results included in the Fiscal 2020 incentive plans.

Role of the Compensation Consultants

We engage compensation consultants to assist in reviewing our overall compensation strategy and total compensation package and to provide input on the competitive market for executive talent, evolving executive and director compensation market practices, program design and regulatory compliance. The Compensation Committee retains an independent compensation consulting firm, Steven Hall & Partners (“SHP”), to provide guidance in connection with the development and evaluation of compensation philosophy, policies and practices and significant executive compensation decisions. The Compensation Committee has the sole authority to retain and terminate the independent compensation consulting firm and approve the firm’s fees and other retention terms. SHP does not provide other services to the Company or the Company’s management.

In Fiscal 2020, the Compensation Committee continued to engage SHP to provide such independent advisory services, which is discussed in the “Executive Employment Agreements and Compensatory Arrangements” section below. The Compensation Committee meets with SHP regularly and as needed, in the Compensation Committee’s sole discretion and the consultant assists the Committee by:

•	attending Committee meetings;

•	meeting with the Committee without management present;

•	providing third-party data, advice and expertise on proposed executive compensation and awards and plan designs;

•	reviewing briefing materials prepared by management and outside advisers and advising the Committee on the matters included in these materials, including the consistency of proposals with the Committee’s compensation philosophy and comparisons to programs at other companies; and

•	preparing its own analysis of compensation matters, including positioning of programs in the competitive market and the design of plans consistent with the Committee’s compensation philosophy.

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In addition to the above, SHP consults with the Compensation Committee on the non-employee director compensation programs.

Separate from the Compensation Committee’s consultant, during Fiscal 2020, our Company’s management continued to retain the services of Compensation Advisory Partners, LLC (“CAP”), as its compensation consultant. CAP’s role is to assist management in the development and analysis of executive compensation matters.

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

Factors in Determining Compensation for Executives

Determining Compensation for Mr. R. Lauren, our Executive Chairman and Chief Creative Officer. In response to the global pandemic, the Compensation Committee and Mr. R. Lauren mutually agreed that Mr. R. Lauren would forgo his Fiscal 2020 bonus which would have been $6,000,000 and to also forgo his entire Fiscal 2021 base salary. The Compensation Committee, in consultation with its third-party independent compensation consultant and independent outside counsel, determined the compensation structure under Mr. R. Lauren’s employment agreement, effective as of the beginning of Fiscal 2018. Mr. R. Lauren serves as both Chief Creative Officer and Executive Chairman. These factors were considered when setting Mr. R. Lauren’s compensation opportunity during Fiscal 2020 and the terms set forth in his employment agreement. Mr. R Lauren’s role is unique and critical, and his compensation package is based on several factors including:

Chief Creative Officer	Executive Chairman

As the chief designer, Mr. R. Lauren’s compensation package is also based on the Company’s review of the compensation of other Chief Creative Officers. The Compensation Committee believes that Mr. R. Lauren’s leadership, aesthetic vision, direction and the public’s association of his name and likeness with our branded products are unparalleled and integral components of our success, and that his contributions to our longstanding, consistent achievement over five decades have been, and continue to be, instrumental in creating long-term stockholder value.

As Executive Chairman of the Board, Mr. R. Lauren works with the CEO to set overall vision, strategy, financial objectives, and investment priorities for the business. Mr. R. Lauren also continues to mentor our design team and provide guidance in areas that are important to the Company, including growth in new business categories, creative talent, advertising, and marketing.

    Strategic Vision

Mr. R. Lauren not only drives the vision and strategy of a unique, complex, global organization with distribution channels in multiple product categories and countries, but he is also the founder, creator and name behind our brands for over 53 years and the value of the impact of his leadership to the creative talent of the organization is very significant.

      Celebrated Achievements

Mr. R. Lauren’s unique, critical role as Chief Creative Officer brings to us his extraordinary and rare talent that is unrivaled by others in our industry. His career has resulted in numerous tributes for his contributions to the fashion industry, including the Council of Fashion Designers of America’s four highest honors:

•   Lifetime Achievement Award;

•   Womenswear Designer of the Year Award;

•   Menswear Designer of the Year Award; and

•   Retailer of the Year Award.

In Fiscal 2020:

•  Great Britain—Honorary Knight: Mr. R. Lauren was made an Honorary Knight Commander of the Most Excellent Order of the British Empire (KBE) for services to fashion. Mr. R. Lauren was presented with the honorary knighthood insignia by His Royal Highness The Prince of Wales in a private ceremony at Buckingham Palace. Mr. R. Lauren is the first American fashion designer to be recognized with an honorary knighthood.

•  France—Order of the Legion of Honor: In recognition for his contributions as a fashion designer, business leader and philanthropist, Mr. R. Lauren received the rank of Officier in the Order of the Legion of Honor presented by President of France Emmanuel Macron at the Elysée Palace of France. The Officier rank is the second level of the Legion d’Honneur, the highest French order of merit for military and civil merits, and Mr. R. Lauren was honored in recognition of his global lifestyle empire.

•  Global—HBO documentary Very Ralph: Mr. R. Lauren offered unprecedented access to his life and work in an HBO documentary titled Very Ralph, a portrait of Mr. R. Lauren’s incredible evolution from a boy in the Bronx to the dreamer behind one of the most successful brands in fashion history.

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Determining Compensation for Mr. Louvet, our President and Chief Executive Officer. In response to the global COVID-19 pandemic, Mr. Louvet has reduced his Fiscal 2021 salary by 50% during the crisis. In Fiscal 2018, the Company entered into an employment agreement with Mr. Louvet, who joined the Company as President and CEO in July 2017. In determining the compensation for Mr. Louvet, the Compensation Committee, in consultation with its independent compensation consultant and independent outside counsel, also considered, among other things, Mr. Louvet’s strong global brand leadership experience, prior compensation, achievements at his former employer, the Company’s internal pay equity and his expected future contributions in his role with us.

Determining Compensation for our Other NEOs. In response to the global COVID-19 pandemic, the other NEOs have reduced their salaries by 20% in the first quarter of Fiscal 2021. In determining the compensation of our other NEOs, the Compensation Committee considered the impact, scope of responsibility and leadership structure required to support the ongoing global transformation and long-term growth of our business in an increasingly complex global environment.

Employment Agreements

In general, we have a longstanding practice of entering into employment agreements with our executive officers and select members of senior management. We believe that employment agreements provide greater assurance of continuity and retention of critical creative and operating talent in a highly competitive industry. All our NEOs have employment agreements other than Mr. D. Lauren. Employment agreements for our NEOs were reviewed and approved by the Compensation Committee, in consultation with its independent compensation consultant and the Committee’s independently retained legal advisors when requested and reviewed and approved with Mr. R. Lauren and Mr. Louvet or his predecessor with respect to our other NEOs. The terms of Mr. D. Lauren’s compensation arrangement were determined based on his role in the organization and were also reviewed and approved by the Compensation Committee.

The guidelines for salary, bonus, and certain other compensation components for each NEO with an employment agreement are set forth in his or her respective employment agreement. The agreements also provide for certain benefits, including those in the event of various termination or change in control situations. We believe that providing for certain benefits in change in control situations enhances the value of the business by preserving the continuity of management during these potential situations and by focusing our senior executives on our long-term priorities.

Effective March 31, 2019, Ms. Nielsen was promoted from Executive Vice President, Chief Financial Officer to Executive Vice President, COO and CFO. This appointment was made in support of Ms. Nielsen’s role in our Strategic Plan to drive sustainable, long-term growth and value creation. We entered into a new employment agreement with Ms. Nielsen effective March 31, 2019 with an increased compensation arrangement commensurate with her new appointment.

Effective March 31, 2019, we entered into a new employment agreement with Mr. Smith who was promoted to Executive Vice President, Chief Commercial Officer and he became an executive officer of the Company. In connection with Mr. Smith’s appointment, he was relocated from Hong Kong to the United Kingdom on April 1, 2019 under the Ralph Lauren Expatriate Relocation Program (“Expatriate Program”). He currently receives allowances for Goods & Services (COLA), Housing, Home Leave, Education Assistance, and Auto Coverage under the Expatriate Program and per the terms of his employment agreement. Benefits related to his participation in the Expatriate Program were paid in Fiscal 2020 and may be paid in future years as his assignment is expected to continue until March 31, 2022.

See “Executive Employment Agreements and Compensatory Arrangements,” “Summary Compensation Table” and “Potential Payments Upon Termination or Change in Control” below for a more detailed description of the payments and benefits provided under each NEO’s employment agreement and other compensatory arrangements.

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

KEY COMPONENTS OF EXECUTIVE COMPENSATION

The principal elements of our senior executive compensation programs are summarized in the following table and described in more detail below.

Compensation Element	Performance-Based	Objective

Base Salary		Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled employees.

Annual Cash Incentive Awards	☑	Motivate and reward employees to achieve or exceed our current-year financial goals with variable cash compensation earned based on achieving pre-established annual goals.

Long-Term Equity-Based Incentive Awards	☑

Align an employee’s interest with that of our stockholders and encourage executive decision-making that maximizes value creation over the long-term with variable equity compensation earned based on achieving pre-established long-term goals and retention of key talent.

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Compensation Programs Pay Mix

The charts below show the components and allocation of the at-risk elements that comprised the target total direct compensation for our NEOs in Fiscal 2020.

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

Compensation Element: Base Salary

We pay base salaries to attract and retain talented executives and to provide a fixed base of cash compensation. Base salaries for each of our NEOs are determined and approved by the Compensation Committee. In general, base salaries may be reviewed periodically by the Compensation Committee and are provided in each NEO’s employment agreement, other than for Mr. D. Lauren, who does not have an employment agreement.

As of the end of Fiscal 2020, the annual base salaries for our NEOs were as follows:

Name / Title	Fiscal 2019 Base Salary ($)	Fiscal 2020 Base Salary ($)	% Increase

Ralph Lauren Executive Chairman and Chief Creative Officer	1,750,000	1,750,000	0%

Patrice Louvet CEO	1,250,000	1,250,000	0%

Jane Nielsen COO and CFO	990,000	1,050,000	6.1%[1]

Howard Smith Executive Vice President, Chief Commercial Officer	900,000	1,050,000	16.7%[1]

David Lauren Chief Innovation Officer, Vice Chairman of the Board, Strategic Advisor to the CEO and President of the Ralph Lauren Corporate Foundation	850,000	850,000	0%

Valérie Hermann Former Brand Group President	1,050,000	N/A2	N/A

1.

In Fiscal 2020, Ms. Nielsen and Mr. Smith received base salary increase in connection with each of their respective promotions as previously disclosed in “Executive Compensation Governance – Employment Agreements”.

2.	Ms. Hermann resigned as an officer of the Company effective as of September 30, 2019 and her base salary in Fiscal 2020 is pro-rated through that date.

Compensation Element: Short-Term Annual Cash Incentive Awards

In Fiscal 2020, all our NEOs participated in the Executive Officer Annual Incentive Plan (“EOAIP”), a stockholder-approved, short-term cash incentive bonus plan, in which the Compensation Committee determines the eligible EOAIP participants from among our executive officers. The EOAIP is designed to promote strong executive decision-making and achievement that supports the realization of significant overall Company financial goals. Key features of the EOAIP are as follows:

Payouts	Payouts are based on different levels of achievement, which include threshold, target, stretch and maximum levels, established by the Compensation Committee each year.
In Fiscal 2020, the Compensation Committee determined that the following performance levels were applicable to EOAIP participants:
	Threshold	The minimum level of performance that is required before the bonus plan pays out at 50% of the target level for each performance measure.
	Target	100% achievement of financial goals.
	Stretch	Achievement of above target financial goals. Stretch payout is 150% of target bonus levels set for all NEOs, with the exception of Mr. Louvet, whose stretch payout is set at 125% of his target bonus.
Maximum

Achievement at a superior level of performance. Maximum payout is 200% of target bonus levels set for all NEOs, with the exception of Mr. Louvet, whose maximum payout is set at 150% of his target bonus.

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Compensation Committee Process and Authority

Process: Each year, we engage in an extensive and deliberate process to establish our financial budget, performance measures and performance targets which are subject to Compensation Committee approval, in consultation with its independent consultant. At the end of the fiscal year, the following approval process takes place:

•  After our independent auditors issue their audit opinion for the completed fiscal year, the Compensation Committee determines the extent to which, if at all, financial performance has been achieved against pre-established targets;

•  Based upon the degree of achievement, the Compensation Committee approves the annual cash incentive bonuses payable to each NEO under the EOAIP, as applicable; and

•  The Compensation Committee believes that the performance of each of our NEOs is represented by the Company’s financial results and thus, discretionary individual performance is not considered in determining their bonuses.

Authority: The Compensation Committee has the authority to:

•  Determine the eligible EOAIP participants from among our executive officers;

•  Establish the financial performance goals at the beginning of the fiscal year (from the list of performance measures previously approved by stockholders) and payout schedules, including any adjustments;

•  Omit, among other things, the effect of unbudgeted items that are unusual in nature or infrequently occurring, any gain or loss on the disposal of a business segment, other unusual items or infrequently occurring events and transactions and cumulative effects of changes in accounting principles;

•  Establish the required achievement levels against pre-determined performance goals under the EOAIP; and

•  Exercise discretion to reduce or eliminate, but not increase, the bonus amounts payable under the EOAIP.

Adjustments related to COVID-19 and the Hong Kong protests:

•  Due to the severe and unexpected impact COVID-19 and the Hong Kong protests had on our business and operations in Fiscal 2020, the Compensation Committee held regular and special meetings in the fourth quarter of Fiscal 2020 to discuss and review proposed adjustments to apply to the Company’s short-term and long-term incentive plan payouts for Fiscal 2020.

•  In consultation with its third-party independent compensation consultant, the Committee exercised its authority to approve these adjustments in concept in March 2020 prior to any knowledge of the financial impact of COVID-19 and the Hong Kong protests in line with the approved adjustment rules authorized by the Compensation Committee in May 2019 as part of its annual adjustment approval process. Final approval of adjustments occurred in May 2020.

Annual Cash Incentive Awards – Fiscal 2020

Fiscal 2020 Corporate Performance Measures. For Fiscal 2020, under the EOAIP, the corporate performance measures selected were NIBT, Corporate Revenue, and SG&A expenses (excluding marketing and advertising). The Compensation Committee believes that these measures aligned with stockholders’ interests, promoted sustainable long-term stockholder value, and were aligned to the objectives of our Strategic Plan. The Fiscal 2020 financial targets were set at a level that would require a challenging level of performance and were aligned to support the financial guidance set forth in the Fiscal 2020 Strategic Plan communicated to stockholders. As part of our rigorous goal setting process, in order to achieve target bonus payout for each component, the Fiscal 2020 targets were set higher than the Fiscal 2019 targets and the Fiscal 2019 actual results.

Once set by the Compensation Committee at the beginning of each fiscal year, the financial targets cannot be reset.

Global Digital Revenue as Additional Strategic Financial Goal with Potential 10% Adjustment upwards or downwards to Bonus. Each of the NEOs, except for Mr. R. Lauren, may have their respective bonuses adjusted (upwards or downwards by 10%) based upon the degree of achievement of a previously established additional strategic financial goal. For Fiscal 2020, global digital revenue was selected by the Compensation Committee as the strategic financial goal to emphasize the importance of driving sales growth and market share in our digital business. The Fiscal 2020 target for global digital revenue was $875.4 million. Our results were in line with target which resulted in a 0% adjustment for the strategic goal. The bonus payment for Mr. R. Lauren is based

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

solely on financial performance against the Company’s overall performance measures, as selected by the Compensation Committee for the applicable fiscal year and is not adjusted based on performance against any additional strategic financial goal.

Bonus Payouts for Fiscal 2020. Each of our NEOs was eligible for a bonus in Fiscal 2020 when we reached threshold performance of the full year performance measure targets including adjustments approved by the Compensation Committee. In response to the global pandemic, the Compensation Committee and Mr. R. Lauren mutually agreed that Mr. R. Lauren would forgo his Fiscal 2020 bonus which would have been $6,000,000. Due to the impact the COVID-19 global pandemic and the Hong Kong protests had on our business in Fiscal 2020, the Compensation Committee held regular and special meetings to discuss, review, and ultimately approve the proposed Fiscal 2020 adjustments to apply to the Company’s incentive compensation programs, including both the short-term annual cash incentive bonus and the performance-based long-term incentive plans. In its review, the Compensation Committee considered the strong progress made by the Company in the first three quarters of the fiscal year on our Next Great Chapter Strategic Plan amid a volatile backdrop, including better than expected revenues, operating margin, and double-digit EPS growth. The Compensation Committee then reviewed adjustments related primarily to the COVID-19 impact and the Hong Kong protests on results. Adjustments were approved in concept in March 2020. These adjustments were in line with the approved adjustment rules authorized by the Compensation Committee in May 2019 as part of its annual adjustment approval process, prior to any knowledge of the financial impact of COVID-19 and the Hong Kong protests. Final approval of adjustments was in May 2020. However, the Compensation Committee further agreed that in no event would the short-term annual cash incentive bonus for Fiscal 2020 be greater than 100% of target.

The following table outlines our Fiscal 2020 EOAIP target goals compared to Fiscal 2019, and actual performance as measured against those goals considering bonus payout was capped at 100% of target as agreed to by the Compensation Committee.

Performance Period	Performance Measure	Goals ($ millions except SG&A)			Actual Compensation Awarded as a % of Target[1,2]

		Threshold	Target	Maximum
Fiscal 2020	NIBT (60% weight)	$712.7	$791.9	$910.7	0%[3] for Mr. R. Lauren; 100%[4] for Mr. Louvet and for other NEOs
	Corporate Revenue (20% weight)	$6,290.1	$6,418.5	$6,546.7
	Company-wide SG&A as a % of Revenue (20% weight)	45.9%	45.4%	44.5%
Fiscal 2019	NIBT (60% weight)	$637.4	$708.2	$814.4	153% for Mr. R. Lauren; 139% for Mr. Louvet; 168% for other NEOs
	Corporate Revenue (20% weight)	$6,010.2	$6,132.9	$6,255.6
	Company-wide SG&A as a % of Revenue (20% weight)	46.7%	46.2%	45.2%

1.

Represents actual payout performance results after giving effect to adjustments approved by the Compensation Committee, including restructuring and other charges, as well as partial relief for COVID-19 and the Hong Kong protests in Fiscal 2020, whereby the cumulative payout was capped at 100% of target. See Appendix B for a reconciliation of Fiscal 2020 and Fiscal 2019 financial measures to these results as reported under U.S. GAAP.

2.

For Fiscal 2020, there was a 0% adjustment and for Fiscal 2019 there was a plus 10% adjustment for the strategic goal as it applies to all NEOs, except for Mr. R. Lauren. The Fiscal 2020 and Fiscal 2019 strategic goal was global digital revenue. Except for Mr. Louvet, maximum payout for all NEOs is 200% of target. For Mr. Louvet, maximum payout is 150% of target.

3.	For Fiscal 2020, the Compensation Committee and Mr. R. Lauren mutually agreed that Mr. R. Lauren would forgo his Fiscal 2020 bonus.
4.

Had the Compensation Committee approved adjustments for full relief for estimated impacts related to COVID-19 and the Hong Kong protest business disruptions, the total payout would have been 113% for Fiscal 2020

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

The table below sets forth the target bonus and actual Fiscal 2020 cash bonus for each of our NEOs:

In response to the global pandemic, the Compensation Committee and Mr. R. Lauren mutually agreed that Mr. R. Lauren would forgo his Fiscal 2020 bonus which would have been $6,000,000. Payout was capped at 100% of target for the other NEOs per agreement by the Compensation Committee.

Name / Title	Target Bonus ($)	Actual Fiscal 2020 Bonus ($)
Ralph Lauren[1] Executive Chairman and Chief Creative Officer	6,000,000	0
Patrice Louvet[1,2] CEO	3,750,000	3,750,000
Jane Nielsen[1,2] COO and CFO	1,837,500	1,837,500
Howard Smith[1,2] Executive Vice President, Chief Commercial Officer	1,575,000	1,575,000
David Lauren[1,2] Chief Innovation Officer, Vice Chairman of the Board, Strategic Advisor to the CEO and President of the Ralph Lauren Corporate Foundation	637,500	637,500
Valérie Hermann[2,3] Brand Group President	928,856	928,856

1.

Target bonus amounts payable to Messrs. R. Lauren, Louvet, and Smith and Ms. Nielsen are set forth in their respective employment agreements. Target bonus payout as a percent of base salary increased from 150% to 175% in Fiscal 2020 for Ms. Nielsen in connection with her promotion to COO and CEO. Target bonus amount payable to Mr. D. Lauren, who does not have an employment agreement, is based on his role in the organization and was approved by the Compensation Committee.

2.

Includes the effect, if any, of strategic goal which may adjust bonuses upwards or downwards by 10%. For Fiscal 2020, there was a 0% adjustment for the strategic goal in the EOAIP as the performance results were in-line with target. The strategic financial goal in the EOAIP was global digital revenue.

3.	Ms. Hermann was eligible for a pro-rated bonus payout for Fiscal 2020 based on her termination date of September 30, 2019 as per her separation agreement and release.

Compensation Element: Long-Term Equity-Based Incentives

Long-term equity-based incentives are intended to align executive and stockholder interests and encourage strong executive decision-making that maximizes stockholder value creation over the long-term. The values, mix, and type of annual grants for each senior executive are discussed by management and the Compensation Committee and ultimately approved by the Compensation Committee, in consultation with its third-party independent consultant, unless the terms have been previously approved and set forth in an employment agreement.

The determination of the mix and type of Mr. R. Lauren’s Fiscal 2020 annual grant was provided under his employment agreement.

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

Long-Term Equity-Based Incentives – Fiscal 2020

In Fiscal 2020, all equity awards to our NEOs were granted under either our 2010 Stock Incentive Plan or 2019 Stock Incentive Plan. These awards all provide the recipient with the opportunity to receive shares of our Class A Common Stock over a specified period. The achievement of our performance goals for performance-based equity awards is subject to adjustment to exclude the effect of certain unbudgeted events and unusual items or transactions, as permitted under both the 2010 Stock Incentive Plan and the 2019 Stock Incentive Plan, in accordance with the adjustment rules established by the Compensation Committee at the beginning of each fiscal year.

The Fiscal 2020 awards consisted of:

Fiscal 2020 Awards Granted – Core Program	Performance Measure[1]	Performance Period

Performance Share Units (PSUs) – ROIC	Return on Invested Capital (ROIC)	Fiscal 2020 – Fiscal 2022

Performance Share Units (PSUs) – Relative TSR	Relative Total Shareholder Return (TSR)	Fiscal 2020 – Fiscal 2022

Performance-Based Restricted Stock Units (PRSUs)	Return on Invested Capital (ROIC)	Fiscal 2020

Fiscal 2020 Awards Granted – Promotional Awards	Performance Measure[1]	Performance Period

Performance Share Units (PSUs) – EPS,2	Earnings per Share (EPS)	Fiscal 2020 – Fiscal 2022

Time-based Restricted Stock Units (RSUs)[3]	N/A	N/A

1.	The performance measures for each form of performance-based equity award were set by the Compensation Committee prior to the time of the grant.
2.	Represent one-time equity awards granted in Fiscal 2020 to Ms. Nielsen and Mr. Smith in connection with the increase in scope in each of their new roles.
3.

Time-based awards, such as RSUs, are granted to NEOs only in limited situations. During Fiscal 2020, we granted RSUs to Ms. Nielsen in connection with her appointment as our COO and CEO. These RSUs vest in three equal installments on the second, third, and fourth anniversary date of the grant.

Details regarding the PSUs and PRSUs are outlined below.

•

PSUs-ROIC. ROIC is used as a performance measure to align our executives with investment productivity and profitability which is important to the long-term sustainable growth of our Company. Awards granted in Fiscal 2020 may pay out from 0% to 200% of target based on three-year cumulative ROIC results (Fiscal 2020 – Fiscal 2022).

The performance and payout levels for the PSUs-ROIC are summarized below. The Compensation Committee believes the payout percentages for our PSUs provide an appropriate balance between the performance levels required relative to the level of payout, based on targets that require significant effort for achievement over a multi-year period. Once an award is granted in any fiscal year, the pre-established performance measures, performance goals, vesting schedule or payout schedule cannot be modified for that grant, unless otherwise approved by the Compensation Committee, during the applicable performance period.

Performance level	% of Goal Achieved	% of PSUs Vested

Threshold	90%	50%
Target	100%	100%
Maximum	110%	200%

No payout is earned for performance below threshold. Vesting is interpolated for performance between 90% and 100% of target, and for performance between 100% and 110% of target.

•

PSUs-Relative TSR. Relative TSR is used as a performance measure to align our executives with the interests of our stockholders. Awards granted in Fiscal 2020 may pay out from 0% to 200% of target based on the

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

performance of the Company’s stock as compared to the performance of stock in a comparator group of companies over the three-year performance period (Fiscal 2020 – Fiscal 2022). Relative TSR is based on stock price appreciation, plus dividends reinvested, with starting and ending share prices based on average closing stock prices for the 20 trading days ending immediately prior to the beginning and end of the performance period. If any comparator group companies are removed from the NYSE for any reason over the performance period, they are removed from the final performance calculation at the end of the performance period, such that the final TSR performance calculations may be based on fewer companies.

The comparator group which was used for Relative TSR is shown below. The companies in the comparator group include luxury retail peers, certain department stores and apparel wholesalers, and other well branded companies.

Capri Holdings Limited	Macy’s, Inc.	RH (Restoration Hardware, Inc.)	Under Armour, Inc.
Dillard’s, Inc.	Nike, Inc.	Tapestry, Inc.	Urban Outfitters, Inc.
The Gap, Inc.	Nordstrom, Inc.	The TJX Companies, Inc.	V.F. Corporation
L Brands, Inc.	PVH Corp.	Tiffany & Co.	Williams-Sonoma, Inc.

The performance and payout levels for the PSUs-Relative TSR are summarized as follows:

Performance Level	Relative TSR Performance	% of PSUs Vested

Below Threshold	Below 30th Percentile	0%
Threshold	30th Percentile	50%
Target	50th Percentile	100%
Stretch	70th Percentile	150%
Maximum	90th Percentile and above	200%

No payout is earned for performance below threshold. The number of PSUs earned is interpolated on a linear basis for performance between Threshold and Target, between Target and Stretch, and between Stretch and Maximum.

•

PSUs-EPS. Only Ms. Nielsen and Mr. Smith received PSUs -EPS as a result of the increased scope of their roles. Ms. Nielsen’s award was granted in Fiscal 2020 per the terms of her employment agreement effective as of March 31, 2019. Mr. Smith’s award was granted per the terms of his previous employment agreement effective as of February 28, 2019. Although the award for Mr. Smith was made by the Company in Fiscal 2019, the grant date did not occur until Fiscal 2020 for accounting purposes under ASC 718. As a result, both Ms. Nielsen’s and Mr. Smith’s PSU-EPS awards are described herein as Fiscal 2020 grants.

Three-year EPS was chosen by the Compensation Committee as the performance measure for these awards as a strong indicator of growth and stockholder value creation. The awards may pay out from 0% to 200% of target based on three-year cumulative EPS results (Fiscal 2020 – Fiscal 2022).

The performance and payout levels for the PSUs-EPS are summarized as follows.

Performance level	% of Goal Achieved	% of PSUs Vested

Threshold	90%	50%
Target	100%	100%
Maximum	110%	200%

No payout is earned for performance below threshold. Vesting is interpolated for performance between 90% and 100% of target, and for performance between 100% and 110% of target.

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

•

PRSUs. In Fiscal 2020, we granted PRSUs with a performance threshold for the first fiscal year of the three-year vesting period. The performance requirement acts as a minimum threshold for the PRSUs to vest on a pro-rata basis at target levels over this three-year period. Vesting is contingent on continued service.

	Performance Measure	Performance Period	Performance Result	Amount Earned as a % of Target
PRSUs (applicable to NEOs other than Mr. R. Lauren))	ROIC	Fiscal 2020	Exceeded threshold level	100%

The performance threshold vesting requirement for Fiscal 2020 PRSUs was Fiscal 2020 ROIC adjusted results of 22.2%. After adjustments, primarily related to the impact of COVID-19 and the Hong Kong protest business disruptions, actual achievement for this goal was 31.7%, which was above the threshold level. See Appendix B for non-U.S. GAAP reconciliations.

In Fiscal 2020, each of our NEOs received long-term equity awards consisting of PSUs-ROIC, PSUs-Relative TSR, PSUs-EPS, PRSUs and RSUs, as applicable.

Name / Title	PSUs-ROIC[1]	PSUs-Relative TSR[1]	PSUs-EPS[2]	PRSUs[1]	RSUs[3]
Ralph Lauren Executive Chairman and Chief Creative Officer	64,039	58,250	—	—	—
Patrice Louvet President and CEO	21,832	21,591	—	43,662	—
Jane Nielsen COO and CFO	8,733	8,637	13,626	17,466	23,127
Howard Smith Executive Vice President, Chief Commercial Officer	8,005	7,917	13,626	16,011	—
David Lauren Chief Innovation Officer, Vice Chairman of the Board, Strategic Advisor to the CEO and President of the Ralph Lauren Corporate Foundation	1,601	1,583	—	3,201	—
Valérie Hermann Former Brand Group President	7,277	7,197	—	14,553	—

1.	Granted on August 15, 2019.
2.	Granted June 6, 2019.
3.	Granted March 31, 2019.

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

The following chart illustrates the Fiscal 2020 vehicle mix as a percentage of total equity in our core equity program (excludes one-time promotional awards).

Name / Title	PSUs-ROIC[1]	PSUs-Relative TSR[1]	PRSUs[1]
Ralph Lauren Executive Chairman and Chief Creative Officer	50%	50%	—
Patrice Louvet President and CEO	25%	25%	50%
Jane Nielsen COO and CFO	25%	25%	50%
Howard Smith Executive Vice President, Chief Commercial Officer	25%	25%	50%
David Lauren Chief Innovation Officer, Vice Chairman of the Board, Strategic Advisor to the CEO and President of the Ralph Lauren Corporate Foundation	25%	25%	50%
Valérie Hermann Former Brand Group President	25%	25%	50%

1.	Granted on August 15, 2019.

Previously Awarded Long-Term Equity-Based Incentives that Vested in June 2020

PSUs. PSU awards that were granted in Fiscal 2018 vested in June 2020, based upon our achievement of pre-established financial goals for the three-year performance period (Fiscal 2018 – Fiscal 2020). The target for the Fiscal 2018 PSUs was based on the three-year plan established in early Fiscal 2018. In order to incent revenue growth, a contingent Corporate Revenue component was added to the PSU program in Fiscal 2018 so that payout was capped at target unless the three-year (Fiscal 2018-2020) cumulative revenue goal was met or exceeded. In establishing the targets for the Fiscal 2018 PSUs, we required ongoing performance improvement during the three-year period. The Compensation Committee established the Fiscal 2018 PSUs financial targets for the three-year performance period to incent and reward our executive officers for long-term performance and strengthen the alignment of the compensation of our executive officers with stockholder interests.

As previously noted, adjustments primarily related to COVID-19 as well as the Hong Kong protest business disruptions were approved in concept in March 2020. These adjustments were in line with the approved adjustment rules established by the Compensation Committee in May 2019 as part of its annual adjustment approval process, prior to any knowledge of the financial impact of COVID-19 and the Hong Kong protests. Final adjustments were approved in May 2020. Adjustments were limited to target payout goal achievement for Fiscal 2020.

Below is a table summarizing the goals, payout range, and achievement for the Fiscal 2018 PSUs. See Appendix B for a reconciliation to reported U.S. GAAP cumulative net income results.

PSUs:

	Performance Measure	Performance Period	Performance Result as a % of Target	Amount Paid as a % of Target
PSUs (applicable to all NEOs)	Cumulative Operating Margin	Fiscal 2018–Fiscal 2020	103%	137%[1]

1.

Award based on achievement of cumulative three-year cumulative operating margin goal set at the beginning of the performance period. Payout above target was contingent on achievement of a three-year cumulative revenue goal of $18,562.9 million. Actual achievement was above this goal. Target shares were granted in the first year of the three-year performance period.

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

Achievement Level	% Performance Target	Fiscal 2018-2020 Cumulative Operating Margin Goals	Percent of Target Award Earned

Threshold	95%	31.7%	75%

Target	100%	33.3%	100%

Maximum	105%	34.8%	150%

Achievement	103%	34.4%	137%

ALL OTHER COMPENSATION

Employee Benefits and Perquisites

We provide a number of benefit plans to all eligible employees, including our NEOs. These benefits include programs such as medical, dental, life insurance, business travel accident insurance, short and long-term disability coverage and a 401(k) plan. In Fiscal 2020, we continue to engage all eligible employees, including our NEOs, by providing such benefits as flexible work arrangements and sabbaticals. There are no supplemental retirement plans for our executives. We also provide a merchandise discount on most of our products to all our employees, including our NEOs, and our directors.

Other Benefits

We provide our NEOs with other benefits that we believe are reasonable, competitive, and consistent with our overall executive compensation programs. We believe that these benefits generally allow our executives to work more efficiently and promote our brand, and are legitimate business expenses. The costs of these benefits constitute only a small percentage of each NEO’s total compensation. Our NEOs are eligible for financial counseling and, in the case of Mr. R. Lauren, Mr. Louvet, and Mr. D. Lauren, an annual executive physical. We provide the use of an automobile and driver to Mr. R. Lauren and Mr. Louvet and an annual car allowance for all other NEOs.

In addition, pursuant to his employment agreement and for security purposes, Mr. R. Lauren is required to use private aircraft for any travel and is reimbursed for the expense of business travel. Also, under Mr. R. Lauren’s employment agreement, we will reimburse him up to a maximum aggregate amount of $200,000 for any expense incurred as a result of his use of his private aircraft, or other acceptable private aircraft, for personal travel. Our other NEOs were permitted to use the Company aircraft for personal travel on a limited basis during Fiscal 2020. None of our NEOs used the Company aircraft for personal travel in Fiscal 2020. In all cases, personal travel on the private aircraft or the Company aircraft is treated as imputed income to the executive. In mid-Fiscal 2020, we sold our Company aircraft and donated the proceeds, approximately $21 million, to the Ralph Lauren Corporate Foundation. See the “All Other Compensation” column of the “Summary Compensation Table” and related footnotes for a discussion of all perquisites and other personal benefits provided to our NEOs.

Ralph Lauren Expatriate Program

Ralph Lauren’s Expatriate Program is intended to ensure globally consistent and equitable treatment of assignees asked to relocate temporarily from one country to another. Our policy provides a series of core relocation benefits including coverage of moving expenses, shipment of household goods and personal effects, storage of goods, relocation allowance, language and cultural training, broker fee coverage and tax assistance. Our Expatriate Program also includes several flexible benefits that assignees can select based on their individual circumstances, including school search, pet shipment, auto loss, spousal/domestic partner assistance, property management and home lease cancellation. Assignees have up to one-year post assignment start to use the relocation benefits.

In connection with Mr. Howard Smith’s appointment as EVP, Chief Commercial Officer, he was relocated from Hong Kong to London, United Kingdom on April 1, 2019 under the Expatriate Program. He currently receives allowances for Goods & Services (COLA), Housing, Home Leave, Education Assistance, and Auto Coverage

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

under the Expatriate Program and per the terms of his employment agreement. Benefits related to his participation in the program were paid in 2019 and may be paid in future years as his assignment is expected to continue until March 31, 2022.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

Our Board and Compensation Committee believe it is important for key members of our senior management team to build and maintain a long-term ownership position in our Company to further align their financial interests with those of our stockholders and to encourage the creation of sustainable long-term value. Our compensation structure for these individuals provides for a significant percentage of compensation to be equity-based, which places a substantial portion of compensation at risk over a long-term period.

In June 2010, the Compensation Committee established stock ownership guidelines for our non-employee directors, our NEOs, and select other members of our senior management group to further link the interests of these individuals with those of our stockholders. Further details on the guidelines for non-employee directors are provided in the “Director Compensation” section above. Below is a summary of our current stock ownership guidelines for our NEOs:

•	Multiple of Salary Approach. The application of a multiple of salary approach is used to establish stock ownership targets. The guidelines for NEOs were based on competitive multiples of salary depending on such NEO’s position within our Company.

The stock ownership targets in effect for Fiscal 2020 for our Executive Chairman and Chief Creative Officer and our CEO remained at six times base salary. The stock ownership targets in effect for Fiscal 2020 for our other NEOs remained at three times base salary.

•	Holding Requirement. If at any time the minimum number of shares owned is not achieved, the NEO will be required to retain 50% of the net shares resulting from the vesting of all time-based RSU awards, performance-based awards and 50% of the net shares resulting from the exercise of all stock option awards, until the NEO’s applicable level of ownership is met and maintained.

•	Determination of Shares. The minimum number of shares required is determined annually in June using the NEO’s applicable multiple and base salary as of the beginning of the current fiscal year and the average daily closing share price for the 20 trading days ending on May 31 of that year.

Shares directly or beneficially owned by an employee subject to the guidelines count toward the achievement of ownership guidelines, including certain shares underlying vested RSUs that may not be distributed to Mr. R. Lauren until his employment is terminated.

Unvested time-based RSUs, and PRSUs with a one-year performance target, count toward the achievement of ownership targets.

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

All of our NEOs exceeded their respective Fiscal 2020 stock ownership guidelines. As of the end of Fiscal 2020, the following stock ownership targets were in effect for our NEOs:

Name	Share Ownership Target Value

Ralph Lauren, Executive Chairman and Chief Creative Officer	6 times base salary

Patrice Louvet, President and CEO	6 times base salary

Jane Nielsen, COO and CFO	3 times base salary

Howard Smith, Executive Vice President, Chief Commercial Officer	3 times base salary

David Lauren, Chief Innovation Officer, Vice Chairman of the Board, Strategic Advisor to the CEO and President of the Ralph Lauren Corporate Foundation	3 times base salary

Valérie Hermann, Former Brand Group President	3 times base salary through departure date of September 30, 2019

RELATED CONSIDERATIONS

Gender Pay Equity

We are committed to equal pay for equal work regardless of gender and take a proactive approach to gender pay equity at Ralph Lauren. We continually monitor and analyze our compensation programs for fairness. This includes our partnership with a human capital management firm to analyze compensation across the company. In a recent analysis of U.S, employee pay for the Company, we found no statistically significant difference between pay of males and females in similarly situated positions. We are committed to expanding this analysis globally by 2022 and have already taken steps to roll out a worldwide system that supports this goal as a founding member of Parity.org, a non-profit with a purpose of equal representation.

We want this commitment to extend beyond the walls of our Company, and to that end, we are working with Parity.org and other companies in our industry to land on a single method for calculating equal pay within the entire apparel sector. Together we are setting standards and creating roadmaps to work toward a more equitable industry. Ralph Lauren publishes an annual UK Gender Pay Gap report in line with UK legislation available on our investor relations website at http://investor.ralphlauren.com. Our mean and median gender pay, and bonus gaps continue to be substantially better than UK average and industry average figures. This year we are pleased to report that our focus on achieving greater gender pay balance is even more evident as our mean pay gap has almost halved compared to 2018.

Certain Tax Matters

The Internal Revenue Code generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s covered employees, including its NEOs. Historically, this limitation generally did not apply to compensation that met the tax code requirements for “qualifying performance-based” compensation. Accordingly, we designed annual cash bonus payments as well as long-term cash and equity incentives to satisfy the requirements for deductible compensation (but we reserved the right to pay compensation that does not qualify as deductible) by establishing a performance goal and the maximum amounts that could be granted to the executive officers. On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was enacted, which, among other things, repealed the “qualifying performance-based” compensation exception described in this paragraph. Following enactment of the Tax Act, we expect that compensation paid to our covered employees, including our NEOs, in excess of $1 million will not be deductible (except in accordance with certain limited exceptions).

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COMPENSATION DISCUSSION AND ANALYSIS	RALPH LAUREN CORPORATION

Accounting Matters

Each element of the compensation paid to our executives is expensed in our financial statements as required by U.S. GAAP. The financial statement impact of various compensation awards is an important factor that the Compensation Committee considers in determining the amount, form, and design of each pay component for our executives.

Adjustment or Recovery of Awards

The EOAIP includes a formal policy regarding the recovery of awards granted under the EOAIP in connection with a restatement of our financial statements. Under this policy, if, as a result of a NEO’s intentional misconduct or gross negligence, we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee may, in its reasonable discretion, require such executive to promptly reimburse us for the amount of any payment previously received by the executive pursuant to the EOAIP that was earned or paid during the 12 month period following the earlier of the first public issuance or filing with the SEC of any financial document embodying such financial reporting requirement that required such accounting restatement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, composed entirely of independent directors, reviewed, and discussed the Compensation Discussion and Analysis (CD&A) with management and with the other members of the Board. Based on these reviews and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended March 28, 2020.

Members of the Compensation Committee:

Michael A. George

(Committee Chair)

Frank A. Bennack, Jr.

(Lead Independent Director of the Board)

Joel L. Fleishman

Hubert Joly

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EXECUTIVE COMPENSATION MATTERS	RALPH LAUREN CORPORATION

EXECUTIVE COMPENSATION MATTERS

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of all compensation awarded or paid to or earned by our NEOs for Fiscal 2020, Fiscal 2019, and Fiscal 2018.

Name and Principal Position	Fiscal Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option Awards[4] ($)	Non-Equity Incentive Plan Compensation[5] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[6] ($)	All Other Compensation[7] ($)	Total ($)
Ralph Lauren Executive Chairman and Chief Creative Officer	2020	1,750,000	—	10,999,955	—	0	—	291,319	13,041,274
	2019	1,750,000	—	10,999,993	—	9,180,000	—	289,532	22,219,525
	2018	1,750,000	—	10,999,969	—	9,560,440	—	283,920	22,594,329
Patrice Louvet President and CEO	2020	1,250,000	—	7,089,951	—	3,750,000	—	80,519	12,170,470
	2019	1,250,000	—	7,266,200	—	5,197,500	—	137,984	13,851,684
	2018	937,500	3,384,888	15,348,733	—	3,976,570	—	144,345	23,792,036
Jane Nielsen COO and CFO	2020	1,050,000	—	7,062,447	—	1,837,500	—	25,523	9,975,470
	2019	990,000	—	2,421,966	—	2,499,255	—	26,694	5,937,915
	2018	931,154	—	2,332,596	—	2,442,232	—	24,698	5,730,680
Howard Smith EVP, Chief Commercial Officer	2020	1,050,000	—	3,991,369	—	1,575,000	—	1,494,390	8,110,759
David Lauren Chief Innovation Officer, Vice Chairman of the Board, Strategic Advisor to the CEO and President of the Ralph Lauren Corporate Foundation	2020	850,000	—	519,828	—	637,500	—	23,885	2,031,213

	2019	850,000	—	532,997	—	1,072,913	—	27,231	2,483,141

	2018	850,000	—	513,308	—	1,114,988	—	26,100	2,504,396
Valerie Hermann Former Brand Group President[8]	2020	529,039	—	2,363,211	—	928,856	—	2,060,712	5,881,818
	2019	1,050,000	—	2,421,966	—	3,092,513	—	27,381	6,591,860
	2018	984,615	—	2,332,596	—	3,012,819	—	34,200	6,364,230

1.

The amounts reported in this column represent base salaries paid to each of the NEOs for the applicable fiscal year as provided for in each of their respective employment agreements or compensation arrangements. See “Executive Employment Agreements and Compensatory Arrangements.”

2.

Mr. Louvet received a $3,384,888 one-time sign-on bonus in connection with his hire in Fiscal 2018. For Fiscal 2020, the NEOs did not receive any discretionary bonuses, sign-on bonuses, or other annual bonus payments that are not contingent on the achievement of stipulated performance goals. Cash bonus payments that are contingent on achieving pre-established, substantially uncertain and communicated goals, as adjusted in accordance with the terms of the bonus program, which include payments under the EOAIP, appear in the column headed, “Non-Equity Incentive Plan Compensation.”

3.

The stock-based compensation amounts shown in this column reflect the aggregate grant date fair value, assuming no risk of forfeiture, of RSU, PSU, PRSU and Adjusted PRSU awards granted during Fiscal 2020, Fiscal 2019 and Fiscal 2018, calculated in accordance with Accounting Standards Codification topic 718, “Stock Compensation” (“ASC 718”). The assumptions used in calculating these amounts is set forth in Note 18 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for Fiscal 2020. We determine the fair value of RSU, PSU, PSU-ROIC, PSU-EPS, PRSU, and Adjusted PRSU awards using the average of the high and low stock prices on the date of grant, as adjusted to reflect the absence of dividends for those awards that are not entitled to dividend equivalents. We determine the fair value of PSU-Relative TSR award using a Monte Carlo simulation, which models multiple stock price paths of the Company’s Class A common stock and that of its comparator group to evaluate and determine its ultimate expected relative TSR performance ranking. For all PSUs, the amounts shown in the table reflect the aggregate grant date fair value at the Target achievement level.

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EXECUTIVE COMPENSATION MATTERS	RALPH LAUREN CORPORATION

RSUs can only be paid out at Target. PRSUs and Adjusted PRSUs can be paid at a range of zero to Target. If Performance were assumed to be achieved at the Maximum level for PSUs, the aggregate grant date fair value would increase by the following amounts:

	Fiscal 2020			Fiscal 2019		Fiscal 2018

	PSUs-ROIC	PSUs-Relative TSR	PSUs-EPS	PSUs-ROIC	PSUs-Relative TSR	PSUs
Ralph Lauren	$5,499,990	$5,499,965	N/A	$5,499,975	$5,500,018	$5,499,985
Patrice Louvet	$1,699,992	$1,874,962	N/A	$1,775,601	$1,874,913	$4,944,849
Jane Nielsen	$680,013	$750,037	$1,391,570	$591,825	$624,913	$574,962
Howard Smith	$623,325	$687,512	$1,391,570	N/A	N/A	N/A
David Lauren	$124,665	$137,468	N/A	$130,217	$137,498	$126,508
Valérie Hermann	$566,638	$624,987	N/A	$591,825	$624,913	$574,962

4.	No stock options were granted in Fiscal 2020, Fiscal 2019, or Fiscal 2018.
5.

The amounts reported in this column represent payments made under the EOAIP in June following the expiration of the fiscal year to which the payments relate. As discussed in the Compensation Discussion and Analysis, under “Executive Summary – Connecting Pay with Performance: Key Takeaways for Fiscal 2020”, the Compensation Committee and Mr. R. Lauren mutually agreed that Mr. R. Lauren would forgo his bonus for Fiscal 2020.

6.	The named executive officers did not receive any above-market or preferential earnings on compensation deferred on a basis that is not tax qualified. See “Non-Qualified Deferred Compensation” table.
7.

The amounts reported in this column represent the aggregate dollar amount for each NEO of all other compensation for the year, including perquisites and other personal benefits. Under SEC rules, we are required to identify by type all perquisites and other personal benefits for a NEO if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual.

In Fiscal 2020, Mr. R. Lauren received perquisites and other personal benefits including personal use of an automobile and driver ($70,063), enhanced amount of business travel accident coverage, personal security, and reimbursement for personal travel ($200,000).

In Fiscal 2020, Mr. Louvet received perquisites and other personal benefits including car service for travel to and from his home to the office ($43,578), financial planning services ($28,391) and matching contribution under the Company’s 401(k) plan.

In Fiscal 2020, Ms. Nielsen and Mr. D. Lauren received perquisites and other personal benefits, including an automobile allowance and matching contributions under the Company’s 401(k) plan.

In Fiscal 2020, Mr. Smith received perquisites and other personal benefits, including an automobile allowance and matching contributions under the Company’s 401(k) plan in addition to international assignment benefits ($1,466,778) which include allowances for goods and services, and housing, relocation and tax equalization payments under the Expatriate Program described further in the Compensation Discussion and Analysis, under “All Other Compensation: Ralph Lauren Expatriate Program”.

In Fiscal 2020, Ms. Hermann received perquisites and other personal benefits, including an automobile allowance. Also included in Ms. Hermann’s amount are severance payments ($2,051,712) received pursuant to a separation agreement and release that the Company entered into with her in connection with her separation of employment.

8.	Ms. Hermann resigned as an officer of the Company effective as of September 30, 2019.

83	|	2020 PROXY STATEMENT

EXECUTIVE COMPENSATION MATTERS	RALPH LAUREN CORPORATION

GRANTS OF PLAN-BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards

Ralph Lauren			3,000,000	6,000,000	12,000,000
	08/15/2019	[3]				32,020	64,039	128,078		5,499,990
	08/15/2019	[4]				29,125	58,250	116,500		5,499,965

Patrice Louvet			1,875,000	3,750,000	5,625,000
	08/15/2019	[3]				10,916	21,832	43,664		1,699,992
	08/15/2019	[4]				10,796	21,591	43,182		1,874,962

	08/15/2019	[5]				43,662	43,662	43,662		3,514,996

Jane Nielsen			918,750	1,837,500	3,675,000
	03/31/2019	[6]							23,127	2,834,732
	06/06/2019	[7]				6,813	13,626	27,252		1,391,570

	08/15/2019	[3]				4,367	8,733	17,466		680,013

	08/15/2019	[4]				4,319	8,637	17,274		750,037

	08/15/2019	[5]				17,466	17,466	17,466		1,406,095

Howard Smith			787,500	1,575,000	3,150,000
	06/06/2019	[7]				6,813	13,626	27,252		1,391,570
	08/15/2019	[3]				4,003	8,005	16,010		623,325

	08/15/2019	[4]				3,959	7,917	15,834		687,512

	08/15/2019	[5]				16,011	16,011	16,011		1,288,961

David Lauren			318,750	637,500	1,275,000
	08/15/2019	[3]				801	1,601	3,202		124,665
	08/15/2019	[4]				792	1,583	3,166		137,468

	08/15/2019	[5]				3,201	3,201	3,201		257,696

Valérie Hermann			464,428	928,856	1,857,713
	08/15/2019	[3]				3,639	7,277	14,554		566,638
	08/15/2019	[4]				3,599	7,197	14,394		624,987

	08/15/2019	[5]				14,553	14,553	14,553		1,171,585

1.

Represents grants of cash incentive awards under the Corporation’s EOAIP. See “Compensation Discussion and Analysis – Key Components of Executive Compensation – Compensation Element: Short-Term Annual Cash Incentive Awards” for a description of the material terms of these awards.

2.

Represents the number of RSUs, PSUs-EPS, PSUs-ROIC, PSUs-Relative TSR and PRSUs that were granted in Fiscal 2020 under our 2019 Stock Incentive Plan. See “Compensation Discussion and Analysis – Key Components of Executive Compensation – Compensation Element: Long-Term Equity-Based Incentives – Fiscal 2020” for a description of the material terms of these awards.

3.	Represents a PSU grant where performance is based on ROIC.
4.	Represents a PSU grant where performance is based on Relative TSR.
5.	Represents a PRSU grant.
6.	Represents an RSU grant.
7.	Represents a PSU grant where performance is based on EPS.

2020 PROXY STATEMENT	|	84

EXECUTIVE COMPENSATION MATTERS	RALPH LAUREN CORPORATION

EXECUTIVE EMPLOYMENT AGREEMENTS AND COMPENSATORY ARRANGEMENTS

Ralph Lauren’s Employment Agreement. During Fiscal 2020, Ralph Lauren was employed as our Executive Chairman and Chief Creative Officer pursuant to an employment agreement made effective as of April 2, 2017 (the “R. Lauren Employment Agreement”). The key terms of the R. Lauren Employment Agreement are indicated below:

•	Term: The R. Lauren Employment Agreement provides for his employment through April 2, 2022, the last day of our 2022 fiscal year.

•	Salary: He is entitled to an annual base salary of not less than $1,750,000.

•	Bonus: His target bonus is in the amount of $6 million for each of the fiscal years during the term of his agreement. The maximum bonus provided for under his agreement in any fiscal year is 200% of that fiscal year’s target bonus.

•	Equity Awards: He receives an annual stock award grant with an aggregate target grant date fair market value of $11 million for each fiscal year during the term of the agreement. PSUs make up 100% of the awards. Each PSU award vests at the end of a three-year performance period, subject to his continued employment with us and our achievement of our performance goals (except in certain circumstances subject to accelerated vesting upon the termination of his employment as discussed below in “Potential Payments Upon Termination or Change in Control—Ralph Lauren”). Three levels of achievement are used to determine vesting: threshold, target, and maximum. The threshold level, which is 70% of the financial goal, must be achieved in order for any PSUs to vest and be provided to him at the end of the applicable vesting period. If performance is at the threshold level, 75% of Mr. R. Lauren’s target shares plus accrued dividends will vest and be paid out. If performance is at the target level, which is 100% of the financial goal, then his target shares plus accrued dividends will vest and be paid out. If performance is at the maximum level, which is 110% or more of the financial goal, then 150% of the target shares plus accrued dividends will vest and be paid out. Vesting with respect to his PSUs shall be interpolated for performance between 70% and 110% of target goal(s) and none of his PSUs shall vest for performance below threshold goal(s). The aforementioned PSU award may be subject to different performance conditions as set by the Compensation Committee during any fiscal year so long as they are no less favorable than those applicable to PSUs granted to any other Named Executive Officers in respect of such fiscal year.

•	Other Benefits: He is required for security purposes to use his or other acceptable private aircraft for any travel. In addition to being entitled to reimbursement for any aircraft travel expenses he incurs which were business-related, he is also entitled to reimbursement for any personal aircraft travel expenses which he incurs, without any tax gross-up, up to a maximum aggregate amount of $200,000 per fiscal year. Mr. R. Lauren is also provided with a car and driver paid by us, and is eligible to participate in all employee benefit plans and arrangements made available to our senior executive officers.

•	Non-compete: He is prohibited from competing with us anywhere in the world during the term of his employment and for a period of two years after the termination of his employment, for any reason.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change in control payments payable to Mr. R. Lauren under the R. Lauren Employment Agreement.

On June 17, 2020, as noted above under “Compensation Discussion and Analysis—Stockholder Feedback and Compensation Committee Response—Looking Forward to Fiscal 2021”, Mr. R. Lauren and the Company amended the R. Lauren Employment Agreement to reflect that Mr. R. Lauren voluntarily agreed to forgo any base salary for Fiscal 2021, and forfeit his bonus for Fiscal 2020. The amendment also provides that the Company may award RSUs instead of PSUs to Mr. R Lauren during Fiscal 2021 without violating his employment contract, which RSUs would be treated in the same manner upon certain terminations of employment as Mr. R. Lauren’s unvested PSUs and PRSUs. In addition, upon certain terminations of employment, the portion of his severance based on

85	|	2020 PROXY STATEMENT

EXECUTIVE COMPENSATION MATTERS	RALPH LAUREN CORPORATION

his base salary would disregard his reduced base salary rate, and the portion of his severance based on prior years’ bonus would exclude the Fiscal 2021 bonus and the Fiscal 2020 bonus (which Fiscal 2020 bonus, as previously noted, Mr. R. Lauren voluntarily forfeited).

Patrice Louvet’s Employment Agreement. During Fiscal 2020, we employed Mr. Louvet as our President and Chief Executive Officer pursuant to an employment agreement dated May 11, 2017 and made effective as of July 3, 2017, and amended as of June 10, 2017 (the “Louvet Employment Agreement”). The key terms of the Louvet Employment Agreement are indicated below:

•	Term: The Louvet Employment Agreement provides that Mr. Louvet will remain employed until such time as he is terminated in accordance with the terms of the Louvet Employment Agreement.

•	Salary: He is entitled to a base salary of not less than $1,250,000.

•	Bonus: He is entitled to an annual incentive bonus opportunity under the terms of the EOAIP, with a target bonus of 300% of annual base salary and a maximum of 450% of annual base salary.

•	Equity Awards: Mr. Louvet is eligible to receive annual equity awards pursuant to the terms of the Company’s 2019 Stock Incentive Plan with an aggregate target value of $7.5 million.

•	Other Benefits: He is eligible to participate in all employee benefit plans and arrangements made available to our senior executive officers, and receives pay for his travel to and from the Company offices pursuant to a Company-approved car service and an annual education allowance for his school aged children of $30,000.

•	Non-compete: If Mr. Louvet’s employment terminates for any reason, he may not compete with us for one year after the termination of his employment.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change in control payments payable to Mr. Louvet under his employment agreement

On June 17, 2020, as noted above under “Compensation Discussion and Analysis—Stockholder Feedback and

Compensation Committee Response—Looking Forward to Fiscal 2021”, Mr. Louvet and the Company further amended the Louvet Employment Agreement to reflect that the reduction in his maximum bonus percentage for Fiscal 2021 would not result in a breach of the Louvet Employment Agreement.

Jane Nielsen’s Employment Agreement. During Fiscal 2020, we employed Ms. Nielsen as our Chief Operating Officer and Chief Financial Officer pursuant to an employment agreement made effective as of March 31, 2019 (the “Nielsen Employment Agreement”). The key terms of the Nielsen Employment Agreement are indicated below:

•	Term: The Nielsen Employment Agreement provides for Ms. Nielsen’s employment through September 7, 2022, subject to automatic, successive one-year extensions thereafter, unless either party gives at least 180 days’ prior notice that the term will not be extended.

•	Salary: Ms. Nielsen is entitled to a base salary of not less than $1,050,000.

•	Bonus: She is entitled to an annual incentive bonus opportunity under the terms of the EOAIP, with a target bonus of 175% of annual base salary and a maximum of 350% of annual base salary.

•	Equity Awards: Ms. Nielsen is eligible to receive annual equity awards pursuant to the terms of the Company’s 2019 Stock Incentive Plan with an aggregate target value of $3 million. She also received a one-time stock award in the amount of $6 million, $3 million of which was in the form of RSUs that vest based on continued service, unless provided for otherwise under the Nielsen Employment Agreement, and $3 million of which was in the form of PSUs that vest based on the achievement of certain performance metrics as well as continued service, unless provided for otherwise under the Nielsen Employment Agreement.

•	Other Benefits: She is eligible to participate in all employee benefit plans and arrangements made available to our senior executive officers, and receives a monthly car allowance of $1,500.

•	Non-compete: If Ms. Nielsen’s employment terminates for any reason, she may not compete with us for one year after the termination of her employment.

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EXECUTIVE COMPENSATION MATTERS	RALPH LAUREN CORPORATION

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change in control payments payable to Ms. Nielsen under her employment agreement.

On June 17, 2020, as noted above under “Compensation Discussion and Analysis—Stockholder Feedback and Compensation Committee Response—Looking Forward to Fiscal 2021”, Ms. Nielsen and the Company further amended the Nielsen Employment Agreement to reflect that the reduction in her maximum bonus percentage for Fiscal 2021 would not result in a breach of the Nielsen Employment Agreement.

David Lauren’s Employment Terms. During Fiscal 2020, David Lauren was employed on an at-will basis as our Chief Innovation Officer, Vice Chairman of the Board, Strategic Advisor to the CEO and President of the Ralph Lauren Corporate Foundation. Mr. D. Lauren does not have an employment agreement, and the terms of his compensation arrangement were reviewed and approved by the Compensation Committee. The key terms of Mr. D. Lauren’s employment arrangement are as follows:

•	Salary: Mr. D. Lauren’s base salary is $850,000.

•	Bonus: He is eligible for an annual incentive bonus opportunity under the terms of the EOAIP, with a target bonus of 75% of annual base salary and a maximum of 150% of annual base salary.

•	Equity Awards: He is eligible to receive annual equity awards pursuant to the terms of the Company’s 2019 Stock Incentive Plan with an aggregate target value of $550,000.

•	Other Benefits: He is eligible to participate in all employee benefit plans and arrangements made available to our senior executive officers, and receives a monthly car allowance of $1,500.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change in control payments payable to Mr. D. Lauren under the terms of his employment.

Howard Smith’s Employment Agreement. During Fiscal 2020, we employed Mr. Smith as our Chief Commercial Officer pursuant to an employment agreement made effective as of March 31, 2019 (the “Smith Employment

Agreement”). The key terms of the Smith Employment Agreement are indicated below:

•	Term: The Smith Employment Agreement provides that Mr. Smith will remain employed until such time as he is terminated in accordance with the terms of the Smith Employment Agreement.

•	Salary: Mr. Smith is entitled to a base salary of not less than $1,050,000.

•	Bonus: He is eligible for an annual incentive bonus opportunity under the terms of the EOAIP, with a target bonus of 150% of annual base salary and a maximum of 300% of annual base salary.

•	Equity Awards: Mr. Smith is eligible to receive annual equity awards pursuant to the terms of the Company’s 2019 Stock Incentive Plan with an aggregate target value of $2.75 million.

•	Expatriate Benefits: Mr. Smith is entitled to the following benefits based on his expatriate status: (a) medical coverage under the Company’s global medical plan for expatriates; (b) a one-time net relocation allowance of $50,000 paid through the Company’s vendor that assists with relocations; (c) a goods and services annual allowance of $27,464, with any tax assessed borne by the Company; (d) a housing allowance of $107,509 per year, with any tax assessed borne by the Company; (e) an annual home leave allowance of $30,000, with any tax assessed borne by the Company; and (f) an education allowance of $30,000 per child annually, with any tax assessed borne by the Company.

•	Other Benefits: He is eligible to participate in all employee benefit plans and arrangements made available to our senior executive officers (other than the health insurance plan which is covered under his expatriate benefits, and receives a monthly car allowance of $1,500.

Valerie Hermann’s Employment Agreement. During Fiscal 2020, we employed Ms. Hermann as our Brand Group President, pursuant to an employment agreement made effective as of April 4, 2016, and amended effective as of September 22, 2016, as our Brand Group President (the “Hermann Employment Agreement”). Ms. Hermann’s employment ended effective as of September 30, 2019. The key terms of

87	|	2020 PROXY STATEMENT

EXECUTIVE COMPENSATION MATTERS	RALPH LAUREN CORPORATION

the Hermann Employment Agreement are indicated below:

•	Term: The Hermann Employment Agreement provides for Ms. Hermann’s employment through July 1, 2021.

•	Salary: She is entitled to a base salary of not less than $950,000. In Fiscal 2020, her base salary was $1,050,000.

•	Bonus: She is entitled to an annual incentive bonus opportunity under the terms of the EOAIP, with a target bonus of 175% of annual base salary and a maximum of 350% of annual base salary.

•	Equity Awards: Ms. Hermann is eligible to receive annual equity awards pursuant to the terms of the Company’s 2010 Stock Incentive Plan with an aggregate target value of $2.5 million.

•	Other Benefits: She is eligible to participate in all employee benefit plans and arrangements made available to our senior executive officers, and receives a monthly car allowance of $1,500.

•	Non-compete: If Ms. Hermann’s employment terminates for any reason, she may not compete with us for one year after the termination of her employment.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance payable to Ms. Hermann under her separation agreement and release.

2020 PROXY STATEMENT	|	88

EXECUTIVE COMPENSATION MATTERS	RALPH LAUREN CORPORATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information concerning the unexercised stock options outstanding and unvested stock awards for each of our NEOs as of the end of Fiscal 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable[1]	Number of Securities Underlying Unexercised Options # Unexercisable[2]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested[14] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[14] ($)
Ralph Lauren	71,199	0	0	$181.935	07/15/2020
	79,629	0	0	$159.680	07/14/2021
						220,299	[3]	$14,978,129
									21,212	[15]	$1,442,204
									46,799	[16]	$3,181,864
									32,444	[17]	$2,205,868
									88,533	[18]	$6,019,359
Patrice Louvet	N/A
						34,913	[4]	$2,373,735
						137,975	[3]	$9,380,920
						59,366	[3]	$4,036,294
						15,066	[5]	$1,024,337
									6,982	[15]	$474,706
									16,179	[16]	$1,100,010
						18,618	[6]	$1,265,838
									10,916	[17]	$742,179
									32,387	[18]	$2,201,992
						43,662	[7]	$2,968,579
Jane Nielsen	N/A
						23,530	[3]	$1,599,805
						5,725	[8]	$389,243
									2,327	[15]	$158,213
									5,393	[16]	$366,670
						6,206	[6]	$421,946
						23,127	[9]	$1,572,405
									6,813	[19]	$463,216
									4,367	[17]	$296,912
									12,956	[18]	$880,878
						17,466	[7]	$1,187,513
Howard Smith	3,039	0	0	$181.935	07/15/2020
	3,315	0	0	$159.680	07/14/2021
						3,515	[10]	$238,985
						4,340	[11]	$295,077
						18,824	[3]	$1,279,844
						4,964	[12]	$337,502
						24,796	[13]	$1,685,880
									1,862	[15]	$126,597
									4,314	[16]	$293,309
									6,813	[19]	$463,216
									4,003	[17]	$272,164
									11,876	[18]	$807,449
						16,011	[7]	$1,088,588

89	|	2020 PROXY STATEMENT

EXECUTIVE COMPENSATION MATTERS	RALPH LAUREN CORPORATION

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable[1]	Number of Securities Underlying Unexercised Options # Unexercisable[2]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested[14] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[14] ($)
David Lauren	5,769	0	0	$181.935	07/15/2020
	4,566	0	0	$159.680	07/14/2021
						1,260	[8]	$85,667
						5,177	[3]	$351,984
									512	[15]	$34,811
									1,187	[16]	$80,704
						1,366	[6]	$92,874
									801	[17]	$54,460
									2,375	[18]	$161,476
						3,201	[7]	$217,636
Valérie Hermann	N/A
						23,530	[3]	$1,599,805
						5,725	[8]	$389,243
									2,327	[15]	$158,213
									5,393	[16]	$366,670
						6,206	[6]	$421,946
									3,639	[17]	$247,416
									10,796	[18]	$734,020
						14,553	[7]	$989,458

1.	This column represents the number of shares of Class A Common Stock underlying exercisable options that have not been exercised at March 28, 2020.
2.

This column represents the number of shares of Class A Common Stock underlying unexercisable options at March 28, 2020. These options vest and become exercisable ratably in three equal annual installments beginning one year after the grant date.

3.

Amount reflects Fiscal 2018 PSUs for which the applicable performance goal was achieved as of March 28, 2020. Fiscal 2018 PSUs are included at 137% of target reflecting actual performance achieved. These shares vested and were paid out on June 1, 2020.

4.	Amount reflects the number of shares of Class A common stock represented by unvested RSUs subject to time-based vesting. Mr. Louvet’s RSUs granted on July 3, 2017 vest 100% on July 3, 2022.
5.

Amount reflects the Fiscal 2018 adjusted performance-based restricted stock units (“APRSUs”) for which the applicable performance goal was achieved at the end of Fiscal 2018. The final tranche of the Fiscal 2018 APRSUs were paid out on June 1, 2020.

6.

Amount reflects the Fiscal 2019 PRSUs for which the applicable performance goal was achieved at the end of Fiscal 2019. The second tranche of the Fiscal 2019 PRSUs vested and were paid out on June 1, 2020. The final tranche of Fiscal 2019 PRSUs will vest after the end of Fiscal 2021, subject to continued service at that time with regard to each eligible recipient thereof.

7.

Amount reflects the Fiscal 2020 PRSUs for which the applicable performance goal was achieved at the end of Fiscal 2020. The first tranche of the Fiscal 2020 PRSUs vested and were paid out on June 1, 2020. The second tranche of the Fiscal 2020 PRSUs will vest after the end of Fiscal 2021, subject to continued service at that time with regard to each eligible recipient thereof. The final tranche of Fiscal 2020 PRSUs will vest after the end of Fiscal 2022, subject to continued service at that time with regard to each eligible recipient thereof.

8.

Amount reflects the Fiscal 2018 PRSUs for which the applicable performance goal was achieved at the end of Fiscal 2018. The final tranche of the Fiscal 2018 PRSUs vested and were paid out on June 1, 2020.

9.

Amount reflects the number of shares of Class A common stock represented by unvested RSUs subject to time-based vesting. Ms. Nielsen’s RSUs were granted on March 31, 2019. RSUs from this award vest in three equal annual installments with the first installment vesting on the two-year anniversary of the grant date.

10.

Amount reflects the number of shares of Class A common stock represented by unvested RSUs subject to time-based vesting. Mr. Smith’s RSUs were granted on September 25, 2016. The final tranche vests on September 25, 2020.

11.

Amount reflects the number of shares of Class A common stock represented by unvested RSUs subject to time-based vesting. Mr. Smith’s RSUs were granted on May 15, 2017. The final tranche vested on May 15, 2020.

12.

Amount reflects the number of shares of Class A common stock represented by unvested RSUs subject to time-based vesting. Mr. Smith’s RSUs were granted on August 15, 2018. The second tranche vests on August 15, 2020. The final tranche vests on August 15, 2021.

13.

Amount reflects the number of shares of Class A common stock represented by unvested RSUs subject to time-based vesting. Mr. Smith’s RSUs were granted on March 25, 2019. The RSUs from this award vest in four equal annual installments with the first installment vesting on the two-year anniversary of the grant date.

14.

Calculated using the NYSE closing price of $67.99 per share of Class A Common Stock on March 28, 2020, the last business day of Fiscal 2020 on which there were sales of shares. Where applicable, shares have been rounded to whole numbers.

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EXECUTIVE COMPENSATION MATTERS	RALPH LAUREN CORPORATION

15.

Amount reflects unearned Fiscal 2019 PSUs-ROIC which in accordance with SEC rules are included at threshold performance. See “Executive Employment Agreements and Compensatory Arrangements” and “Compensation Discussion and Analysis Long-Term Equity-Based Incentives—Fiscal 2020” for a description of the material terms of these PSUs. Where applicable, shares have been rounded to whole numbers.

16.

Amount reflects unearned Fiscal 2019 PSUs-TSR which in accordance with SEC rules are included at stretch performance (150% of target). See “Executive Employment Agreements and Compensatory Arrangements” and “Compensation Discussion and Analysis Long-Term Equity-Based Incentives—Fiscal 2020” for a description of the material terms of these PSUs. Where applicable, shares have been rounded to whole numbers.

17.

Amount reflects unearned Fiscal 2020 PSUs-ROIC which in accordance with SEC rules are included at threshold performance. See “Executive Employment Agreements and Compensatory Arrangements” and “Compensation Discussion and Analysis Long-Term Equity-Based Incentives—Fiscal 2020” for a description of the material terms of these PSUs. Where applicable, shares have been rounded to whole numbers.

18.

Amount reflects unearned Fiscal 2020 PSUs-TSR which in accordance with SEC rules are included at stretch performance (150% of target). See “Executive Employment Agreements and Compensatory Arrangements” and “Compensation Discussion and Analysis Long-Term Equity-Based Incentives—Fiscal 2020” for a description of the material terms of these PSUs. Where applicable, shares have been rounded to whole numbers.

19.

Amount reflects unearned Fiscal 2020 PSU-EPS grants to Ms. Nielsen and Mr. Smith, which in accordance with SEC rules are included at threshold performance. See “Executive Employment Agreements and Compensatory Arrangements” and “Compensation Discussion and Analysis Long-Term Equity-Based Incentives—Fiscal 2020” for a description of the material terms of these PSUs. Where applicable, shares have been rounded to whole numbers.

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning the exercises of stock options and vesting of stock awards during Fiscal 2020 on an aggregated basis for each of our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ralph Lauren[1]	0	$0	193,317	$21,184,946
Patrice Louvet[2]	0	$0	24,375	$2,669,184
Jane Nielsen[3]	0	$0	29,617	$3,243,286
Howard Smith[4]	0	$0	25,915	$2,409,701
David Lauren[5]	0	$0	7,240	$792,921
Valérie Hermann[6]	0	$0	62,684	$7,049,320

1.

In connection with the vesting of his performance-based stock awards, Mr. R. Lauren acquired 182,105 shares on May 24, 2019 with a market price of $109.505 and the table includes a cash payment of $79.56 in lieu of fractional shares representing .727 shares of Class A Common Stock. Market price is based upon the average of the high and the low stock prices on that day.

Mr. R. Lauren has outstanding vested RSUs whose underlying shares of Class A Common Stock will not be delivered until Mr. R. Lauren’s separation from the Company or, if earlier, upon a change in control. These RSUs are eligible to receive dividend equivalents in the form of additional fully vested RSUs each time we pay an actual cash dividend on our outstanding shares. Additional RSUs of 2,243.40, 2,820.53, 3,425.35, and 2,722.78 were acquired respectively on April 12, 2019, July 12, 2019, October 11, 2019, and January 10, 2020. Market price (based on the average of the high and low sale price on each day) was $127.775, $112.34, $93.07, and $117.95, respectively.

2.	Mr. Louvet acquired 24,375 shares upon vesting of his performance-based stock awards on May 24, 2019 with a market price of $109.505.
3.

In connection with the vesting of her performance-based stock awards, Ms. Nielsen acquired 29,617 shares on May 24, 2019 with a market price of $109.505 and the table includes a cash payment of $76.65 in lieu of fractional shares representing .70 shares of Class A Common Stock.

4.

Mr. Smith acquired 5,689 shares upon vesting of his RSUs, with a market price of $114.1775 on May 15, 2019; 2,482 shares upon vesting of his RSUs, with a market price of $85.885 on August 15, 2019; 3,515 shares upon vesting of his RSUs, with a market price of $93.765 on September 25, 2019; and 8,799 shares upon vesting of his RSUs, with a market price of $70.775 on March 25, 2020. In connection with the vesting of his performance-based stock awards, Mr. Smith acquired 5,430 shares on May 24, 2019 with a market price of $109.505 and the table includes a cash payment of $32.85 in lieu of fractional shares representing .30 shares of Class A Common Stock.

5.

In connection with the vesting of his performance-based stock awards, Mr. D. Lauren acquired 7,240 shares on May 24, 2019 with a market price of $109.505 and the table includes a cash payment of $105.12 in lieu of fractional shares representing .96 shares of Class A Common Stock.

6.

Ms. Hermann acquired 12,617 shares upon vesting of her RSUs, with a market price of $124.1675 on May 8, 2019. In connection with the vesting of her performance-based stock awards, Ms. Hermann acquired 50,067 shares on May 24, 2019 with a market price of $109.505 and the table includes a cash payment of $111.69 in lieu of fractional shares representing 1.02 shares of Class A Common Stock.

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EXECUTIVE COMPENSATION MATTERS	RALPH LAUREN CORPORATION

NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information with respect to our defined contribution and non-tax-qualified compensation deferral plans for each of our NEOs.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Ralph Lauren	—	1,243,458[1]	(28,388,938)[2]	—	32,351,742[3]
Patrice Louvet	—	—	—	—	—
Jane Nielsen	—	—	—	—	—
David Lauren	—	—	—	—	—
Valérie Hermann	—	—	—	—	—

1.

Represents the value of Mr. R. Lauren’s additional RSUs that are granted each time we pay an actual cash dividend on our outstanding shares. Additional RSUs of 2,243.40, 2,820.53, 3,425.35 and 2,722.78 were acquired respectively on April 12, 2019, July 12, 2019, October 11, 2019 and January 10, 2020. In each case, market price was based on the average of the high and low stock prices on each day.

2.

The amount reflected for Mr. R. Lauren represents appreciation/depreciation accumulated on vested but not delivered RSUs. Appreciation/depreciation accumulated on vested but not delivered RSUs is not included in the Summary Compensation Table as the RSUs do not receive any above-market or preferential earnings.

3.

Mr. R. Lauren’s RSUs are valued at $68.855, the average of the high and the low stock prices as of March 27, 2020, the last business day of Fiscal 2020 on which there were sales of shares. Of the total amount shown in this column, $23,223,863 has been reported in the Summary Compensation Table of prior years’ proxy statements. Mr. R. Lauren’s RSUs have vested but may not be distributed to him until his employment is terminated.

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EXECUTIVE COMPENSATION MATTERS	RALPH LAUREN CORPORATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Ralph Lauren. Under the R. Lauren Employment Agreement, in the event of termination without cause or resignation for good reason (as defined in the R. Lauren Employment Agreement and as defined below), Mr. R. Lauren would be entitled to receive, within 30 days following the date of termination, a lump sum cash payment equal to the sum of: (i) two years’ base salary; (ii) any accrued but unpaid compensation as of the date of termination; and (iii) two times the average annual bonus paid to him for the two fiscal years immediately preceding the year of his termination of employment (however, if he elects to transition to Executive Chairman, the amount described in this clause (iii) would no longer be payable in connection with a subsequent termination of employment). In addition, Mr. R. Lauren would be entitled to receive a pro-rated portion of the bonus he would otherwise have received for the fiscal year in which his termination of employment occurred, payment of which would be made when bonuses are paid to our other executives. Any unvested stock options would continue to vest on their scheduled vesting dates, and any vested stock options shall be exercisable until the later of one year from the date of termination or 30 days from the date the options become vested and exercisable, but in any event not later than the expiration date of the option. Any unvested restricted performance share units (“RPSUs”) and PSUs will vest based on actual performance over the applicable performance period as if Mr. R. Lauren had remained employed to the applicable vesting certification date. Also, we will be obligated to continue to provide him with office facilities and secretarial assistance, welfare and medical plan coverage and use of a car and driver during the two-year severance period (however, any medical plan coverage would be limited to the first 18 months of the severance period unless he elects to continue participation in such plan for the remainder of the severance period, provided that there are no adverse tax consequences to the Company).

In the event that his employment terminates due to his death or disability, Mr. R. Lauren or his estate will be entitled to receive all payments due to him through the date of his death or termination due to disability, including a pro-rated bonus for the fiscal year of termination paid at the same time as bonuses are paid to our other executives. With respect to his unvested stock options, RSUs, RPSUs and PSUs, such awards shall vest immediately (at target, in the case of RPSUs and PSUs) and, in the case of his stock options, shall be exercisable until the earlier of three years from the date of termination or the expiration date of the option, and in the case of his RSUs, RPSUs and PSUs, shall be payable in shares of Class A Common Stock no later than 30 days after the vesting date; provided that if termination is based on death and occurs in the last year of the performance period, the unvested RPSUs and PSUs will vest and be paid out based on actual performance during the performance period as if Mr. R. Lauren had remained employed to the applicable vesting certification date.

If he terminates his employment for any reason, other than for good reason, death or disability, or if we terminate his employment for cause (but not including a termination by reason of the Company’s non-renewal of the R. Lauren Employment Agreement, as described below), then Mr. R. Lauren will only receive any accrued but unpaid compensation as of the date of termination (including for any prior fiscal year, and including base salary through the date of termination). In addition, any unvested RPSUs and PSUs held by him pursuant to his employment agreement shall be forfeited. Further, any vested but unexercised stock options shall be forfeited only if termination of employment is for cause, and otherwise they shall remain exercisable for one year from the date of termination of employment if such termination is by Mr. R. Lauren for other than good reason.

If his employment terminates at the end of the term by reason of our failure to offer to extend the term or offer to enter into a new employment agreement on substantially the same terms as in the R. Lauren Employment Agreement, then he will be entitled to receive: (i) any accrued and unpaid compensation as of the date of termination; and (ii) his bonus for the fiscal year ending on the last day of the term. In addition, Mr. R. Lauren’s unvested and unexercised stock options and unvested RPSUs and PSUs shall vest and/or become exercisable in the same manner as if he resigned for good reason or if we terminated his employment without cause. In addition, following any termination of employment, to the extent not previously paid or provided, the Company will timely pay or provide Mr. R. Lauren any other amounts or benefits

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required to be paid or provided to him (or that he is eligible to receive) under any plan, program, policy, practice or contract of the Company and its affiliates through the date of his termination.

In the event that a change in control precedes the termination of Mr. R. Lauren’s employment, he will continue to receive, upon termination of employment, the same amounts in the same manner as described in the paragraphs above. In addition, any unvested stock options granted under the 1997 Stock Incentive Plan and any unvested RSUs and RPSUs granted prior to the R. Lauren Employment Agreement would immediately vest upon a change in control. Under the R. Lauren Employment Agreement, Mr. R. Lauren’s RPSUs and PSUs granted during the term of the R. Lauren Employment Agreement would not immediately vest upon a change in control.

The above described amounts payable to him are subject to his compliance with the following restrictive covenants: (i) not to compete with us for two years following the termination of his employment; (ii) not to solicit any of our employees for three years following the termination of his employment; (iii) not to disparage us for three years following the termination of his employment; and (iv) not to disclose any of our confidential information. The R. Lauren Employment Agreement also provides that for the duration of Mr. R. Lauren’s employment and for three years following the termination of his employment, we will not (and will use reasonable best efforts to cause our senior executives and Board members to not) disparage Mr. R. Lauren.

Under the R. Lauren Employment Agreement, cause is defined as: (A) the willful and continued failure by him to substantially perform his duties after demand for substantial performance is delivered by us that specifically identifies the manner in which we believe he has not substantially performed his duties; or (B) his conviction of, or plea of nolo contendere to, a crime (whether or not involving us) constituting a felony; or (C) willful engaging by him in gross misconduct relating to his employment that is materially injurious to us or subjects us, monetarily or otherwise or which subjects, or if generally known, would subject us to public ridicule or embarrassment. Further, no act, or failure to act, shall be considered “willful” unless done, or omitted to be done, by Mr. R. Lauren not in good faith and without reasonable belief that his action or omission was in our best interest. Notwithstanding the forgoing, Mr. R. Lauren shall not be deemed to have been terminated for cause without: (x) reasonable written notice to him setting forth the reasons for our intention to terminate him for cause, (y) an opportunity for him, together with his counsel, to be heard before the Board and (z) delivery to him of a specific termination notice from the Board that states that in the good faith opinion of the Board, he was guilty of the conduct set forth in clauses (A), (B) or (C) above, and specifying the particulars thereof in detail. In addition, in the event that the Board has so determined, in good faith, that cause exists, the Board shall have no obligation to terminate Mr. R. Lauren’s employment if the Board determines in its sole discretion that such a decision not to terminate his employment is in our best interest.

Under the R. Lauren Employment Agreement, good reason is defined to mean: (A) a material diminution in Mr. R. Lauren’s duties, assignment to him of a title or duties inconsistent with his position as our Executive Chairman of the Board and Chief Creative Officer, or a material diminution of his authority; (B) a material reduction in his salary; or (C) our failure to comply with any material provision of his employment agreement; provided that the events described in clauses (A), (B) and (C) above will not constitute good reason unless such diminution, reduction or failure (as applicable) has not been cured within 30 days after notice of such noncompliance has been given by Mr. R. Lauren to us.

If necessary to comply with Section 409A of the Code, any severance payments will be subject to a six-month delay in payment. The R. Lauren Employment Agreement clarifies that settlement of any RPSUs or PSUs in the case of a termination due to disability may also be delayed to the extent required to comply with Section 409A of the Code.

Patrice Louvet. Under the Louvet Employment Agreement, if we terminate Mr. Louvet’s employment for any reason other than death, disability, or cause (as defined in the Louvet Employment Agreement and as described below), or Mr. Louvet voluntarily terminates his employment for good reason (as defined in the Louvet Employment Agreement and as described below), he would be entitled to receive 400% of his base salary per year for a severance period equal to two years, payable in equal installments on a monthly basis. In addition, he will vest in any unvested portion of the

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EXECUTIVE COMPENSATION MATTERS	RALPH LAUREN CORPORATION

Louvet-One-Time-Stock-Award (as defined in the Louvet Employment Agreement) with only service based vesting conditions as of the date of termination of his employment, and any unvested portion of the Louvet-One-Time-Stock Award with performance based vesting conditions held by him will vest at the end of the applicable performance period, subject to the Company meeting the applicable performance goals. Mr. Louvet will also be entitled to continue his participation during the severance period in any group medical or dental insurance plans in which he participated prior to termination. In addition, he will be entitled to receive any unpaid annual bonus for the fiscal year ended prior to the date of termination.

If Mr. Louvet voluntarily terminates his employment without good reason, or if we terminate his employment for cause, he will be entitled to receive only his base salary through the date of termination and any unpaid annual bonus for the fiscal year ended prior to the date of termination. In the event of his termination due to his death or disability, he or his estate will be entitled to receive all payments due to him through the date of his death or termination due to disability, any unpaid annual bonus for the fiscal year ended prior to the date of termination and he shall also be entitled to have the Louvet-One-Time-Stock-Award be treated in the same manner as termination without cause, and he shall also receive a pro-rata EOAIP bonus for the year of termination based on actual performance.

If the Company terminates Mr. Louvet’s employment without cause or he terminates his employment for good reason, in either case within 12 months following a change in control (as defined in the Louvet Employment Agreement), then he will be entitled to receive a lump sum amount equal to the total amount of cash severance he would receive if his employment was terminated without cause. In addition, any outstanding equity awards held by him will immediately vest (such immediate vesting shall also occur upon a termination of Mr. Louvet’s employment in contemplation of a change in control, and the change in control actually occurs). For purposes of such vesting, any performance-based equity awards would be treated as if the target performance level was achieved. Pursuant to the Louvet Employment Agreement, to the extent that the aggregate present value of any payments or benefits payable to him that constitute “parachute payments” under Section 280G of the Code (the

“parachute amount”) would exceed 2.99 times his “base amount” (as defined for purposes of Section 280G of the Code), then such payments and benefits shall be reduced to the extent necessary so that the parachute amount is equal to 2.99 times his base amount (provided, that no reduction shall apply if he would retain, on a net after-tax basis, a greater amount than he would have retained, on a net after-tax basis, after applying such reduction).

Under the Louvet Employment Agreement, the above described amounts and stock awards to be provided to him are subject to his compliance with the following restrictive covenants: (i) not to compete with us for one year following the termination of his employment; (ii) not to solicit any of our employees for two years following the termination of his employment; (iii) not to disparage us for seven years following the end of the employment term (and indefinitely with respect to Mr. R. Lauren and members of his family); and (iv) not to disclose any of our confidential information.

Under the Louvet Employment Agreement, cause is defined to mean: (1) the willful and continued failure by Mr. Louvet to substantially perform his duties hereunder after demand for substantial performance is delivered to him by us that specifically identifies the manner in which we believe he has not substantially performed his duties hereunder, (2) Mr. Louvet’s conviction of, or plea of nolo contendere to, a crime (whether or not involving the Company) constituting any felony, (3) the willful engaging by Mr. Louvet in gross misconduct relating to his employment that is materially injurious to the Company, monetarily or otherwise, or which subjects or if generally known would subject the Company to public ridicule. Notwithstanding the foregoing, his employment may be terminated for cause only by act of the Board and, in any event, his employment shall not be deemed to have been terminated for cause without (x) reasonable written notice to Mr. Louvet setting forth the reasons for the Company’s intention to terminate for cause, (y) the opportunity to cure (if curable) within 30 days of such written notice and (z) an opportunity for him, together with his counsel, to be heard by the Board.

Under the Louvet Employment Agreement, good reason is defined to mean a termination of employment by Mr. Louvet within one (1) year following the occurrence of (A) a material diminution in or adverse alteration to

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EXECUTIVE COMPENSATION MATTERS	RALPH LAUREN CORPORATION

his title as CEO, base salary, benefits, position, or duties (provided that the exercise of Mr. R. Lauren of any authority permitted under the Louvet Employment Agreement shall not constitute a material diminution in, or material adverse alteration to, the Executive’s “position” or “duties” for this purpose), (B) the relocation of his principal office outside the area which comprises a 50 mile radius from New York City, (C) a failure of the Company to comply with any material provision of the Louvet Employment Agreement, or (D) the Company requires the Executive to report to any person other than the current Executive Chairman or to the Board; provided, that the events described in clauses (A), (B), (C) and (D) above shall not constitute good reason (1) until Mr. Louvet provides written notice to the Company of the existence of such diminution, change, reduction, relocation or failure within 90 days of its occurrence and (2) unless such diminution, change, reduction or failure (as applicable) has not been cured within 30 days after written notice of such noncompliance has been given by Mr. Louvet to the Company.

If necessary to comply with Section 409A of the Code, any severance payments will be subject to a six-month delay in payment.

Jane Nielsen. Under the Nielsen Employment Agreement, if we terminate Ms. Nielsen’s employment for any reason other than death, disability or cause (as defined in the Nielsen Employment Agreement and as described below), or she voluntarily terminates her employment for good reason (as defined in the Nielsen Employment Agreement and as described below), she will be entitled to continue to receive, in accordance with our normal payroll practices, an amount equal to her base salary for a severance period equal to the longer of the balance of the term (up to a maximum of two years) and the one-year period commencing on the date of such termination, plus an amount, payable at the end of the severance period, equal to 175% of her base salary, plus a pro-rata EOAIP bonus for the year of termination based on actual performance. In addition, she will vest in any unvested stock options, RSUs and other equity awards with only service-based vesting conditions as of the date of termination of her employment, and any unvested equity awards with performance-based vesting conditions held by her will vest on their originally scheduled vesting date or dates, as applicable, subject to the Company meeting the applicable performance goals. Ms. Nielsen will also be entitled to continue her participation during the severance period in any group medical or dental insurance plans in which she participated prior to termination. In addition, Ms. Nielsen will be entitled to receive any unpaid annual bonus for the fiscal year ended prior to the date of termination.

If Ms. Nielsen voluntarily terminates her employment without good reason, or if we terminate her employment for cause, she will be entitled to receive only her base salary through the date of termination. In the event of her termination due to her death or disability, Ms. Nielsen or her estate will be entitled to receive all payments due to her through the date of her death or termination due to disability, and she shall also be entitled to have her equity awards be treated in the same manner as termination without cause, and she shall also receive a pro-rata EOAIP bonus for the year of termination based on actual performance.

If the Company terminates her employment without cause, or Ms. Nielsen voluntarily terminates her employment for good reason, in each case within 12 months following a change in control of the Company (as defined in the Nielsen Employment Agreement), then, in lieu of the foregoing amounts, she will be entitled to receive a lump sum amount, payable within 15 days after the termination of her employment, equal to two times the sum of her then current annual base salary and target bonus immediately prior to her termination. In addition, in such event, any unvested stock options, RSUs and other equity awards held by Ms. Nielsen will immediately vest. In the case of any performance-based equity awards, the accelerated vesting would be calculated as if the target performance level was achieved. Under the Nielsen Employment Agreement, Ms. Nielsen shall also be entitled to the above amounts if she is terminated by the Company without cause in contemplation of a change in control, and the change in control actually occurs.

The above described amounts and stock awards to be provided to her are subject to her compliance with the following restrictive covenants: (i) not to compete with us for one year following the termination of her employment; (ii) not to solicit any of our employees for one year following the termination of her employment; (iii) not to disparage us following the termination of her

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employment; and (iv) not to disclose any of our confidential information.

Under the Nielsen Employment Agreement, cause is defined as: (A) the willful and continued failure by Ms. Nielsen to substantially perform her duties hereunder after demand for substantial performance is delivered to her that specifically identifies the manner in which we believe she has not substantially performed her duties; (B) her conviction of, or plea of nolo contendere to, a crime (whether or not involving the Company) constituting any felony; (C) her willful engagement in gross misconduct relating to her employment that is materially injurious to the Company, monetarily or otherwise, or which subjects, or if generally known, would subject, the Company to public ridicule. Under this definition, no act, or failure to act, on Ms. Nielsen’s part shall be considered “willful” unless done, or omitted to be done, by her not in good faith and without reasonable belief that her action or omission was in the best interest of the Company. Notwithstanding the foregoing, Ms. Nielsen’s employment may be terminated for cause only upon (x) reasonable written notice to her setting forth the reasons for the Company’s intention to terminate her for cause; (y) the opportunity to cure (if curable) within 30 days of such written notice; and (z) an opportunity for Ms. Nielsen, together with her counsel, to be heard by the Company.

Under the Nielsen Employment Agreement, good reason is defined as a termination of employment by her within 60 days following the occurrence of: (A) a material diminution in or material adverse alteration to her title, base salary, annual bonus percentage, duties or position, provided that a removal of particular business units or functions from her purview, responsibility or management that does not alter her role as the Company’s Executive Vice President, Chief Operating Officer and Chief Financial Officer shall not constitute a material diminution in or material adverse alteration to her position for this purpose; (B) the relocation of her principal office outside the area which comprises a 50 mile radius from New York City; (C) a failure of the Company to comply with any material provision of the Nielsen Employment Agreement; or (D) Ms. Nielsen being required to report to anyone other than the Chief Executive Officer or the Chairman, provided that the events described in clauses (A), (B), (C) and (D) above shall not constitute good reason (i) until Ms. Nielsen provides written notice to the Company of the existence of such diminution, alteration, relocation, failure or requirement within 90 days of the date she learned of its occurrence (or, if sooner, the date she would have learned of the occurrence had she exercised reasonable diligence); and (ii) unless such diminution, alteration, relocation, failure or requirement (as applicable) has not been cured within 30 days after written notice of such noncompliance has been given by Ms. Nielsen to the Company.

If necessary to comply with Section 409A of the Code, any severance payments will be subject to a six-month delay in payment.

Howard Smith. Under the Smith Employment Agreement, if we terminate Mr. Smith’s employment for any reason other than death, disability or cause (as defined in the Smith Employment Agreement and as described below), or he voluntarily terminates his employment for good reason (as defined in the Smith Employment Agreement and as described below), he will be entitled to continue to receive, in accordance with our normal payroll practices, an amount equal to his base salary for a severance period of eighteen months, plus an amount, payable at the end of the severance period, equal to 150% of his base salary. Mr. Smith will also be entitled to continue his participation during the severance period in any group medical or dental insurance plans in which he participated prior to termination.

If Mr. Smith voluntarily terminates his employment without good reason, or if we terminate his employment for cause, he will be entitled to receive only his base salary through the date of termination. In the event of his termination due to his death or disability, Mr. Smith or his estate will be entitled to receive all payments due to him through the date of his death or termination due to disability. Further, he will be entitled to receive a pro-rated amount, based on the percentage of time that has elapsed during the applicable performance periods, of the unvested RSUs and PSUs held by him, which shall vest at the end of the applicable performance period, subject to our achievement of pre-established financial goals.

Under the Smith Employment Agreement, if the Company terminates his employment without cause, or Mr. Smith voluntarily terminates his employment for

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good reason, in each case within 12 months following a change in control of the Company (as defined in the Smith Employment Agreement), then, in lieu of the foregoing amounts, he will be entitled to receive a lump sum amount, payable within 15 days after the termination of his employment, equal to two times the sum of his then current annual base salary and prior fiscal year’s bonus immediately prior to his termination. In addition, in such event, any unvested stock options, RSUs and other equity awards held by Mr. Smith will immediately vest. In the case of any performance-based equity awards, the accelerated vesting would be calculated as if the target performance level was achieved.

The above described amounts and stock awards to be provided to him are subject to his compliance with the following restrictive covenants: (i) not to compete with us for one year following the termination of his employment; (ii) not to solicit any of our employees for one year following the termination of his employment; (iii) not to disparage us following the termination of his employment; and (iv) not to disclose any of our confidential information.

Under the Smith Employment Agreement, cause is defined as: (i) failure by Mr. Smith to perform the duties of his employment agreement (other than due to disability), provided that the conduct shall not constitute cause unless such failure by him to perform his duties has not been cured to our satisfaction, in our sole discretion, within fifteen (15) days after notice of such failure has been given by us to Mr. Smith; or (ii) an act of fraud, embezzlement, theft, breach of fiduciary duty, dishonesty, or any other misconduct or any violation of law (other than a traffic violation) committed by Mr. Smith; or (iii) any action by him causing damage to or misappropriation of our assets; or (iv) his wrongful disclosure of our confidential information; or (v) his engagement in any competitive activity which would constitute a breach of his employment agreement and/or of his duty of loyalty; or (vi) his breach of any of our employment policies; or (vii) performance by him of his employment duties in a manner deemed by us, in our sole discretion, to be grossly negligent; or (viii) the commission of any act by him, whether or not performed in the workplace, which subjects or, if publicly known, would be likely to subject us to public ridicule or embarrassment, or would likely be detrimental or damaging to our reputation, goodwill, or relationships with our customers, suppliers, vendors, licensees or employees.

Under the Smith Employment Agreement, good reason is defined as a termination of employment by him within 60 days following the occurrence of: (A) a material diminution in or material adverse alteration to his title, base salary, or position, provided that a removal of particular business units or functions from his purview shall not constitute a material diminution in or material adverse alteration to his position for this purpose; (B) the relocation of his principal office outside the area which comprises a 50 mile radius from either New York City, London, or Geneva; or (C) a failure of the Company to comply with any material provision of the Smith Employment Agreement, provided that the events described in clauses (A), (B), and (C) above shall not constitute good reason until (i) Mr. Smith provides written notice to the Company of the existence of such diminution, alteration, relocation, or failure within 30 days of the date he learned of its occurrence; and (ii) unless such diminution, alteration, relocation, or failure (as applicable) has not been cured within 30 days after written notice of such noncompliance has been given by Mr. Smith to the Company.

If necessary to comply with Section 409A of the Code, any severance payments will be subject to a six-month delay in payment.

David Lauren. If we terminate Mr. D. Lauren without just cause, he would be entitled to continue to receive, in accordance with our normal payroll practices, an amount equal to his base salary for a severance period of one year. Under the Company’s severance pay plan for employees in the United States, just cause is defined to mean: (i) any act or omission by an employee resulting or intended to result in personal gain at the expense of the Company; (ii) the performance by the employee of his or her employment duties in a manner deemed by the Company to be grossly negligent; provided that the employee had previously received a written warning identifying the problem and outlining a course of corrective action, has been given a reasonable opportunity to correct his or her performance, and has failed or refused to do so; or (iii) the improper disclosure by the employee of proprietary or confidential information or trade secrets of the Company, or intellectual property which the Company is under a duty to protect, including software licensed to

2020 PROXY STATEMENT	|	98

EXECUTIVE COMPENSATION MATTERS	RALPH LAUREN CORPORATION

the Company under agreements prohibiting disclosure; or (iv) misconduct by the employee, including, but not limited to, fraud, falsification of Company records, failure to comply with Company policies, rules or guidelines (including a violation of the Company’s business code of conduct), harassment, excessive absenteeism, dishonesty, insubordination, theft, violent acts or threats of violence, or possession of alcohol or narcotics on the property of the Company, or the use of the Company’s property, facilities or services for illegal purposes; or (v) the commission of a criminal act by the employee, whether or not performed in the workplace, which subjects, or if generally known, would subject, the Company to public ridicule or embarrassment; or (vi) documented poor job performance.

In connection with his receipt of severance, and per the Company’s practice under its severance pay plan, Mr. D. Lauren would be required to comply with the following restrictive covenants: (i) not to solicit any of our employees for one year following the termination of his employment; (ii) not to disparage us following the termination of his employment; and (iii) not to disclose any of our confidential information.

If necessary to comply with Section 409A of the Code, any severance payments will be subject to a six-month delay in payment.

Valerie Hermann. On June 19, 2019, the Company and Ms. Hermann entered into an employment separation agreement and release, as amended November 6, 2019 (the “Hermann Separation Agreement”). Pursuant to the Hermann Separation Agreement, Ms. Hermann separated from the Company on September 30, 2016 and was entitled to receive as separation payments: (i) an amount of $1,050,000, less applicable withholdings, equal to 52 weeks of her annual base salary, paid as salary continuation; (ii) a lump sum amount of $1,322,750, less applicable withholdings, to be paid on the first payroll date following separation of employment; (iii) her EOAIP bonus for Fiscal 2020 prorated based on her termination date; (iv) an additional lump sum amount of $514,750, to be paid one year after the termination date; and (v) an additional lump sum amount of $225,000, less applicable withholdings, to be paid as soon as practicable after November 6, 2019. The Hermann Separation Agreement provides that Ms. Hermann will also vest in all time-based equity awards as of the date of termination and will vest in all performance-based equity awards based on the Company’s actual performance on the dates those awards were scheduled to vest without regard to her continued employment. The Hermann Separation Agreement also required Ms. Hermann to provide the Company with certain transition services and to comply with certain confidentiality, non-competition, non-disparagement, and non-solicitation restrictive covenants. The Hermann Separation Agreement also includes a general release by Ms. Hermann of claims against the Company.

99	|	2020 PROXY STATEMENT

EXECUTIVE COMPENSATION MATTERS	RALPH LAUREN CORPORATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLES

The following tables reflect incremental payments and benefits that would be owed by the Company to each of our NEOs beyond what they had earned as of March 28, 2020 upon termination of their employment under certain circumstances or in the event of a change in control, assuming that:

•	the NEO’s employment terminated or, in the event of a change in control, such change in control occurred on March 28, 2020;

•	the NEO’s salary continues as it existed on March 28, 2020;

•	the NEO’s employment agreement, as applicable, and term as of March 28, 2020, applies;

•	PSUs or PRSUs that are accelerated upon a change in control are deemed to do so at target;

•	awards granted under the 2010 Stock Incentive Plan or 2019 Stock Incentive Plan held by participants which are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vest immediately upon a qualifying termination in connection with a change in control in accordance with the terms of the 2010 Stock Incentive Plan and the 2019 Stock Incentive Plan;

•	the stock price for the Class A Common Stock is $67.99 per share (the NYSE closing price of Class A Common Stock on March 27, 2020, the last business day of Fiscal 2020 on which there were sales of shares); and

•	the bonus for the period March 31, 2019 through March 28, 2020 (as determined by the Compensation Committee) has been earned by our NEOs as set forth in the “Summary Compensation Table.”

The tables do not include non-qualified deferred compensation, if any, that would be paid to the NEOs, which is set forth in the “Non-Qualified Deferred Compensation” table. In addition, the tables do not include the value of vested but unexercised stock options as of March 28, 2020.

Executive Chairman and Chief Creative Officer - Ralph Lauren
	Cash Severance - Base Salary[1]	Cash Severance - Bonus		Vesting of Equity Awards[2]		Continuation of Other Benefits & Perquisites[3]	Total
By the Company for Cause/by the Executive Without Good Reason	$0	$0		$0		$0	$0
By the Company Without Cause/by the Executive for Good Reason	$3,500,000	$18,740,440	[4]	$24,363,298	[5]	$1,043,354	$47,647,092
Death or Disability	$0	$0		$24,363,298		$0	$24,363,298
Change in Control with Termination[6]	$3,500,000	$18,740,440		$24,363,298		$1,043,354	$47,647,092

1.

In the event of a termination by the Company without cause or by Mr. R. Lauren for good reason and pursuant to his employment agreement, we would provide a lump sum cash payment equal to two times his base salary, payable within 30 days following the date of termination.

2.

Represents the value associated with the acceleration or continuation (as the case may be) of the vesting of equity awards. In the case of RSUs and PSUs (including associated dividend equivalent units on such award), the value was based on the NYSE closing price of Class A Common Stock on March 27, 2020, which was $67.99.

3.	Represents the cost of providing welfare and medical benefits, office facilities and secretarial assistance, and the use of a car and driver through the applicable severance period.
4.	Represents two times the average annual bonus paid to Mr. R. Lauren for the two fiscal years immediately preceding the year of termination.
5.	If maximum performance for PSUs is reached, the value would increase by $18,896,818.
6.

In the event of a qualifying termination in connection with a change in control, no special change in control severance payment is payable to Mr. R. Lauren. If Mr. R. Lauren’s employment were to be terminated by us without cause or if he terminates his employment for good reason following a change in control, Mr. R. Lauren would be entitled to the same amounts reflected above for “By the Company without Cause/By the Executive for Good Reason.”

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EXECUTIVE COMPENSATION MATTERS	RALPH LAUREN CORPORATION

President and Chief Executive Officer - Patrice Louvet
	Cash Severance - Base Salary[1]	Cash Severance - Bonus	Vesting of Equity Awards[2]		Continuation of Other Benefits & Perquisites[3]	Total
By the Company for Cause/by the Executive Without Good Reason	$0	$0	$0		$0	$0
By the Company Without Cause/by the Executive for Good Reason	$10,000,000	$0	$7,368,620	[4]	$37,259	$17,405,879
Death or Disability	$0	$0	$18,113,850	[5]	$0	$18,113,850
Change in Control with Termination	$10,000,000	$0	$22,061,123		$37,259	$32,098,382

1.

In the event of a termination by the Company without cause or by Mr. Louvet for good reason and pursuant to his employment agreement, we would provide a monthly cash payment equal to four times his monthly base salary for two years. In the event of a qualifying termination in connection with a change in control, we would provide a lump sum cash payment equal to four times his base salary for two years.

2.

Represents the value associated with the acceleration or continuation (as the case may be) of the vesting of equity awards. In the case of RSUs, PSUs, PRSUs and APRSUs, the value was based on the NYSE closing price of Class A Common Stock on March 27, 2020, which was $67.99.

3.	Represents the cost of providing medical and dental benefits during applicable severance period.
4.	If maximum performance for PSUs is reached, the value would increase by $1,473,105.
5.	If maximum performance for PSUs is reached, the value would increase by $7,563,604.

Chief Operating Officer and Chief Financial Officer - Jane Nielsen
	Cash Severance - Base Salary[1]	Cash Severance - Bonus		Vesting of Equity Awards[2]		Continuation of Other Benefits & Perquisites[3]	Total
By the Company for Cause/by the Executive Without Good Reason	$0	$0		$0		$0	$0
By the Company Without Cause/by the Executive for Good Reason	$2,100,000	$1,837,500	[4]	$7,407,103	[5]	$27,809	$11,372,412
Death or Disability	$0	$0		$7,407,103	[5]	$0	$7,407,103
Change in Control with Termination	$2,100,000	$3,675,000	[6]	$7,407,103		$27,809	$13,209,912

1.

In the event of a termination by the Company without cause or by Ms. Nielsen for good reason and pursuant to her employment agreement, we would continue to pay Ms. Nielsen for the longer of (a) the balance of her employment agreement (up to a maximum of two years) or (b) one year. In the event of a qualifying termination in connection with a change in control Ms. Nielsen would be entitled to a lump sum payment equal to two times her base salary.

2.

Represents the value associated with the acceleration or continuation (as the case may be) of the vesting of equity awards. In the case of RSUs, PSUs and PRSUs, the value was based on the NYSE closing price of Class A Common Stock on March 27, 2020, which was $67.99.

3.	Represents the cost of providing medical and dental benefits during applicable severance period.
4.	Represents 175% of base salary.
5.	If maximum performance for applicable PSUs is reached, the value would increase by $3,252,132.
6.	Represents two times the target bonus in effect immediately prior to termination.

101	|	2020 PROXY STATEMENT

EXECUTIVE COMPENSATION MATTERS	RALPH LAUREN CORPORATION

Chief Commercial Officer - Howard Smith
	Cash Severance - Base Salary[1]	Cash Severance - Bonus		Vesting of Equity Awards[2]		Continuation of Other Benefits & Perquisites[3]	Total
By the Company for Cause/by the Executive Without Good Reason	$0	$0		$0		$0	$0
By the Company Without Cause/by the Executive for Good Reason	$1,575,000	$1,575,000	[4]	$0		$19,570	$3,169,570
Death or Disability	$0	$0		$4,962,658	[5]	$0	$4,962,658
Change in Control with Termination	$2,100,000	$4,544,100	[6]	$7,037,917		$19,570	$13,701,587

1.

In the event of a termination by the Company without cause or by Mr. Smith for good reason and pursuant to his employment agreement, we would continue to pay Mr. Smith his base salary for eighteen months. In the event of a qualifying termination in connection with a change in control, we would provide for a lump sum payment equal to two times his base salary.

2.

Represents the value associated with the acceleration or continuation (as the case may be) of the vesting of equity awards. In the case of RSUs, PSUs and PRSUs, the value was based on the NYSE closing price of Class A Common Stock on March 27, 2020, which was $67.99.

3.	Represents the cost of providing medical and dental benefits during applicable severance period.
4.	Represents 150% of base salary payable at the end of the severance period.
5.	If maximum performance for applicable PSUs is reached, the value would increase by $1,578,864.
6.	Represents two times the bonus paid for the fiscal year prior to termination.

Chief Innovation Officer, Vice Chairman of the Board, Strategic Advisor to the CEO and President of the Ralph Lauren Corporate Foundation - David Lauren
	Cash Severance - Base Salary	Cash Severance - Bonus	Vesting of Equity Awards[2]		Continuation of Other Benefits & Perquisites	Total
By the Company for Just Cause/by the Executive	$0	$0	$0		$0	$0
By the Company Without Just Cause[1]	$850,000	$0	$0		$0	$850,000
Death or Disability	$0	$0	$703,629	[3]	$0	$703,629
Change in Control with Termination	$850,000	$0	$992,994		$0	$1,842,994

1.	In the event of a termination by the Company without just cause, we would continue to pay Mr. D. Lauren his base salary for one year.
2.

Represents the value associated with the acceleration or continuation (as the case may be) of the vesting of equity awards. In the case of PSUs and PRSUs the value was based on the NYSE closing price of Class A Common Stock on March 27, 2020, which was $67.99.

3.	If maximum performance for applicable PSUs is reached, the value would increase by $324,074.

Former Brand Group President—Valérie Hermann[1]
	Cash Severance[2]	Vesting of Equity Awards[3]	Continuation of Other Benefits & Perquisites[4]	Total
Per Separation Agreement	$3,112,500	$4,513,312	$16,463	$7,642,275

1.	This table reflects the value Ms. Hermann is entitled to in connection with her resignation from the Company effective as of September 30, 2019.
2.	Represents cash severance payments that we will continue to pay Ms. Hermann through the end of her severance period.
3.

Represents the value associated with the continuation of the vesting of equity awards granted to Ms. Hermann. In the case of PSUs and PRSUs, the value was based on the NYSE closing price of Class A Common Stock on March 27, 2020, which was $67.99. PSUs and PRSUs vest based upon actual performance over the applicable performance period. For purposes of this table, assumed target performance is achieved. If maximum performance for PSUs is reached, the value would increase by $2,128,801.

4.

Represents the cost of providing health and welfare benefits during applicable severance period. Additionally the Company paid $10,000 to Ms. Hermann’s attorneys directly for the negotiation of the Hermann Separation Agreement.

2020 PROXY STATEMENT	|	102

EXECUTIVE COMPENSATION MATTERS	RALPH LAUREN CORPORATION

PAY RATIO DISCLOSURE

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the following disclosure provides the relationship of the annual total compensation of our median employee to the annual total compensation of our CEO, Mr. Louvet. The following ratio, as of our last completed fiscal year, is a reasonable estimate calculated in a manner consistent with SEC rules which permit the use of estimates, assumptions, and adjustments, and is based on the following methodology.

•	The annual total compensation of the median employee, other than Mr. Louvet, was $21,358.

•	Mr. Louvet’s annual total compensation was $12,170,470.

•	The ratio of the annual total compensation of Mr. Louvet to the median of the annual total compensation of our employees is estimated to be 570 to 1.

Determination of the Median Employee

Under the SEC’s rules, a Company is required to identify its median employee only once every three years so long as there have been minimal changes to its employee population or employee compensation arrangements that the Company reasonably believes would not have a meaningful impact on its pay ratio. We believe that we have not had any such changes in Fiscal 2020 that would have impacted our pay ratio. However, our median employee from Fiscal 2019 has been terminated, therefore we have substituted a similarly situated employee as permitted by SEC rules.

In 2018, we selected February 28, 2018 as the date on which to determine our median employee. At that time, including all full-time, part-time, temporary, and seasonal employees, our workforce was comprised of 23,381 employees in 27 countries globally. None of the permitted exemptions under the SEC rules were used.

Our employees work in various locations, with a large portion of employees in stores on a part-time or seasonal basis. These roles are critical to our business as they allow us the flexibility to best address our customer demands. At the Company, it is important to provide flexible work opportunities for our employees, so they can balance work with other life commitments.

We utilized annualized total cash received as compiled from our payroll records to identify the median employee. Annualized total cash received includes wages, bonuses, commissions, and overtime paid. Compensation in foreign currencies was converted to USD based on exchange rates used in our financial reporting.

We determined the estimated median based upon total cash received and selected a small group of employees around this estimated median. We then chose a median employee whom we felt was reasonably representative of our median employee.

Calculation of Annual Total Compensation

For purposes of the pay ratio, both the CEO and median employee’s annual total compensation were calculated consistent with the disclosure requirements under the Summary Compensation Table.

103	|	2020 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND TRANSACTIONS	RALPH LAUREN CORPORATION

CERTAIN RELATIONSHIPS AND TRANSACTIONS

We have adopted a written related party transactions policy detailing the policies and procedures relating to transactions which may present actual, potential, or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interests of us and our stockholders. The Nominating Committee must review and approve or ratify any deemed related party transaction proposed to be entered into by our executive officers or directors.

Under our related party transactions policy, any relationship, arrangement or transactions between us and (i) a director, (ii) an executive officer, (iii) a person known by us to be a beneficial owner of more than 5% of our Common Stock, or (iv) a person known by us to be an immediate family member of any of the foregoing (each of the foregoing clauses (i)-(iv) a “Related Party”), is deemed to be a related party transaction. Under our related party transactions policy, the following transactions are not deemed to be a related party transaction:

•	Any transaction that involves the providing of compensation to a director or executive officer for his or her services in that capacity.

•	Any transaction in which the aggregate amount involved is expected to be less than $120,000.

•	Any transaction between us and any entity in which a Related Party has a relationship solely as an employee (other than an executive officer), director or beneficial owner of less than 10% of such entity’s equity, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other entity’s total annual revenues.

•	Any transaction where the Related Party’s interest arises solely from the ownership of our Common Stock and all holders of our Common Stock receive the same benefit on a pro-rata basis (e.g., dividends).

•	Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.
•	Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

REGISTRATION RIGHTS AGREEMENT

We and certain of the Lauren Family Members (as defined below) are parties to a Registration Rights Agreement entered into on June 9, 1997 pursuant to which the Lauren Family Members have certain demand registration rights in respect of shares of Class A Common Stock (including the shares of Class A Common Stock issuable upon conversion of the shares of Class B Common Stock held by them). The Lauren Family Members may make a demand to register their shares once every nine months. The Lauren Family Members also have an unlimited number of piggyback registration rights in respect of their shares. The piggyback registration rights allow the holders to include all or a portion of the shares of Class A Common Stock issuable upon conversion of their shares of Class B Common Stock under any registration statement filed by us, subject to certain limitations.

We are required to pay all expenses (other than underwriting discounts and commissions of the Lauren Family Members and taxes payable by the Lauren Family Members) in connection with any demand registration, as well as any registration pursuant to the exercise of piggyback rights. We must also indemnify the Lauren Family Members and any underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

As used in this Proxy Statement, the term “Lauren Family Members” includes only the following persons: (i) Ralph Lauren and his estate, guardian, conservator or committee; (ii) the spouse of Mr. R. Lauren and her estate, guardian, conservator or committee; (iii) each descendant of Mr. R. Lauren (a “Lauren Descendant”) and their respective estates, guardians, conservators or committees; (iv) each Family Controlled Entity (as defined below); and (v) the trustees, in their respective capacities as such, of each Lauren Family Trust (as defined below). The term “Family Controlled Entity” means (i) any not-for-profit corporation if at least a majority of its board of directors is composed of Mr. R. Lauren, Mr. R. Lauren’s spouse and/or Lauren Descendants; (ii) any other corporation if at least a

2020 PROXY STATEMENT	|	104

CERTAIN RELATIONSHIPS AND TRANSACTIONS	RALPH LAUREN CORPORATION

majority of the value of its outstanding equity is owned by Lauren Family Members; (iii) any partnership if at least a majority of the economic interest of its partnership interests are owned by Lauren Family Members; and (iv) any limited liability or similar company if at least a majority of the economic interest in the company is owned by Lauren Family Members. The term “Lauren Family Trust” includes trusts, the primary beneficiaries of which are Mr. R. Lauren, Mr. R. Lauren’s spouse, Lauren Descendants, Mr. R. Lauren’s siblings, spouses of Lauren Descendants and their respective estates, guardians, conservator or committees and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least a majority of the trustees of such trust consist of Mr. R. Lauren, the spouse of Mr. R. Lauren and/or Lauren Family Members.

OTHER AGREEMENTS, TRANSACTIONS, AND RELATIONSHIPS

In connection with the reorganization that preceded our initial public offering in June 1997, we and our stockholders entered into a stockholders’ agreement (the “Stockholders’ Agreement”) which sets forth certain voting and other agreements for the period prior to completion of the initial public offering. All of the provisions of the Stockholders’ Agreement terminated upon completion of the initial public offering, except for certain provisions relating to certain tax matters with respect to our predecessor entities, certain restrictions on transfers of shares of Common Stock and indemnification and exculpation provisions.

We have entered into indemnification agreements with each of our directors and certain executives. The indemnification agreements require, among other things, that we indemnify our directors and some executives against certain liabilities and associated expenses arising from their service as our directors and executives and reimburse certain related legal and other expenses. In the event of our change in control (as defined therein), we will, upon request by an indemnitee under the agreements, create and fund a trust for the benefit of such indemnitee sufficient to satisfy reasonably anticipated claims for indemnification.

Under our Code of Business Conduct and Ethics, all of our employees and officers are required to promptly report any potential relationships, actions, or transactions, including those involving immediate family members, which reasonably could be expected to give rise to a conflict of interest to their manager and our legal department. In addition, employees who intend to seek additional employment of any kind while remaining our employee are required to notify their managers of their interest and obtain approval from them before accepting such other employment. Our directors are required to disclose any actual or potential conflicts of interest to the Executive Chairman of the Board and our General Counsel. All directors are required to recuse themselves from any Board discussion or decision affecting their personal, business, or professional interests.

In connection with our adoption of the “RRL” trademarks, pursuant to an agreement with us, Mr. R. Lauren retained the royalty-free right to use as trademarks “Ralph Lauren,” “Double RL” and “RRL” in perpetuity in connection with, among other things, beef and living animals. The trademarks “Double RL” and “RRL” are currently used by the Double RL Company, an entity wholly owned by Mr. R. Lauren. In addition, Mr. R. Lauren has reserved the right to engage in personal projects involving non-Company related film or theatrical productions through RRL Productions, Inc., a company wholly-owned by Mr. R. Lauren.

Jerome Lauren, the brother of Mr. R. Lauren, served as our Executive Vice President of Men’s Design until September 2016. Beginning in October 2016, the Company engaged J. Lauren as a consultant. In his role as a consultant to the Company, J. Lauren was compensated by the Company in the approximate amount of $1,200,000 in Fiscal 2020 in exchange for services rendered. Mr. D. Lauren, our Chief Innovation Officer, Vice Chairman of the Board, Strategic Advisor to the CEO and President of the Ralph Lauren Corporate Foundation, is Mr. R. Lauren’s son. Information regarding Mr. D. Lauren’s compensation and stock-based awards may be found under the “Executive Compensation Matters” section of this Proxy Statement.

105	|	2020 PROXY STATEMENT

PROPOSAL 2	RALPH LAUREN CORPORATION

(PROPOSAL 2)

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm to audit our financial statements and our subsidiaries for Fiscal 2021. A resolution will be presented at the meeting to ratify their appointment.

Ernst & Young has served continuously as our auditors since 2008. All services provided by Ernst & Young, our independent registered public accounting firm for Fiscal 2020, have been reviewed with the Audit Committee to confirm that the performance of such services was consistent with the regulatory requirements for auditor independence.

Independent Auditor Fees

The Audit Committee has adopted a policy governing the pre-approval by the Audit Committee of all services, audit and non-audit, to be provided to us by our independent registered public accounting firm. Under the policy, the Audit Committee has generally pre-approved the provision by our independent registered public accounting firm of specific audit, audit-related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence. The provision of all other services, and all generally pre-approved services in excess of the applicable fee limits, by the independent registered public accounting firm must be specifically pre-approved by the Audit Committee on a case-by-case basis. Our Chief Financial Officer is required to determine if any request or application for services proposed to be performed by the independent registered public accounting firm has the general pre-approval of the Audit Committee, and the Audit Committee must be updated at each regularly scheduled meeting of the generally pre-approved services performed by the independent registered public accounting firm since the Audit Committee’s last regularly scheduled meeting. Requests or applications to provide services that require the specific pre-approval of the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and our Chief Financial Officer, and both must advise the Audit Committee as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate either type of pre-approval authority to one or more of its members, and has currently delegated such authority to the Audit Committee’s Chair. All pre-approved decisions made by the delegated member or members must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee approves the professional services rendered for us by Ernst & Young, including associated fees and the general reimbursement by the Company for expenses incurred in connection with these services. Aggregate fees for professional services rendered for us by Ernst & Young for Fiscal 2020 and Fiscal 2019 were:

	Fiscal 2020	Fiscal 2019
Audit fees	$5,248,700	$4,615,100
Audit-related fees	1,020,500	1,469,600
Tax fees	2,629,700	2,407,700
All other fees	—	—
Total	$8,898,900	$8,492,400

•	Audit Fees. Audit fees are fees billed for professional services for the audit of our annual financial statements and internal control over financial reporting. Audit fees also include fees billed for professional services for the review of financial statements included in our Quarterly Reports on Form 10-Q and for services that are normally provided in connection with statutory and regulatory filings or engagements.

•	Audit-related Fees. Audit-related fees are fees billed for assurance and related services that are related to the performance of the audit or review of our financial statements. These services include employee benefit plan audits, contractually agreed-upon audits and accounting consultations.

•	Tax Fees. Tax fees are fees billed for tax advice and consulting, tax compliance and tax due diligence services.

2020 PROXY STATEMENT	|	106

PROPOSAL 2	RALPH LAUREN CORPORATION

•	All Other Fees. All other fees are fees billed for any services that did not constitute audit fees, audit-related fees or tax fees. No such services were provided to us in Fiscal 2020 or Fiscal 2019.

Representatives from Ernst & Young will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

The affirmative vote of a majority of the total votes cast at the 2020 Annual Meeting and entitled to vote is needed to ratify Ernst & Young’s appointment. If the stockholders do not ratify the appointment of Ernst & Young, the selection of the independent auditor will be reconsidered by the Audit Committee of the Board.

OUR BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2021.

107	|	2020 PROXY STATEMENT

PROPOSAL 3	RALPH LAUREN CORPORATION

(PROPOSAL 3)

ADVISORY VOTE ON EXECUTIVE

COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, a resolution will be presented at the 2020 Annual Meeting to enable our stockholders to approve, on a discretionary and non-binding basis, the compensation of our NEOs and our compensation philosophy, policies and practices as disclosed in the “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.

This proposal, commonly known as a Say-on-Pay proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, you may vote on the following resolution at the 2020 Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, our NEOs’ compensation and our compensation philosophy, policies and practices as described in the “Compensation Discussion and Analysis” and the tabular disclosure regarding each NEO’s compensation (together with the accompanying narrative disclosure) in the Proxy Statement for this meeting.”

In considering their vote, stockholders are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure. Although this vote is advisory, and therefore nonbinding, the Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions, to the extent that they can determine the cause or causes of any significant negative voting results.

As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to achieve excellent results for us. We believe that our compensation program, with our balance of base salary, performance-based cash bonuses, and performance conditions for equity awards, encourages and rewards sustained performance that is aligned with long-term stockholder interests.

OUR BOARD RECOMMENDS A VOTE FOR THE PROPOSAL, ON AN ADVISORY BASIS, APPROVING THE COMPENSATION OF OUR NEOs AND OUR COMPENSATION PHILOSOPHY, POLICIES, AND PRACTICES AS DESCRIBED HEREIN.

2020 PROXY STATEMENT	|	108

QUESTIONS AND ANSWERS	RALPH LAUREN CORPORATION

QUESTIONS AND ANSWERS

ABOUT THE ANNUAL MEETING

AND VOTING

Why did I receive these proxy materials?

You received these proxy materials because you were a stockholder of the Company on June 1, 2020, the record date (the “Record Date”) for the Annual Meeting of the Company’s Stockholders to be held on July 30, 2020 (the “2020 Annual Meeting” or “Meeting”). At the 2020 Annual Meeting, stockholders will be asked to vote on several items of business. Since it is not practical or convenient for all stockholders to participate in our live Meeting webcast, our Board of Directors (the “Board”) is seeking your proxy to vote on these matters.

How do I participate in the Company’s 2020 Annual Meeting of Stockholders?

For the second year, the 2020 Annual Meeting will be conducted exclusively virtually via live webcast at www.virtualshareholdermeeting.com/RL2020, (the “Annual Meeting Website”), in a fashion similar to our prior in-person meetings. We are committed to our Strategic Plan and “Leading with Digital” and our sustainability and citizenship goals, and believe a virtual stockholders meeting best encompasses these objectives while also ensuring access for all stockholders. For the second year, all stockholders, regardless of size, resources, or physical location, eligible to attend the 2020 Annual Meeting will be able to participate via webcast and will be able to communicate with us and ask questions before and during the Meeting. Providing access virtually is especially important in light of the social distancing necessitated by COVID-19.

How can I ask questions during the Meeting?

As part of the Annual Meeting, we will hold a live webcast Q&A session, during which we intend to answer all questions submitted before or during the Meeting in accordance with the Meeting’s Rules of Conduct (available on the Annual Meeting Website) which are pertinent to the Company and the Meeting matters, as time permits. Consistent with our prior in-person annual meetings, all questions submitted in accordance with the Rules of Conduct will be generally addressed in the order received and we limit each stockholder to one question in order to allow us to answer questions from as many stockholders as possible. Answers to any such questions that are not addressed during the Meeting will be published following the meeting on http://investor.ralphlauren.com. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. Questions regarding personal matters, including general economic, political, or product questions, that are not directly related to the business of the Company are not pertinent to Meeting matters and therefore will not be answered. If there are matters of individual concern to a stockholder and not of general concern to all stockholders, or if a question posed was not otherwise answered, we provide an opportunity for stockholders to contact us separately after the Meeting through our Investor Relations website http://investor.ralphlauren.com.

Questions may be submitted prior to the Meeting at www.proxyvote.com or you may submit questions in real time during the Meeting using our Annual Meeting Website. Please note that stockholders will need their unique control number which appears on their Notice of Internet Availability, the proxy card (printed in the box and marked by the arrow), and the instructions that accompanied the proxy materials in order to access these sites. Beneficial stockholders who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank, or other nominee’s website and selecting the shareholder communications mailbox to link through to the Meeting. Instructions should also be provided on the voting instruction card provided by your broker, bank, or other nominee.

We want to be sure that all our stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, so all of our board members and executive officers are expected to join the Meeting and be available for questions, and we are committed to acknowledging each relevant question we receive pursuant to our Rules of Conduct (available on the Annual Meeting Website). If you are eligible to attend the 2020 Annual Meeting, but cannot submit your question using www.proxyvote.com or the Annual Meeting Website, please contact our Investor Relations Department at (212) 813-7868 for accommodations.

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QUESTIONS AND ANSWERS	RALPH LAUREN CORPORATION

What can I do if I need technical assistance during the Meeting?

If you encounter any difficulties accessing the virtual Meeting webcast, please call the technical support number that will be posted on the Annual Meeting Website log-in page.

If I can’t participate in the live Meeting webcast, can I vote or listen to it later?

You may vote your shares electronically before the meeting by visiting www.proxyvote.com and following the instructions on your proxy card. You do not need to access the Meeting webcast to vote if you submitted your vote via proxy in advance of the Meeting. An audio replay of the Meeting, including the questions answered during the meeting, will be available on http://investor.ralphlauren.com until the 2021 Annual Meeting of Stockholders. Additional information about how to vote your shares and participate in our Meeting webcast can be found in the General Information section of this proxy statement.

What is the “Notice and Access” model and why did the Company elect to use it?

We are making the proxy materials available to stockholders on the Internet under the Securities and Exchange Commission’s (“SEC”) Notice and Access model. On or about June 19, 2020, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) in lieu of mailing a full printed set of the proxy materials. Accordingly, our proxy materials are first being made available to our stockholders on our website, http://investor.ralphlauren.com, on or about June 19, 2020. The Notice of Internet Availability includes instructions for accessing the proxy materials and voting by telephone or on the Internet. You will also find instructions for requesting a full printed set of the proxy materials in the Notice of Internet Availability.

We believe the electronic method of delivery under the Notice of Internet Availability model will decrease postage and printing expenses, expedite delivery of proxy materials to you and reduce our environmental impact, and we encourage you to take advantage of the availability of the proxy materials on the Internet. If you received the Notice of Internet Availability but would like to receive a full printed set of the proxy materials in the mail, you may follow the instructions in the Notice of Internet Availability for requesting such materials.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability will provide you with instructions for viewing our proxy materials for the 2020 Annual Meeting on the Internet using www.proxyvote.com and requesting that we send proxy materials to you by email. The proxy materials are also available on our website at http://investor.ralphlauren.com or on our Annual Meeting Website

Who is entitled to vote?

Only holders of record of shares of our Class A Common Stock and Class B Common Stock (together, the “Common Stock”) at the close of business on the Record Date are entitled to notice of, and to vote at, the 2020 Annual Meeting and adjournments or postponements thereof. In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available for inspection by appointment at the Company’s headquarters 10 days prior to the 2020 Annual Meeting and in electronic form on the day of the 2020 Annual Meeting at www.virtualshareholdermeeting.com/RL2020. The presence, in person or by proxy, of the holders of one-third of the total number of shares of Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business at the 2020 Annual Meeting.

On the Record Date, there were 47,777,205 outstanding shares of Class A Common Stock and 24,881,276 outstanding shares of Class B Common Stock. Except for the election of directors, the Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented for the consideration of our stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. The Class A Common Stock is publicly traded on the New York Stock Exchange (“NYSE”) under the symbol “RL.” The Class B Common Stock is owned by Ralph Lauren and entities owned by, or established for the benefit of, Mr. R. Lauren, or members of his family.

What is the difference between a “stockholder of record” and a stockholder who holds stock in “street name?”

If you hold shares of the Company directly in your name with our transfer agent, Computershare, you are a “stockholder of record” or “registered stockholder.” The

2020 PROXY STATEMENT	|	110

QUESTIONS AND ANSWERS	RALPH LAUREN CORPORATION

Notice of Internet Availability has been sent directly to you by the Company or by our representative.

If you own your shares indirectly through a broker, bank, or other financial institution, your shares are said to be held in “street name.” Technically, your bank or broker will vote those shares. In this case, the Notice of Internet Availability has been forwarded to you by your broker, bank, other financial institution, or other designated representative. Through this process, your bank or broker collects voting instructions from all of its customers who hold shares of the Company and then submits those votes to us.

What are broker discretionary voting and broker non-votes?

For shares held in “street name,” when a broker or bank does not receive voting instructions from its customers, the question arises whether the broker or bank nonetheless has the discretion to vote those shares.

For routine matters, the NYSE gives brokers and banks the discretion to vote, even if they have not received voting instructions from their customers or the “beneficial owners” of such shares. In this Proxy Statement, only the ratification of our independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”) (Proposal 2), is a matter considered routine by the NYSE.

For non-routine matters, the NYSE prohibits brokers and banks from casting votes on behalf of the beneficial owners if they have not received voting instructions. When the bank or broker is unable to vote under these rules, it reports the number of unvoted shares to us as “broker non-votes.” In this Proxy Statement, the election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 3) are matters considered non-routine by the NYSE. As a result, on each of these items, if you hold your shares in street name, your shares will be voted only if you give instructions to your bank or broker.

What are my voting options and what vote is needed to pass the proposals included in this Proxy Statement?

Only votes cast “FOR” a nominee will be counted in the election of directors. Votes that are withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. You have the right to vote “FOR” or “AGAINST,” or to “ABSTAIN” from voting in connection with Proposals 2 and 3. The following table summarizes each proposal, the Board’s recommendation, the affirmative vote required for approval and whether broker discretionary voting is allowed.

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QUESTIONS AND ANSWERS	RALPH LAUREN CORPORATION

Proposal Number	Proposal	Board Recommendation	Affirmative Vote Required for Approval	Broker Discretionary Voting Allowed
1	Election of Directors:	FOR ALL	Plurality vote	No
• Three directors (the “Class A Directors”) will be elected by a plurality vote of the shares of Class A Common Stock present in person or by proxy at the 2020 Annual Meeting and eligible to vote.

• Nine directors (the “Class B Directors”) will be elected by a plurality vote of the shares of Class B Common Stock present in person or by proxy at the 2020 Annual Meeting and eligible to vote.

2	Ratification of the appointment of Ernst & Young as our independent registered public accounting firm for Fiscal 2021.	FOR	Majority of votes cast	Yes

3	Approval, on an advisory basis, of the compensation of our named executive officers and our compensation philosophy, policies and practices.	FOR	Majority of votes cast	No

How will broker non-votes and abstentions be counted?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with each proposal. Therefore, broker non-votes and abstentions will not be counted as a vote “FOR” the election of directors in Proposal 1 and will have no effect on determining whether the affirmative vote constitutes a majority of the votes cast with respect to Proposal 3 and, in the case of abstentions, Proposal 2. Because brokers are entitled to vote on Proposal 2, we do not anticipate any broker non-votes with respect to this proposal.

2020 PROXY STATEMENT	|	112

ADDITIONAL MATTERS	RALPH LAUREN CORPORATION

ADDITIONAL MATTERS

PROXY PROCEDURE AND EXPENSES OF SOLICITATION

We will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

All expenses incurred in connection with the solicitation of proxies will be borne by us. We will reimburse brokers, fiduciaries, custodians and other nominees for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

Solicitation may be undertaken by mail, telephone, personal contact or other similar means by our directors, officers, and employees without additional compensation. In addition, we have engaged the firm of Okapi Partners to assist in the solicitation of proxies for the Meeting and will pay Okapi Partners a fee of approximately $18,000 plus reimbursement of out-of-pocket expenses. The address of Okapi Partners is 1212 Avenue of the Americas, 24th Floor, New York, New York 10036. If you need assistance in completing your proxy card or voting by telephone or on the Internet, or have questions regarding the 2020 Annual Meeting of Stockholders, please contact Okapi Partners at (877) 274-8654 or by email at info@okapipartners.com.

STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

Stockholders intending to present a proposal at the 2021 Annual Meeting of Stockholders and have it included in our proxy statement for that meeting must submit the proposal in writing to Ralph Lauren Corporation, Attention: Corporate Secretary/Legal Department, 100 Metro Boulevard, Nutley, NJ 07110. We must receive such proposals no later than February 19, 2021. It is suggested that proposals be submitted by certified mail, return receipt requested.

Stockholders intending to present a proposal at the 2021 Annual Meeting of Stockholders without inclusion of the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our By-laws. The By-laws require, among other things, that a stockholder’s notice of such proposal or nomination be delivered personally or mailed to, and received at the office of the Company, addressed to the Corporate Secretary, by no earlier than 90 days and no later than 60 days before the first anniversary of the date of the prior year’s annual meeting of stockholders; provided, however, if (i) the annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting of stockholders or (ii) no annual meeting was held during the prior year, the notice must be received (x) no earlier than 90 days before such annual meeting and (y) no later than the later of 60 days before such annual meeting and the tenth day after the notice of such annual meeting was made.

A stockholder’s notice to us must include the information required under our By-laws, including a full description of such proposal (including all information that would be required in connection with such proposal under the SEC’s proxy rules if such proposal were the subject of a proxy solicitation and the written consent of each nominee for election to the Board named therein (if any) to serve if elected) and the name, address and number of shares of Common Stock held of record or beneficially as of the record date for such meeting by the person proposing to bring such proposal before the meeting.

Nothing in this section shall be interpreted or construed to require the inclusion of information about any stockholder proposal in our Proxy Statement.

DELIVERY OF STOCKHOLDERS’ MATERIALS AND HOUSEHOLDING

You can help us to save further printing and mailing expenses by consenting to receive notices and other materials electronically. If you are a stockholder of record, you may sign up for this service by checking the appropriate box on the accompanying proxy card. If you hold your shares through a bank, broker, or other holder of record, contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as telephone and Internet access charges, for which you will be solely responsible.

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ADDITIONAL MATTERS	RALPH LAUREN CORPORATION

The SEC allows us to deliver a single copy of proxy materials to an address shared by two or more stockholders, unless the stockholders instruct us to the contrary. This delivery method, referred to as “householding,” can result in significant cost savings for us. We will promptly provide you another copy of these materials, without charge, upon written request to our Investor Relations Department, 650 Madison Avenue, New York, New York 10022. Our Investor Relations Department can be reached at (212) 813-7868.

Stockholders of record sharing an address who receive multiple copies of proxy materials and wish to receive a single copy of such materials in the future should submit their request to us in the same manner. If you are the beneficial owner, but not the record holder, of our shares and wish to receive only one copy of the Proxy Statement related materials in the future, you need to contact your bank, brokerage firm or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the meeting. If any stockholder proposal or other matter were to properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable to serve or for good cause will not serve or voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC, all proxies received will be voted in accordance with the discretion of the proxy holders, unless a stockholder specifies otherwise in his or her proxy.

The form of proxy and the Proxy Statement have been approved by the Board and are being delivered to stockholders by its authority.

Ralph Lauren

Executive Chairman and Chief Creative Officer

New York, New York

June 19, 2020

2020 PROXY STATEMENT	|	114

APPENDIX A	RALPH LAUREN CORPORATION

APPENDIX A

RALPH LAUREN CORPORATION

DEFINITION OF “INDEPENDENT” DIRECTORS

The Board has established these guidelines to assist it in determining whether or not directors have a material relationship with us for purposes of determining independence under the NYSE Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions provided by, the NYSE in its Commentary to its Corporate Governance Rules where applicable).

1.	Employment and Commercial Relationships Affecting Independence.

A director will not be independent if: (i) the director is, or has been within the last three years, an employee of the Company or any member of the Lauren Group; (ii) an immediate family member of the director is, or has been within the last three years, an executive officer of the Company; (iii) (A) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed Company’s audit within that time; (iv) the director has received, or has an immediate family member who has received, during any 12 month period within the last three years, more than $120,000 in direct compensation from the Company or any member of the Lauren Group, other than (x) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and (y) compensation received by an immediate family member for service as an employee of the Company

(other than as an executive officer); (v) the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (vi) the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In addition, a director will not be independent if his or her spouse, parent, sibling, or child is employed by us.

2.	Relationships Not Deemed to Impair Independence.

Subject to Section (1) above, the following relationships are not deemed to be material relationships that would impair a director’s independence.

Non-management Directors. The director is a non-management director of another company that does business with us.

Commercial Relationships. The director is an employee or executive officer, or an immediate family member of the director is an executive officer, of another company that does business with us; provided in either case that:

(i) such business was entered into in the ordinary course of our business and on substantially the same terms as those prevailing at the time for comparable business with unaffiliated third parties; and

(ii) termination of the relationship in the normal course of business would not reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of the other company.

Tax-Exempt Organization Relationships. The director (or an immediate family member of the director) serves as a director, officer, or trustee of a

115	|	2020 PROXY STATEMENT

APPENDIX A	RALPH LAUREN CORPORATION

tax-exempt organization, and the Company’s discretionary charitable contributions to the organization do not exceed the greater of $1 million or 2% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year. (Any automatic matching by the Company of employee charitable contributions are not included in the Company’s contributions for this purpose.)

3.	Disclosure.

For relationships that are either not covered by, or do not satisfy, these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors satisfying all the independence guidelines set forth above. We will explain in our next proxy statement thereafter the basis for any Board determination that any such relationship was immaterial.

4.	Definitions.

For purposes of these guidelines, the (i) term “immediate family member” shall have the meaning ascribed to it by the NYSE Corporate Governance Rules (including the Commentary thereto), (ii) the term “the Company” includes any entity in our consolidated group, (iii) the “Lauren Group” consists of Ralph Lauren, any member of his immediate family or any entity controlled by Ralph Lauren or members of his immediate family, and (iv) the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

2020 PROXY STATEMENT	|	116

APPENDIX B	RALPH LAUREN CORPORATION

APPENDIX B

RECONCILIATION OF CERTAIN NON-U.S. GAAP FINANCIAL MEASURES*

The following tables reconcile the Company’s net revenues, selling, general, and administrative (“SG&A”) expenses, SG&A as a percentage of net revenues (“SG&A%”), operating margin, net income before income taxes (“NIBT”), net income per dilutive share (“dilutive EPS”), and return on invested capital (“ROIC”), as approved by the Company’s Compensation Committee for the fiscal periods presented.

	NIBT Fiscal Years Ended

	March 28, 2020		March 30, 2019

	(millions)

As Reported (GAAP basis)	$326.4		$582.5

Restructuring and other charges	67.2		130.1

Impairment of assets	38.7		25.8

Restructuring-related inventory charges	159.5		7.2

COVID-19-related bad debt expense	56.4		—

As Adjusted (Non-GAAP basis for press release)(a)	648.2		745.6

Other operational charges	143.7	(b)	5.7

As Adjusted (Non-GAAP basis)	$791.9		$751.3

a.	Fiscal 2020 and Fiscal 2019 adjusted balances as previously disclosed in the Company’s press releases filed as Exhibit 99.1 to the Forms 8-K filed on May 27, 2020 and May 14, 2019, respectively.
b.	Represents partial relief related to COVID-19 and Hong Kong protest business disruptions as approved by the Compensation Committee.

*	Defined terms used herein are consistent with those used in the accompanying Proxy Statement.

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APPENDIX B	RALPH LAUREN CORPORATION

	Fiscal Years Ended

	March 28, 2020					March 30, 2019

	Net Revenues		SG&A Expense		SG&A%	Net Revenues	SG&A Expense	SG&A%
	(millions)					(millions)

As Reported (GAAP basis)	$6,159.8		$(3,237.5)		52.6%	$6,313.0	$(3,168.3)	50.2%

Marketing and advertising expenses	—		278.0			—	272.8

COVID-19-related bad debt expense	—		56.4			—	—

Other operational charges	258.7	(a)	(10.9	)(a)		—	2.7

As Adjusted (Non-GAAP basis)	$6,418.5		(2,914.0)		45.4%	$6,313.0	(2,892.8)	45.8%

a.	Represents partial relief related to COVID-19 and Hong Kong protest business disruptions as approved by the Compensation Committee.

	Fiscal Years Ended											3 Year Cumulative Operating Margin
	March 28, 2020					March 30, 2019			March 31, 2018
	Net Revenues		Operating Income		Operating Margin	Net Revenues	Operating Income	Operating Margin	Net Revenues	Operating Income	Operating Margin
	(millions)					(millions)			(millions)

As Reported (GAAP basis)	$6,159.8		$317.0		5.1%	$6,313.0	$561.8	8.9%	$6,182.3	$498.2	8.1%	22.1%

Restructuring and other charges	—		67.2			—	130.1		—	108.0

Impairment of assets	—		31.6			—	25.8		—	50.0

Non-routine inventory charges	—		159.5			—	7.2		—	7.6

COVID-19-related bad debt expense	—		56.4			—	—		—	—

As Adjusted (Non-GAAP basis for press release)(a)	6,159.8		631.7		10.3%	6,313.0	724.9	11.5%	6,182.3	663.8	10.7%	32.5%

Other operational charges	258.7	(b)	144.9	(b)		—	5.7		—	—

As Adjusted (Non-GAAP basis for compensation payout)	$6,418.5		$776.6		12.1%	$6,313.0	$730.6	11.6%	$6,182.3	$663.8	10.7%	34.4%

a.

Fiscal 2020, Fiscal 2019, and Fiscal 2018 adjusted balances as previously disclosed in the Company’s press releases filed as Exhibit 99.1 to the Forms 8-K filed on May 27, 2020, May 14, 2019, and May 23, 2018, respectively.

b.	Represents partial relief related to COVID-19 and Hong Kong protest business disruptions as approved by the Compensation Committee.

2020 PROXY STATEMENT	|	118

APPENDIX B	RALPH LAUREN CORPORATION

	Fiscal Year Ended

	March 28, 2020

	Net Income	Inventories	P&E(a)	ROIC%(b)
	(millions)

As Reported (GAAP basis)	$384.3	$736.2	$979.5

Restructuring and other charges	67.2	—	—

Impairment of assets	38.7	—	16.8

Non-routine inventory charges	159.5	144.5	—

COVID-19 bad debt expense	56.4	—	—

Income tax provision	(199.9)	—	—

As Adjusted (Non-GAAP basis for press release)(c)	506.2

Other operational charges, net of tax(d)	88.8

As Adjusted (Non-GAAP basis)	$595.0	$880.7	$996.3	31.7%

a.	P&E = Property & Equipment, Net
b.	ROIC% is calculated as Net Income divided by (Inventories + Property & Equipment, Net)
c.	Adjusted balance as previously disclosed in the Company’s press releases filed as Exhibit 99.1 to the Form 8-K filed on May 27, 2020.
d.	Represents partial relief related to COVID-19 and Hong Kong protest business disruptions as approved by the Compensation Committee.

	Nine Months Ended

	December 28, 2019				December 29, 2018

	Net Revenues	Operating Income	Operating Margin	Dilutive EPS	Net Revenues	Operating Income	Operating Margin	Dilutive EPS
	(millions)				(millions)

As Reported (GAAP basis)	$4,885.7	$600.8	12.3%	$8.13	$4,807.3	$533.9	11.1%	$4.85

Restructuring and other charges	—	51.1		0.51	—	78.4		0.75

Impairment of assets	—	21.7		0.22	—	13.3		0.13

Non-routine inventory charges	—	1.0		0.01	—	3.1		0.03

Tax reform impacts	—	—		(1.72)				0.34

As Adjusted (Non-GAAP basis for press release)(a)	$4,885.7	$674.6	13.8%	$7.15	$4,807.3	$628.7	13.1%	$6.10

a.

Nine-month periods ended December 28, 2019 and December 29, 2018 adjusted balances as previously disclosed in the Company’s press releases filed as Exhibit 99.1 to the Forms 8-K filed on February 4, 2020 and February 5, 2019, respectively.

This Proxy Statement includes certain non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. Adjustments made during Fiscal 2020 included incremental inventory-related charges and bad debt expense related to COVID-19 business disruptions, restructuring-related charges, impairment of assets, and certain other charges primarily related to the charitable donation of the net cash proceeds received from the sale of the Company’s corporate jet, and rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired. Additionally, the Fiscal 2020 income

119	|	2020 PROXY STATEMENT

APPENDIX B	RALPH LAUREN CORPORATION

tax (provision) benefit reflects a one-time benefit recorded in connection with Swiss tax reform. Adjustments made during Fiscal 2019 include restructuring-related charges, impairment of assets, and certain other charges primarily related to the Company’s new sabbatical leave program, depreciation expense associated with the Company’s former Polo store at 711 Fifth Avenue in New York City, and its customs audit. Additionally, the Fiscal 2019 income tax (provision) benefit was adjusted for the impact of U.S. tax reform enactment-related charges. Adjustments made during Fiscal 2018 include restructuring-related charges, impairment of assets, and certain other charges primarily related to depreciation expense associated with the Company’s former Polo store at 711 Fifth Avenue in New York City, its customs audit, the departure of Mr. Stefan Larsson as the Company’s President and Chief Executive Officer and as a member of its Board of Directors effective as of May 1, 2017, and the reversal of reserves associated with the settlement of certain non-income tax issues. Additionally, the Fiscal 2018 income tax (provision) benefit was adjusted for the impact of U.S. tax reform enactment-related charges. Refer to the Company’s Fiscal 2020, Fiscal 2019, and Fiscal 2018 Forms 10-K for additional discussion regarding these charges. The Compensation Committee also approved adjustments for certain other operational charges during Fiscal 2020, Fiscal 2019, and Fiscal 2018. Such adjustments during Fiscal 2020 included partial relief for COVID-19 and Hong Kong protest business disruptions.

Included in this Appendix B is a reconciliation between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these charges. The related tax effects were calculated using the respective statutory tax rates for each applicable jurisdiction. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. In addition, the Compensation Committee uses non-U.S. GAAP measures to set and certify the achievement of certain performance-based compensation goals. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers the non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-U.S. GAAP measures reported by other companies.

2020 PROXY STATEMENT	|	120

RALPH LAUREN CORPORATION 650 MADISON AVENUE NEW YORK, NY 10022 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/RL2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D19123-P37632 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RALPH LAUREN CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR ALL number(s) of the nominee(s) on the line below. of the following: 1. Election of three (3) Class A Directors Nominees as Class A Directors: 01) Frank A. Bennack, Jr. 02) Michael A. George 03) Hubert Joly The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 27, 2021. 3. Approval, on an advisory basis, of the compensation of our named executive officers and our compensation philosophy, policies and practices as described in the accompanying Proxy Statement For address changes and/or comments, please check this box and write them on the back where indicated. Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please write in the full corporate name and sign by a duly authorized officer. If shares are held jointly, each stockholder named should sign. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D19124-P37632 RALPH LAUREN CORPORATION CLASS A COMMON STOCK PROXY ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby constitutes and appoints Jane Nielsen and Avery S. Fischer, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of Ralph Lauren Corporation (the “Company”) that the undersigned would be entitled to vote at the 2020 Annual Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/RL2020 on July 30, 2020 at 9:30 a.m. (local time), and at any adjournment or postponement thereof, upon the matters described in the accompanying Proxy Statement and, in such proxies’ discretion, upon any other business that may properly come before the meeting or any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL TO ELECT THE NOMINEES FOR ELECTION AS DIRECTORS; “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; AND “FOR” THE PROPOSAL, ON AN ADVISORY BASIS, APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AND OUR COMPENSATION PHILOSOPHY, POLICIES AND PRACTICES AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. This proxy is continued on the reverse side. Please sign on the reverse side and return promptly. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the other side)

RALPH LAUREN CORPORATION 650 MADISON AVENUE NEW YORK, NY 10022 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/RL2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.         TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D19125-P37632 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY    RALPH LAUREN CORPORATION The Board of Directors recommends you vote FOR ALL of the following: 1. Election of nine (9) Class B Directors Nominees as Class B Directors:    For All Withhold All Except For All     To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.    01) Ralph Lauren 06) Joel L. Fleishman 02) Patrice Louvet 07) Linda Findley Kozlowski 03) David Lauren 08) Judith A. McHale 04) Angela Ahrendts 09) Darren Walker 05) John R. Alchin    The Board of Directors recommends you vote FOR the following proposals: 2. Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 27, 2021. 3. Approval, on an advisory basis, of the compensation of our named executive officers and our compensation philosophy, policies and practices as described in the accompanying Proxy Statement.    For Against Abstain    For address changes and/or comments, please check this box and write them on the back where indicated.    Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please write in the full corporate name and sign by a duly authorized officer. If shares are held jointly, each stockholder named should sign.    Signature [PLEASE SIGN WITHIN BOX] Date    Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:    The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D19126-P37632    RALPH LAUREN CORPORATION CLASS B COMMON STOCK    PROXY    ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby constitutes and appoints Jane Nielsen and Avery S. Fischer, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class B Common Stock of Ralph Lauren Corporation (the “Company”) that the undersigned would be entitled to vote at the 2020 Annual Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/RL2020 on July 30, 2020 at 9:30 a.m. (local time), and at any adjournment or postponement thereof, upon the matters described in the accompanying Proxy Statement and, in such proxies’ discretion, upon any other business that may properly come before the meeting or any adjournment or postponement thereof.    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL TO ELECT THE NOMINEES FOR ELECTION AS DIRECTORS; “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; AND “FOR” THE PROPOSAL, ON AN ADVISORY BASIS, APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AND OUR COMPENSATION PHILOSOPHY, POLICIES AND PRACTICES AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. This proxy is continued on the reverse side. Please sign on the reverse side and return promptly. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the other side)